As Filed with the Securities and Exchange Commission on October 31, 2005

Registration No. 333-128403

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTLATCH HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Governing Instrument)

Delaware	6798	82-0156045
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Ralph M. Davisson, Esq.

Vice President and General Counsel

Potlatch Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies To:

Blair W. White, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000 (415) 983-1200 (facsimile)	John D. Rayis, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 (312) 407-0700 (312) 407-0411 (facsimile)

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Potlatch Holdings may not sell these securities until the registration statement is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, dated October 31, 2005

Proxy Statement/Prospectus

POTLATCH CORPORATION

Dear Potlatch Stockholder:

I am pleased to invite you to attend a special meeting of stockholders of Potlatch Corporation, a Delaware corporation, which will be held at Hotel Lusso, North One Post Street, Spokane, Washington, on [•], 2005 at 10:00 a.m., local time.

I am also pleased to report that the Potlatch board of directors has unanimously approved a plan to restructure the business operations of Potlatch to allow for Potlatch to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. This restructuring plan, which we refer to as the REIT conversion, is expected to be effective on January 1, 2006.

In connection with the REIT conversion, we are asking you to approve the merger of Potlatch into Potlatch Operating Company, a recently formed Delaware corporation. Potlatch Operating Company is a wholly owned subsidiary of Potlatch Holdings, Inc., referred to as Potlatch Holdings, a wholly owned subsidiary of Potlatch, which was recently formed in connection with the proposed merger. Following the merger, Potlatch Holdings will be renamed “Potlatch Corporation” and will hold, directly or through its subsidiaries, the assets currently held by Potlatch and will conduct the existing businesses of Potlatch through Potlatch Operating Company and its subsidiaries. In the merger, you will receive one share of Potlatch Holdings common stock for each share of Potlatch common stock you own. We anticipate that the shares of Potlatch Holdings common stock will trade on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol “PCH.”

We cannot complete the merger unless the holders of at least a majority of the outstanding shares of Potlatch common stock vote in favor of the merger agreement. After careful consideration, your board of directors has unanimously approved the merger and recommends that all stockholders vote FOR the adoption of the merger agreement.

This proxy statement/prospectus is a prospectus of Potlatch Holdings as well as a proxy statement for Potlatch and provides you with detailed information about the REIT conversion, the merger and the special meeting. This proxy statement/prospectus also covers shares of Potlatch Holdings common stock that may be issued in the special distribution of our accumulated earnings and profits as described in this proxy statement/prospectus. We encourage you to read carefully this entire proxy statement/prospectus, including all its annexes, and we especially encourage you to read the section on “ Risk Factors” beginning on page 21.

Sincerely,

L. Pendleton Siegel Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by Potlatch Holdings under this proxy statement/prospectus or passed upon the accuracy or adequacy of the disclosures contained in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2005, and is being first mailed to stockholders on or about [•], 2005.

POTLATCH CORPORATION

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[•], 2005

Potlatch Corporation will hold a Special Meeting of Stockholders on [•], 2005, at 10:00 a.m., local time, at Hotel Lusso, North One Post Street, Spokane, Washington, for the following purposes:

(1) To vote upon the adoption and approval of the agreement and plan of merger dated as of September 19, 2005 among Potlatch, Potlatch Holdings, Inc., a newly formed wholly owned subsidiary of Potlatch, and Potlatch Operating Company, a newly formed wholly owned subsidiary of Potlatch Holdings, Inc.; and

(2) To vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies.

The proposed merger is being undertaken in connection with Potlatch’s conversion to a real estate investment trust, or REIT, which is expected to take effect on January 1, 2006. Potlatch reserves the right to cancel or defer the merger even if stockholders of Potlatch vote to adopt the merger agreement and the other conditions to the consummation of the merger are satisfied or waived, if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of Potlatch and its stockholders.

If you were a stockholder of record at the close of business on [•], 2005, you are entitled to notice of, and to vote at, the special meeting. Your vote is important. To vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Voting and Proxies” on page 35 of the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Malcolm A. Ryerse Corporate Secretary

[•], 2005

Spokane, Washington

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Potlatch Corporation, or Potlatch, files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the SEC Public Reference Room. The SEC also maintains a website that contains these reports and other documents at http://www.sec.gov.

Potlatch Holdings, Inc., or Potlatch Holdings, has filed a registration statement on Form S-4 to register with the SEC the Potlatch Holdings common stock that Potlatch stockholders will receive in connection with the merger if the merger is approved. This proxy statement/prospectus is part of the registration statement of Potlatch Holdings on Form S-4 and is a prospectus of Potlatch Holdings and a proxy statement of Potlatch for its special meeting.

This proxy statement/prospectus incorporates important business and financial information about Potlatch from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. The SEC permits us to “incorporate by reference” important information by referring you to another document filed separately with the SEC. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the SEC until later.

Specifically, this proxy statement/prospectus incorporates by reference the documents set forth below, all of which have been previously filed with the SEC.

Potlatch SEC Filings (File No. 1-5313)	Period or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Quarterly Report on Form 10-Q	Quarter ended June 30, 2005
Current Report on Form 8-K	February 28, 2005
Current Report on Form 8-K	May 4, 2005

In addition, we also incorporate by reference into this proxy statement/prospectus additional information that Potlatch may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the SEC as described above or from us at no cost by directing a written or oral request to us at Potlatch Corporation, 601 West Riverside Avenue, Suite 1100, Spokane, Washington 99201, Attention: Corporate Secretary, or by telephone at 509-835-1500, or email at investorinfo@potlatchcorp.com, or at our website at http://www.potlatchcorp.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this proxy statement/prospectus.

If you would like to request documents from us, please do so by [•], 2005 in order to receive them prior to the special meeting.

Upon consummation of the merger, Potlatch Holdings will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You should rely only on the information in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making any offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

i

ANNEXES
ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	FORM OF RESTATED CERTIFICATE OF INCORPORATION OF POTLATCH HOLDINGS

ii

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND THE MERGER

Q:	What is Potlatch planning to do?

A:	The board of directors of Potlatch has approved a plan to restructure Potlatch’s business operations so that Potlatch can elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes. We refer to this restructuring plan as the REIT conversion. The Potlatch board has determined that this restructuring will be in the best interests of Potlatch and its stockholders. The REIT conversion is comprised of the following key components:

•	A restructuring of Potlatch’s business operations to enable it to qualify as a REIT and the subsequent election to be taxed as a REIT for federal income tax purposes.

•	The making of a one-time special distribution, expected to be made in the first quarter of 2006, of earnings and profits accumulated prior to the REIT conversion.

The REIT conversion is expected to take effect on January 1, 2006. You are not being asked to vote on the REIT conversion and the REIT conversion is not conditioned upon stockholder approval of the merger described below. Instead, you are being asked to vote on the merger, which if approved will generally restrict ownership of our common stock to 9.8% of the outstanding shares to facilitate compliance with the REIT rules and will increase the number of authorized shares.

Q:	What is a REIT?

A:	A REIT is a company that derives most of its income from investments in real estate, including timberlands. If a corporation qualifies as a REIT, it generally will not be subject to U.S. federal corporate income taxes on income and gain from investments in real estate that it distributes to its stockholders, thereby reducing its corporate-level taxes and substantially eliminating the double taxation on income and gain that usually results in the case of a distribution by a regular C corporation. Double taxation occurs where a non-REIT corporation, such as a C corporation, is first taxed upon its income and then a separate tax is imposed on the corporation’s stockholders when distributions are made. We intend to form a REIT that principally invests in timberlands. We will continue to be required to pay federal corporate income tax on earnings from our non-real estate investments, principally our manufacturing operations.

Q:	What happens in the REIT conversion?

A:	By December 31, 2005, in order to comply with certain REIT qualification requirements, we intend to transfer various assets and businesses which under the REIT tax rules cannot be held or operated directly by Potlatch to a wholly owned subsidiary named Potlatch Forest Products Corporation, which we refer to as Potlatch TRS. The transferred assets and businesses will consist primarily of Potlatch’s 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by Potlatch for the harvesting of timber and the sale of logs, and selected land parcels that Potlatch expects to develop for higher and better use purposes following the REIT conversion. Potlatch TRS will elect to be treated as taxable REIT subsidiary, or TRS, effective upon the REIT conversion. Income after taxes from Potlatch TRS will be either distributed to Potlatch, where it will contribute to income available for distribution to our stockholders or be reinvested by us in our timberlands or be retained by Potlatch TRS and used to fund its operations.

Q:	What happens in the merger?

A.	After the REIT conversion, Potlatch will merge into Potlatch Operating Company, a recently formed Delaware corporation, which we refer to in this proxy statement/prospectus as the

Operating Subsidiary. Potlatch Holdings, Inc., which we refer to as Potlatch Holdings, is a wholly owned subsidiary of Potlatch and owns all of the shares of the Operating Subsidiary. The Operating Subsidiary will be the surviving entity in the merger and will succeed to and continue the business of Potlatch.

As a consequence of the merger:

•	each outstanding share of common stock of Potlatch will be converted into one share of common stock of Potlatch Holdings;

•	Potlatch Holdings will be renamed “Potlatch Corporation” and will become the publicly traded, New York Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange listed parent company that will succeed to and continue to operate, directly or indirectly, all of the existing business of Potlatch;

•	the existing board of directors of Potlatch and the executive management of Potlatch will be the board of directors and executive management, respectively, of Potlatch Holdings; and

•	the rights of the stockholders of Potlatch Holdings will be governed by the restated certificate of incorporation and bylaws of Potlatch Holdings. The restated certificate of incorporation of Potlatch Holdings is substantially similar to Potlatch’s restated certificate of incorporation, except that it provides for (i) 60 million additional authorized shares of common stock that will, among other things, provide additional shares for any future stock splits, to use as currency in connection with any future acquisitions, to issue in equity offerings to raise capital for any future acquisitions or other corporate purposes and, if necessary for the stock portion of the special E&P distribution described below; and (ii) restrictions on ownership of Potlatch Holdings common stock to facilitate compliance with the REIT rules. These ownership restrictions could delay, defer or prevent a transaction or a change of control of Potlatch Holdings that might involve a premium price for common stock of Potlatch Holdings or otherwise be in the best interests of its stockholders. The bylaws of Potlatch Holdings are substantially similar to Potlatch’s bylaws.

We have attached to this proxy statement/prospectus a copy of the merger agreement as Annex A and a copy of the form of restated certificate of incorporation of Potlatch Holdings as Annex B.

Q:	What is a taxable REIT subsidiary?

A:	A taxable REIT subsidiary, or TRS, is a taxable corporate subsidiary of a REIT that pays corporate tax at regular rates on its taxable income. Through Potlatch TRS, we will be able to hold and operate our non-timberland assets and businesses that cannot be operated directly by a REIT. These assets are comprised primarily of our 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by Potlatch for the harvesting of timber and the sale of logs, and selected land parcels that we expect to develop for higher and better use purposes following the REIT conversion.

Our ability to receive dividends from Potlatch TRS is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. As a result, if our non-REIT activities conducted through Potlatch TRS were highly profitable, we might be limited in our ability to receive distributions from Potlatch TRS in an amount required to fund distributions to our stockholders commensurate with that profitability.

The aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets. We will not seek a ruling from the Internal Revenue Service, or IRS, to the effect that we have satisfied the REIT asset tests. Under regulations promulgated by the U.S. Department of the Treasury, referred to in this proxy statement/prospectus as Treasury regulations, the value of the securities of Potlatch TRS may be established by a good faith determination of our board of directors. We believe that the value of the securities of Potlatch TRS will be determined to be substantially less than 20% of the value of the REIT’s total assets. The board of directors will make a final determination with respect to compliance with this test prior to electing REIT status. If our board of directors concludes that we satisfy the REIT asset tests, the IRS may not agree with this determination and may assert that we fail to meet the REIT asset tests.

Q:	Why do we intend to become a REIT?

A:	We are planning to convert to a REIT primarily for the following reasons:

•	we expect to be better able to compete for timberland acquisitions against partnerships, timber REITs and other entities that are not subject to a corporate-level tax on timberland income distributed to stockholders and thus we benefit from a lower cost of capital compared to a regular C corporation;

•	the market tends to value highly the benefits of the REIT structure, together with the discipline of a higher distribution rate, as reflected in the higher valuations generally accorded to REITs by investors;

•	as a REIT, our stockholder base is expected to expand to include investors attracted by yield as well as asset quality, resulting in greater liquidity for our common stock;

•	our stockholders are expected to benefit from increased distributions that we expect to make as a REIT;

•	a substantial portion of our distributions are expected to be treated as long-term capital gains that generally are eligible for the lower 15% federal income tax rate for individual stockholders; and

•	our common stock may receive a higher stock market valuation as a result of increased cash flows and our ability to tax-efficiently increase our distributions.

To review the background of and the reasons for the REIT conversion in greater detail, and the related risks associated with the restructuring, see “Background of the REIT Conversion and Merger” beginning on page 38, “Our Reasons for the REIT Conversion and the Merger” beginning on page 40, and “Risk Factors” beginning on page 21.

Q:	Who will be our board of directors and executive management after the REIT conversion and the merger?

A:	Until the time of the merger, we do not anticipate any changes in the existing board of directors or the executive management of Potlatch. After the merger, the existing board of directors of Potlatch and the executive management of Potlatch will be the board of directors and executive management, respectively, of Potlatch Holdings.

Q:	What will I receive in connection with the merger? When will I receive it?

A:	Shares of Potlatch Holdings Common Stock

At the time of the completion of the merger, you will receive one share of the new Potlatch Holdings common stock in exchange for each of your currently outstanding shares of Potlatch common stock.

Regular Quarterly Distributions

Following the REIT conversion and beginning in the first quarter of 2006, we expect to make regular, aggregate quarterly distributions of approximately $19 million to our stockholders, or $0.65 per share of Potlatch Holdings common stock based on approximately 29.2 million shares of Potlatch common stock outstanding as of September 30, 2005. This represents annual aggregate distributions of approximately $76 million to our stockholders, or $2.60 per share based on shares of Potlatch common stock outstanding as of September 30, 2005. The per share amount of the expected annual distribution will be less than $2.60 per share because of the issuance of additional shares in the special E&P distribution. The actual annual distribution rate per share is expected to be equal to approximately $76 million divided by the number of outstanding shares. The actual amount of Potlatch Holdings’ quarterly distributions will be determined and declared by our board of directors and will depend on, among other factors, our financial condition and earnings.

We estimate that, on an annual basis, we will have sufficient cash flow to make the expected distributions from the cash flows from our timber sales and manufacturing operations. This expectation is based primarily on our assumptions that our timberland portfolio and manufacturing operations will perform in the future similar to the manner they have performed in the past and that we will qualify for REIT status beginning on January 1, 2006. If our actual financial performance differs from our estimates or we fail to qualify for REIT status, our actual distributions could differ from our estimate. Factors that may influence our financial performance include timber prices, which fluctuate from time to time, and prices of our manufactured products, which have at times been volatile. If you dispose of your shares before the record date for the first quarter distribution, you will not receive the first quarter distribution or any other regular quarterly distribution.

Special E&P Distribution

A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a regular C corporation. Therefore, in order to qualify as a REIT, we plan to distribute these earnings and profits by making a one-time special distribution to stockholders payable, at the election of each stockholder, in cash, shares of Potlatch Holdings common stock, or a combination of both. We refer to this distribution as the “special E&P distribution.”

We expect that the special E&P distribution will be declared and paid in the first quarter of 2006. We currently estimate that the aggregate value of the special E&P distribution will be in the range of approximately $440 million to $480 million, consisting of a combination of Potlatch Holdings common stock and cash. This may be adjusted by any amount that the board of directors determines is appropriate to protect Potlatch Holdings’ ability to qualify as a REIT. We expect that we will need to borrow between $36 million at the low end of the range, $40 million at the middle of the estimated range, and $44 million at the high end of the estimated range, in order to make the special E&P distribution, with the remaining approximately $52 million made from cash on hand.

We will limit the total amount of cash payable in the special E&P distribution to a maximum of 20% of the total value of the special E&P distribution, or approximately $88 million at the low end of the estimated range and $96 million at the high end of the estimated range. The balance of the special E&P distribution, or approximately $352 million at the low end of the estimated range and $384 million at the high end of the estimated range, will be in the form of Potlatch Holdings common stock. The value attributable to the Potlatch Holdings common stock will be the average closing price of Potlatch Holdings common stock during the three trading days following the date election forms are due. If the total amount of cash elected by our stockholders exceeds 20% of the total value of the special E&P distribution, then the available cash will be prorated among our stockholders making cash elections. For example, if all of our stockholders elect to receive all cash, then 20% of the total value of the special E&P distribution to each stockholder would be in the form of cash and 80% would be in the form of Potlatch Holdings common stock.

Based on the number of shares of Potlatch common stock outstanding on September 30, 2005 and a $460 million aggregate special E&P distribution, the middle point of our estimated range, the special E&P distribution would be approximately $15.76 per share in cash or in Potlatch Holdings common stock. In this example, if every stockholder elected to receive 100% cash and if the average closing price of Potlatch Holdings common stock during the three trading days following the date election forms were due was $47.00, each stockholder would receive $3.15 in cash and 0.2682 shares of Potlatch Holdings common stock for each share of Potlatch Holdings common stock held on the record date for the special E&P distribution. If the holders of vested options to purchase Potlatch common stock were to exercise all vested options, the per share amount would be reduced by $0.54 per share to approximately $15.22 per share in cash or in Potlatch Holdings common stock. In this case and using the assumptions in the previous example, each stockholder would receive $3.04 in cash and 0.2591 shares of Potlatch Holdings common stock for each share of Potlatch Holdings common stock held on the record date for the special E&P distribution. Cash will be paid in lieu of any fractional shares otherwise resulting from the special E&P distribution calculation. The actual number of shares of Potlatch Holdings common stock distributed in the special E&P distribution will depend on the average closing price of Potlatch Holdings common stock during the three trading days following the date election forms are due.

The total amount of cash distributed will depend upon the extent to which our stockholders elect to receive cash rather than shares of Potlatch Holdings common stock, subject to the 20% limit on the total amount of cash to be distributed.

We have estimated our current and accumulated earnings and profits as of the end of 2005 using our historic tax returns through 2004. Our estimated 2005 taxable income is based on our current business plans and performance but will vary depending on, among other items, the timing of taxable transactions.

If you dispose of your shares of Potlatch Holdings common stock before the record date for the special E&P distribution, you will not receive the special E&P distribution.

Q:	What are some of the risks associated with the REIT conversion and the merger?

A:	There are a number of risks relating to the REIT conversion, including the following:

•	if Potlatch Holdings fails to qualify as a REIT or fails to remain qualified as a REIT, we will have reduced funds available for distribution to our stockholders and our income will be subject to taxation at regular corporate rates without a deduction for dividends paid;

•	there is no assurance that the operating performance of our timberlands and manufacturing businesses will allow us to maintain or increase the expected initial distribution rate;

•	income from our REIT operations is expected to consist primarily of net capital gains and we could elect or be obligated under lending arrangements to retain rather than distribute these gains and still qualify as a REIT, causing our distribution amounts to fluctuate and resulting in smaller distributions relative to most other REITs whose income consists primarily of ordinary income;

•	the REIT conversion may not be completed, which could harm the price of Potlatch’s common stock;

•	our use of Potlatch TRS may harm the price of Potlatch Holdings common stock relative to the stock prices of other REITs, which may not use TRSs as extensively as we will use Potlatch TRS;

•	there will be restrictions on ownership of Potlatch Holdings common stock; and

•	our management has no experience operating a REIT and we cannot assure you that our management will be able to manage successfully our business as a REIT.

To review the risks associated with the REIT conversion and the merger, see “Our Reasons for the REIT Conversion and the Merger” beginning on page 40 and “Risk Factors” beginning on page 21.

Q:	When do we expect to complete the merger?

A:	We expect to complete the merger and have it effective on or about January 20, 2006 or as soon as possible thereafter.

However, Potlatch reserves the right to cancel or defer the merger even if stockholders of Potlatch vote to adopt the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors determines that the merger is no longer in the best interests of Potlatch and its stockholders.

Q:	When do we expect to convert to a REIT?

A:	We expect to elect REIT status effective January 1, 2006. You are not being asked to vote on the REIT conversion and the REIT conversion is not conditioned upon stockholder approval of the merger. We reserve the right to cancel or defer the REIT conversion if the board of directors determines that it is not in the best interests of Potlatch’s stockholders. Factors that would cause the board of directors to make this determination include an unanticipated event that adversely and materially impacts the economic benefits to Potlatch or its stockholders that are otherwise expected to result from the REIT conversion or an unanticipated event that is likely to result in Potlatch’s or Potlatch Holdings’ inability to qualify as a REIT.

Q:	Who can vote on adopting and approving the merger agreement and what vote is required?

A:	Holders of Potlatch common stock at the close of business on [•], 2005, may vote at the special meeting to adopt and approve the merger agreement. The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Potlatch’s common stock.

Q:	How does the board of directors recommend I vote on the proposals?

A:	Your board of directors believes that the merger is advisable and in the best interests of Potlatch and its stockholders. Your board of directors unanimously recommends that you vote FOR the adoption and approval of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	Am I entitled to dissenters’ rights?

A:	Under Delaware law, you are not entitled to any dissenters’ rights of appraisal in connection with the merger. You are not being asked to vote on the REIT conversion.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [•], 2005 at 10:00 a.m., local time, at Hotel Lusso, North One Post Street, Spokane, Washington.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend the special meeting. Stockholders of record on [•], 2005 can vote in person at the special meeting. If your shares are held through a broker, bank or other nominee, then you are not the stockholder of record and you must obtain a proxy, executed in your favor, from the record holder.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will provide you with instructions on voting your shares, and you should instruct your broker to vote your shares according to those instructions. Under the rules of the New York Stock Exchange, your broker is not permitted to vote your shares with respect to the proposals without your voting instructions.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement/prospectus including its annexes. It contains important information about what the board of directors of Potlatch considered in evaluating the REIT conversion and the merger agreement.

You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting, or vote your proxy by telephone or the Internet in accordance with the instructions on your proxy card. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by giving written notice to our corporate secretary, by submitting another proxy with a later date, by attending the meeting and voting in person, via the Internet or by telephone. If you are a stockholder in “street” or “nominee” name, you should consult with the bank, broker or other nominee regarding that entity’s procedures for revoking your voting instructions. See “Voting and Proxies” beginning on page 35.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send to you instructions for exchanging your stock certificates that currently represent your existing Potlatch common stock for new stock certificates representing your new Potlatch Holdings common stock.

Q:	Where will my new Potlatch Holdings common stock be traded?

A:	Potlatch Holdings will apply to list the new shares of Potlatch Holdings common stock on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange upon consummation of the merger. We expect that the new Potlatch Holdings common stock will trade under our current symbol “PCH” on each of these exchanges.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or if you would like additional copies of this proxy statement/prospectus, or a new proxy card, or if you have questions or need assistance with the completion of your proxy card, you should call D.F. King & Co., Inc., our proxy solicitor, at 1-800-207-3158.

STRUCTURE OF THE TRANSACTION

In order to help you better understand the merger and how it will affect Potlatch, Potlatch Holdings, the Operating Subsidiary and Potlatch TRS, the charts below illustrate, in simplified form, the following:

•	Before: the organizational structure of Potlatch, Potlatch Holdings, the Operating Subsidiary and Potlatch TRS, and the transfer of manufacturing and other non-REIT assets to Potlatch TRS before the merger;

•	Merger and REIT Restructuring Transactions: the steps involved in, and the effects of, the merger of Potlatch with and into the Operating Subsidiary and the exchange of shares of Potlatch common stock for shares of Potlatch Holdings common stock; and

•	After: the organizational structure of Potlatch Holdings, the Operating Subsidiary and Potlatch TRS, but excluding other operating subsidiaries of the Operating Subsidiary, immediately after the completion of the transactions.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. In order to fully understand the REIT conversion and the merger, you should carefully read this entire proxy statement/prospectus, the merger agreement attached as Annex A and the form of restated certificate of incorporation attached as Annex B. The form of restated certificate of incorporation attached as Annex B will be the restated certificate of incorporation governing your rights as a stockholder of Potlatch Holdings following the merger. For information about Potlatch and Potlatch’s business, you should see the section entitled “Where You Can Find Additional Information” in the front part of this proxy statement/prospectus. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 21. Most items in this summary include a page reference directing you to a more complete description of that item.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “Potlatch,” “we,” “our” and “us” refer to Potlatch Corporation and its subsidiaries with respect to the period prior to the merger, and Potlatch Holdings and its subsidiaries including Potlatch Operating Company and Potlatch TRS with respect to the period after the merger.

The Companies

Potlatch Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

www.potlatchcorp.com

Potlatch Corporation, or Potlatch, is a Delaware corporation that is a vertically integrated and diversified forest products company. Potlatch owns and manages approximately 1.5 million acres of timberlands and operates 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products. Potlatch’s timberland is located in Arkansas, Idaho, Minnesota and Oregon and its manufacturing facilities are located in Arkansas, Idaho, Illinois, Michigan, Minnesota and Nevada. It is engaged principally in growing and harvesting timber and converting wood fiber into the two broad product lines of commodity wood products and bleached pulp products.

Potlatch’s business is organized into four operating segments:

•	Resource, which manages Potlatch’s 1.5 million acres of timberlands and supplies fiber from Potlatch’s timberlands, as well as fiber purchased from outside sources, to its manufacturing facilities and manufacturing facilities owned by third parties;

•	Wood Products, which manufactures and markets lumber, plywood and particleboard;

•	Pulp and Paperboard, which produces and markets bleached paperboard and bleached pulp; and

•	Consumer Products, which produces and markets household tissue products.

Potlatch Holdings, Inc.

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

Potlatch Holdings, Inc. is a Delaware corporation and is referred to in this proxy statement/prospectus as Potlatch Holdings. After the merger described below, Potlatch Holdings will be renamed “Potlatch Corporation.” Potlatch Holdings is a wholly owned subsidiary of Potlatch and was organized in Delaware on September 9, 2005 to succeed to and continue the business of Potlatch upon consummation of the merger of Potlatch into Potlatch Operating Company, which we refer to as the Operating Subsidiary. Prior to the merger, Potlatch Holdings will conduct no business other than that incident to the merger. Potlatch Holdings, the sole stockholder of the Operating Subsidiary, will conduct substantially all of the timberland and manufacturing operations currently conducted by Potlatch, directly or indirectly, through the Operating Subsidiary.

Potlatch Operating Company

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

The Operating Subsidiary is a Delaware corporation organized on September 13, 2005. Potlatch Holdings is the sole stockholder of the Operating Subsidiary. Upon consummation of the merger, the Operating Subsidiary will hold, directly or indirectly, substantially all of Potlatch’s assets. The Operating Subsidiary will be treated as a disregarded entity for federal income tax purposes. As a disregarded entity, all assets, liabilities, and items of income, deduction, and credit of the Operating Subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of Potlatch Holdings itself, including for purposes of the gross income and asset tests that will be applicable to Potlatch Holdings as described under the section titled “Material Federal Income Tax Consequences” beginning on page 104.

Potlatch Forest Products Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

Potlatch Forest Products Corporation, which we refer to as Potlatch TRS, is a Delaware corporation organized on October 7, 2005. Potlatch is the sole stockholder of Potlatch TRS. On or prior to December 31, 2005, Potlatch will transfer to Potlatch TRS all of Potlatch’s non REIT-qualifying assets and businesses, which are comprised primarily of Potlatch’s 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by Potlatch for the harvesting of timber and the sale of logs, and selected land parcels that Potlatch expects to develop for higher and better use purposes following the REIT conversion. Potlatch TRS will elect to be treated as a taxable REIT subsidiary following the transfer. Although the net income of Potlatch TRS will be subject to corporate level federal income tax, the use of Potlatch TRS will enable Potlatch Holdings to continue to hold interests in these assets.

General

The board of directors of Potlatch has approved a plan to restructure Potlatch’s assets and business operations so that Potlatch will qualify as a REIT for federal income tax purposes. In this proxy statement/prospectus, we refer to the election of REIT status by Potlatch, the transfer by Potlatch to Potlatch TRS of Potlatch’s non REIT-qualifying assets and businesses, and making of the special E&P distribution as the REIT conversion. The merger is designed to facilitate compliance with the REIT rules by implementing ownership limitations that generally restrict stockholders from owning more than 9.8% of our outstanding shares and increase the number of authorized shares. If we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to our stockholders. This treatment would substantially eliminate the federal double taxation on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. However, as explained more fully below, our manufacturing operations, including our wood products, pulp and paperboard and tissue businesses, would continue to be subject to federal corporate income taxes.

We are distributing this proxy statement/prospectus to you as a holder of Potlatch common stock in connection with the solicitation of proxies by your board of directors for your approval of a proposal to approve and adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Potlatch reserves the right to cancel or defer the merger even if its stockholders vote to adopt the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors determines that the merger is no longer in the best interests of Potlatch and its stockholders. Potlatch reserves the right to cancel or defer the REIT conversion if the board of directors determines that it is not in the best interests of Potlatch’s stockholders. Factors that would cause the board of directors to make this determination include an unanticipated event that adversely and materially impacts the economic benefits to Potlatch or its stockholders that are otherwise expected to result from the REIT conversion or an unanticipated event that is likely to result in Potlatch’s or Potlatch Holdings’ inability to qualify as a REIT.

We estimate that one-time transaction costs incurred or to be incurred in connection with the REIT conversion will be approximately $8.3 million in the aggregate.

Board of Directors and Executive Management of Potlatch Holdings

Until the time of the merger, we do not anticipate any changes in the existing board of directors or the executive management of Potlatch. After the merger, the existing board of directors of Potlatch and the executive management of Potlatch will be the board of directors and executive management, respectively, of Potlatch Holdings.

Regulatory Approvals (See page 44)

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of a certificate of merger as required under the Delaware General Corporation Law and various state governmental authorizations.

Comparison of Rights of Stockholders of Potlatch and Potlatch Holdings (See page 97)

Your rights as a Potlatch stockholder are currently governed by the Delaware General Corporation Law, which we refer to as Delaware Corporate Law, Potlatch’s restated certificate of incorporation and the bylaws of Potlatch. If the merger agreement is adopted and approved by Potlatch’s stockholders and the merger is consummated, you will become a stockholder of Potlatch Holdings and your rights as a stockholder of Potlatch Holdings will be governed by Delaware Corporate Law, the restated certificate of incorporation of Potlatch Holdings and the bylaws of Potlatch Holdings. The bylaws of Potlatch Holdings will be substantially similar to Potlatch’s bylaws. The restated certificate of incorporation of Potlatch Holdings, a form of which is attached as Annex B, is substantially similar to Potlatch’s restated certificate of incorporation, except for two important differences.

The first major difference is that, primarily to satisfy requirements under the Internal Revenue Code that are applicable to REITs in general, the restated certificate of incorporation of Potlatch Holdings generally will prohibit any stockholder from owning more than 9.8% of the outstanding shares of Potlatch Holdings common stock or any other class or series of Potlatch Holdings preferred stock. There is an exception from this limitation for certain widely held mutual funds, which may own up to 20% of the outstanding shares of Potlatch Holdings common stock or any other class or series of Potlatch Holdings preferred stock. These limitations are subject to waiver or modification by the board of directors of Potlatch Holdings. These ownership restrictions could delay, defer or prevent a transaction or a change of control of Potlatch Holdings that might involve a premium price for common stock of Potlatch Holdings or otherwise be in the best interests of its stockholders.

The second major difference is that Potlatch Holdings will possess a greater number of authorized but unissued shares of common stock. Potlatch’s restated certificate of incorporation currently authorizes 40 million shares of common stock, approximately 29.2 million of which are outstanding as of September 30, 2005, and authorizes four million shares of preferred stock, none of which are outstanding as of September 30, 2005. Potlatch Holdings’ restated certificate of incorporation will authorize 100 million shares of common stock and four million shares of preferred stock. This means that Potlatch Holdings will initially have 60 million more authorized shares of common stock than Potlatch. This increase in the number of authorized shares of common stock is intended to provide Potlatch Holdings with additional shares for any future stock splits, to use as currency in connection with any future acquisitions or to issue in equity offerings to raise capital for any future acquisitions or other corporate purposes. The additional shares will also provide Potlatch Holdings shares to fund the stock portion of the special E&P distribution in the event the approximately 10.8 million shares of Potlatch common stock available for issuance as of September 30, 2005 are less than the total number of shares to be distributed in the special E&P distribution.

Material Federal Income Tax Consequences of the Merger (See page 104)

Potlatch expects to receive an opinion of counsel to the effect that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and accordingly:

•	no gain or loss will be recognized by Potlatch, the Operating Subsidiary or Potlatch Holdings as a result of the merger;

•	you will not recognize any gain or loss upon the conversion of your shares of Potlatch common stock into Potlatch Holdings common stock, except possibly for certain stockholders who are not considered “U.S. persons” for purposes of the Internal Revenue Code and who own or have owned in excess of 5% of Potlatch’s outstanding common stock;

•	the tax basis of the shares of Potlatch Holdings common stock that you receive pursuant to the merger in the aggregate will be the same as your adjusted tax basis in the shares of Potlatch common stock being converted in the merger, subject to any adjustment resulting from the special E&P distribution as discussed below; and

•	the holding period of shares of Potlatch Holdings common stock that you receive pursuant to the merger will include your holding period with respect to the shares of Potlatch common stock being converted in the merger, assuming that your Potlatch common stock was held as a capital asset at the effective time of the merger.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences, including the federal, state, local, and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our stock.

Material Federal Income Tax Consequences of the Special E&P Distribution (See page 105)

Generally, the special E&P distribution will be a taxable distribution to you to the extent that the special E&P distribution is made out of your share of the portion of the current and accumulated earnings and profits of Potlatch and Potlatch Holdings allocable to the special E&P distribution, regardless of whether you elect to receive cash, shares of Potlatch Holdings common stock or a combination of both. For federal income tax purposes, any distribution in excess of your portion of the current and accumulated earnings and profits of Potlatch Holdings allocable to the special E&P distribution will first constitute a tax free return of capital, to the extent of your basis in your shares of Potlatch Holdings common stock, and then as capital gain, assuming you hold your shares as capital assets.

Taxation of Potlatch Following the REIT Conversion (See page 106)

We expect to qualify as a REIT for federal income tax purposes effective for our taxable year commencing January 1, 2006 and ending December 31, 2006. If we so qualify, we will be permitted to deduct distributions paid to our stockholders, allowing the income represented by such distributions to avoid taxation at the entity level and to be taxed only at the stockholder level, although the earnings of Potlatch TRS, which will hold our manufacturing operations, will be subject to federal corporate income tax. We will also be permitted to treat retained net capital gains in a manner so that such gains are taxed at the corporate level but are effectively passed through as a refundable credit at the stockholder level. We will, however, be subject to a separate corporate income tax on any gains recognized during the ten years following the REIT conversion that are attributable to “built-in” gain with respect to the assets that we own on January 1, 2006. This separate tax would be paid by us. Our ability to qualify as a REIT will depend upon our continuing compliance following the REIT conversion with various requirements, including requirements related to the nature of our assets, the sources of our income and the distributions to our stockholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property.

Recommendation of the Board of Directors (See page 35)

Your board of directors believes that the merger is advisable for Potlatch and its stockholders and unanimously recommends that you vote FOR the adoption and approval of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies.

Date, Time, Place and Purpose of Special Meeting (See page 35)

The special meeting will be held at Hotel Lusso, North One Post Street, Spokane, Washington, on [•], 2005 at 10:00 a.m., local time, to consider and vote upon the proposals described in the notice of special meeting of stockholders of Potlatch.

Stockholders Entitled to Vote (See page 35)

The board of directors has fixed the close of business on [•], 2005 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of [•], 2005, there were [•] shares of Potlatch common stock outstanding and entitled to vote and [•] holders of record.

Vote Required; No Dissenters’ Rights (See page 37)

The affirmative vote of a majority of the shares of Potlatch common stock entitled to vote at the special meeting is required to adopt the merger agreement. Under Delaware Corporate Law, you will not be entitled to dissenters’ rights of appraisal as a result of the merger. You are not being asked to vote on the REIT conversion.

Potlatch reserves the right to cancel or defer the merger even if its stockholders vote to adopt the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors determines that the merger is no longer in the best interests of Potlatch and its stockholders. Potlatch reserves the right to cancel or defer the REIT conversion if the REIT conversion cannot be completed by December 31, 2005 or if the board of directors determines that it is not in the best interests of Potlatch’s stockholders.

Historical Market Price and Dividend Data of Potlatch Common Stock

Potlatch common stock is listed on the New York Stock Exchange, or NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol “PCH.”

The following table presents the reported high and low sale prices of Potlatch common stock on the NYSE and dividend data, in each case for the periods presented and as reported in the New York Stock Exchange Composite Transaction report. On September 16, 2005, the last full trading day prior to the public announcement of the proposed REIT conversion, the closing sale price of Potlatch common stock on the NYSE was $55.69 per share. On [•], 2005, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of Potlatch common stock on the NYSE was $[•] per share. You should obtain a current stock price quotation for Potlatch common stock.

	High	Low	Dividend
Year Ending December 31, 2005
Fourth Quarter (through October 15, 2005)*	$52.88	$44.67	$0.15
Third Quarter	59.07	51.39	0.15
Second Quarter	54.70	44.68	0.15
First Quarter	50.25	45.39	0.15

Year Ended December 31, 2004
Fourth Quarter**	$51.90	$44.00	$0.15
Third Quarter	46.81	37.61	0.15
Second Quarter	41.83	34.77	0.15
First Quarter	43.55	35.46	0.15

Year Ended December 31, 2003
Fourth Quarter	$35.95	$29.90	$0.15
Third Quarter	31.90	25.35	0.15
Second Quarter	26.10	20.00	0.15
First Quarter	25.10	18.75	0.15

*	On September 17, 2005, the board of directors of Potlatch declared a dividend of $0.15 per share of Potlatch common stock, payable on December 5, 2005 to stockholders of record on November 11, 2005.
**	In addition to the regular quarterly dividend payments, a special dividend in the amount of $2.50 per share of common stock was paid in the fourth quarter of 2004. The dividend represented one part of Potlatch’s board of directors’ authorization to return to stockholders a portion of the proceeds received from the September 2004 sale of Potlatch’s oriented strand board, or OSB, operations.

It is expected that, upon consummation of the merger, the Potlatch Holdings common stock will be listed and traded on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange in the same manner as shares of Potlatch common stock currently trade on each of these exchanges. The historical trading prices of Potlatch’s common stock are not necessarily indicative of the future trading prices of Potlatch Holdings common stock because, among other things, the current stock price of Potlatch reflects the current market valuation of Potlatch’s current business and assets, including the cash or stock to be distributed in connection with the special E&P distribution, and does not necessarily take into account the changes in Potlatch’s business and operations that will occur in connection with the REIT conversion. See “Risk Factors—The current market price of our common stock may not be indicative of the market price of our common stock following the REIT conversion and the special E&P distribution” on page 23.

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following table presents selected financial data from the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 and six months ended June 30, 2005 and from the unaudited pro forma condensed balance sheet as of June 30, 2005 included in this proxy statement/prospectus. The unaudited pro forma balance sheet is presented as if the REIT conversion, including the expected special E&P distribution, had occurred on June 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 presents the effects of the anticipated transactions as though they occurred at the beginning of 2004, but calculated as they are expected to occur based on actual data as of June 30, 2005. The unaudited pro forma condensed financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion, including the expected special E&P distribution, been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes and the historical financial statements and related notes of Potlatch included in or incorporated by reference into this proxy statement/prospectus.

Potlatch expects to make a special E&P distribution of between $440 million and $480 million, comprised of a combination of cash and Potlatch Holdings common stock, in conjunction with the proposed REIT election. This distribution is currently projected to be paid in the first quarter of 2006. Depending on actual cash versus stock elections by existing stockholders, the cash versus stock components of the special E&P distribution could vary. The potential results are shown below in the ‘All Stock’ and ‘Expected’ columns. The ‘All Stock’ columns assume a special E&P distribution of $460 million, which is the middle of the estimated range, comprised entirely of Potlatch Holdings common stock. The ‘Expected’ columns assume a special E&P distribution of $460 million, comprised of 20% cash, or $92 million, and 80% stock, or $368 million in Potlatch Holdings common stock. For purposes of the value of the Potlatch Holdings common stock portion of the special E&P distribution, an assumed per share price of $52.33 was used, which was the closing sale price of Potlatch common stock on the NYSE on June 30, 2005. These and other assumptions used in the following pro forma consolidated financial data are described under “Pro Forma Financial Information” beginning on page 61.

	Pro forma		Pro forma
	For the year ended December 31, 2004 Range of results		For the six months ended June 30, 2005 Range of results
	All Stock	Expected	All Stock	Expected
	(in thousands)
Statement of Operations
Net sales	$1,353,714	$1,353,714	$705,206	$705,206
Costs and expenses	1,260,985	1,260,985	672,593	672,593
Earnings from operations	92,729	92,729	32,613	32,613
Interest expense, net	(45,863)	(47,563)	(14,486)	(15,336)
Debt retirement costs	(25,186)	(25,186)	—	—
Interest income	3,617	2,733	1,313	585
Provision (benefit) for taxes	(9,001)	(9,350)	(1,756)	(2,036)
Earnings from continuing operations	34,298	32,063	21,196	19,898

	Pro forma
	As of June 30, 2005
	All Stock	Expected
	(in thousands)
Balance Sheet
Cash and short-term investments	$63,594	$11,594
Receivables, net of allowance for doubtful accounts	106,618	106,618
Inventories	195,188	195,188
Total current assets	384,354	332,354
Plant and equipment, at cost less accumulated depreciation	595,882	595,882
Timber, timberlands and related logging facilities	404,845	404,845
Total assets	1,612,408	1,560,408
Total current liabilities	166,247	166,247
Long-term debt	333,080	373,080
Other long-term obligations	241,890	241,890
Total stockholders’ equity	730,626	638,626

Comparative Historical and Pro Forma Per Share Data

The following tables set forth selected historical per share data for Potlatch and selected unaudited pro forma per share data after giving effect to the REIT conversion, including the expected special E&P distribution at an assumed aggregate amount of $460 million, the middle of the estimated range. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes that are incorporated in this proxy statement/prospectus by reference. The pro forma per share amounts have been computed using the assumptions described on page 61 under “Pro Forma Financial Information.” The unaudited pro forma consolidated financial data are presented for informational purposes only. You should not rely on the pro forma financial data as an indication of the financial position or results of operations of future periods or the results that actually would have been realized had the REIT conversion occurred prior to the periods presented.

Historical Data Per Share

The historical book value per share data presented below is computed by dividing total stockholders’ equity of $671.4 million and $681.2 million on December 31, 2004 and June 30, 2005, respectively, by the number of shares outstanding on those dates.

	As of or for the year ended December 31, 2004	As of or for the six months ended June 30, 2005
Income from continuing operations per share:
Basic	$0.52	$0.41
Diluted	0.52	0.41
Dividends	3.10	0.30
Book value per share	23.22	23.44

Unaudited Pro Forma Per Share Data

The range of pro forma book value per share data is computed by dividing pro forma total stockholders’ equity of $730.6 million and $638.6 million by 37.9 million and 36.1 million for the all stock and expected pro forma assumptions, respectively, representing the range of pro forma shares of common stock that would have been outstanding on June 30, 2005.

	Year ended December 31, 2004		Six months ended June 30, 2005
	Pro forma range		Pro forma range
	All stock	Expected	All stock	Expected
Income from continuing operations per share:
Basic	$0.90	$0.88	$0.56	$0.55
Diluted	0.89	0.87	0.56	0.55
Dividends(1)	3.10	3.10	0.30	0.30
Book value per share(2)			19.30	17.69

(1)	Pro forma results exclude calculation of distributions that would be required for a REIT.
(2)	Pro forma book value per share is only calculated for a June 30, 2005 conversion date.

RISK FACTORS

In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the proposed REIT conversion and the merger in determining whether or not to vote for adoption of the merger agreement. You should carefully consider the additional risks described in Potlatch’s annual, quarterly and current reports, including those identified in Potlatch’s annual report on Form 10-K for the year ended December 31, 2004. See the section entitled “Where You Can Find Additional Information.” This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on these forward-looking statements on page 34.

Risks and Effects of the Merger and the REIT Conversion

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we will have reduced funds available for distribution to our stockholders and our income will be subject to taxation at regular corporate rates.

We are not currently a REIT. Our board of directors has authorized us to take the steps necessary to elect to be taxed as a REIT, effective for our taxable year commencing January 1, 2006. In order to qualify as a REIT, we will need to transfer our non-qualifying REIT businesses and assets to Potlatch TRS. These non-qualifying REIT businesses and assets consist primarily of our 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by us for the harvesting of timber and the sale of logs, and selected land parcels that we expect to develop for higher and better use purposes following the REIT conversion. We might not complete the REIT conversion by January 1, 2006.

Although we do not intend to request a ruling from the Internal Revenue Service, or IRS, as to our qualification as a REIT, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that following completion of the proposed transactions for the REIT conversion, and as of January 1, 2006, we will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. Any opinion of Skadden, Arps will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and the future conduct of our business operations. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps or us that we will so qualify for any particular year. Any opinion of Skadden, Arps as to our qualification as a REIT will be expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the IRS could challenge the conclusions set forth in such opinions.

Furthermore, both the validity of any opinion of Skadden, Arps and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, all of the results of which will not be monitored by Skadden, Arps. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The IRS could contend that any interests in Potlatch TRS or securities of other issuers would give rise to a violation of the REIT requirements.

If in any taxable year we fail to qualify as a REIT,

•	we will not be allowed a deduction for dividends to stockholders in computing our taxable income; and

•	we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. In addition, we will be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain statutory provisions. As a result, net income and the funds available for distribution to our stockholders could be reduced for up to five years or longer, which would have an adverse impact on the value of our common stock.

Our cash distributions are not guaranteed and may be less than the expected distribution rate.

Because of the expected nature of our income from our REIT operations, we may not be required to distribute material amounts of cash to qualify as a REIT. REITs generally are required to distribute only 90% of their ordinary taxable income and not their net capital gains income. We expect that for the foreseeable future, our income from our REIT operations will consist primarily of net capital gains resulting from payments we receive under timber cutting contracts. As a result, in contrast to REITs that principally earn ordinary income, we could elect to retain rather than distribute all or a portion of our net long-term capital gains and still maintain our status as a REIT. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate rates;

•	our stockholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a refundable credit for their share of the tax paid by us; and

•	the basis of a stockholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by us which was included in income by the stockholder).

Our board of directors has indicated its current intention to make distributions at an aggregate quarterly rate of approximately $19 million, or $0.65 per share based on shares outstanding as of September 30, 2005. The actual quarterly distribution amounts per share will be proportionately reduced after additional shares are issued in connection with the special E&P distribution and as a result will be less than $0.65 per share. If our cash available for distribution falls short of our estimates, we may be unable to maintain the proposed initial distribution rate or have to borrow money to make the distribution. Our board of directors, in its sole discretion, will determine, on a quarterly basis, the actual amount of distributions to be made to our stockholders based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels and changes in the price and demand for timber and our manufactured products. Consequently, our distribution levels may fluctuate. If we lower our distribution amount or elect or are required to retain rather than distribute our income, our stock price could be adversely affected.

As a REIT, we will be limited in our ability to fund distributions using cash generated through Potlatch TRS.

Our ability to receive dividends from Potlatch TRS is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. As a result, even if our non-REIT activities conducted through Potlatch TRS were to become highly profitable, we might be limited in our ability to receive dividends from Potlatch TRS in the amount required to fund distributions to our stockholders commensurate with that profitability. The businesses and assets that will be transferred by us to Potlatch TRS primarily include the assets and operations of our Wood Products segment, Pulp and Paperboard segment and Consumer Products segment. These three segments collectively reported operating income of approximately $27.5 million in the six months ended June 30, 2005 and operating income of approximately $69.1 million in the year ended December 31, 2004. The net income of Potlatch TRS is not required to be distributed to us, and income that is not distributed to us will not be subject to the 90% income distribution requirement.

The current market price of our common stock may not be indicative of the market price of our common stock following the REIT conversion and the special E&P distribution.

Our current share price may not be indicative of how the market will value our common stock following the REIT conversion because of the effect of the actual distribution of shares of our common stock and cash in connection with the special E&P distribution, the change in our organization from a taxable C corporation to a REIT and the change in our distribution policy, when implemented. Our current stock price does not necessarily take into account these effects and changes in our business and operations, and the stock price after the REIT conversion and the special E&P distribution could be lower than the current price. Furthermore, one of the factors that may influence the price of our common stock will be the yield from distributions by us on our common stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected.

Because the timing of the REIT conversion is not certain, we may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2006.

The timing of the REIT conversion will depend on our ability to complete successfully the required transactions for qualification as a REIT. We anticipate that the REIT conversion will be effective on January 1, 2006, but the effective date of the conversion could be delayed. If the transactions contemplated by the conversion are delayed, we may not be qualified to elect REIT status effective January 1, 2006. In that event, the benefits attributable to our status as a REIT, including our ability to reduce our corporate-level federal income tax, would not commence January 1, 2006, and we would continue to pay corporate-level income taxes on all of our income. In addition, any delay in our ability to qualify as a REIT could affect our ability to increase our distributions to stockholders over historical levels until the time, if ever, the REIT conversion occurs.

There are uncertainties relating to the estimate of our special E&P distribution, which could result in our disqualification as a REIT.

In order to qualify as a REIT, we will be required to distribute to our stockholders all of our accumulated non-REIT tax earnings and profits, or E&P, prior to the end of our first taxable year as a REIT, which we expect will be the taxable period ending December 31, 2006. Failure to make the special E&P distribution before December 31, 2006 would result in our disqualification as a REIT. The determination of the amount to be distributed in the special E&P distribution is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently than the IRS. We currently believe and intend that our special E&P distribution will equal the amount required to be distributed in order to satisfy the requirements relating to the distribution of E&P. There are, however, substantial uncertainties relating to the determination of our special E&P distribution, including the possibility that the IRS could, in any audits for tax years through 2005, successfully assert that our taxable income should be increased, which would increase our E&P. Thus, we might fail to satisfy the requirement that we distribute all of our E&P by the close of our first taxable year as a REIT. Moreover, although there are procedures available to cure a failure to distribute all of our E&P, we cannot now determine whether we will be able to take advantage of them or the economic impact on us of doing so.

We intend that the special E&P distribution will be a taxable dividend, notwithstanding any elections by stockholders to receive all or part of their portions of the special E&P distribution in the form of stock rather than cash.

We intend that the entire amount of the special E&P distribution to be received by each stockholder will be treated for federal income tax purposes as a taxable dividend, regardless of whether a stockholder receives its portion of the special E&P distribution in the form of cash or shares of our common stock or a combination of cash and shares of our common stock. Therefore, a stockholder that receives its portion of the special E&P distribution entirely in the form of shares of our common stock would be treated for federal income tax purposes as having received a taxable dividend from us, as would a stockholder that receives its portion of the special E&P distribution entirely in cash or partly in cash and partly in the form of shares of our common stock. As a result, you may have to sell shares of Potlatch Holdings common stock or otherwise obtain funds to pay for the tax resulting from the special E&P distribution.

The IRS may not rule favorably on the special E&P distribution, and the special E&P distribution could be treated for tax purposes as a nontaxable stock dividend, which would preclude an effective distribution of earnings and profits and result in our disqualification as a REIT.

We have requested a ruling from the IRS that the special E&P distribution will be a dividend taxable to our stockholders. No assurance can be given that the IRS will rule in our favor. In the event that we do not receive a favorable ruling from the IRS, we will nevertheless proceed with the special E&P distribution. Although we believe that the special E&P distribution will be taxable in its entirety, the IRS could argue that the imposition of the limit on the cash component of the special E&P distribution causes a portion of the common stock component of the special E&P distribution to be treated as a non-taxable stock dividend. Treatment of a portion of the common stock component of the special E&P distribution as a non-taxable stock dividend would reduce the amount of our E&P distributed through the special E&P distribution, and might require us to incur additional expenses and make an additional distribution at a time when we lack the financial wherewithal to do so, or at a time when the tax rate would be less advantageous to our stockholders. An IRS assertion that the distribution of common stock was not a taxable distribution, if successful, would also result in a holder not having been required to recognize income on the receipt of that distribution.

The extent of our proposed use of Potlatch TRS may affect the price of our common stock relative to the share price of other REITs.

Following our election to be taxed as a REIT, we intend to conduct our wood products, pulp and paperboard and tissue businesses through Potlatch TRS. We also intend to transfer to Potlatch TRS the assets used by Potlatch for the harvesting of timber and the sale of logs and selected land parcels that we expect to develop for higher and better use purposes following the REIT conversion. The businesses and assets that will be transferred by us to Potlatch TRS primarily include the assets and operations of our Wood Products segment, Pulp and Paperboard segment and Consumer Products segment. These three segments collectively reported operating income of approximately $27.5 million in the six months ended June 30, 2005 and operating income of approximately $69.1 million in the year ended December 31, 2004.

Potlatch TRS is a corporation that will be subject to corporate-level tax. Our use of Potlatch TRS will enable us to engage in the non-REIT qualifying business activities described above. However, under the Code, no more than 20% of the value of the assets of a REIT may be represented by securities of one or more TRSs. This limitation may affect our ability to make investments in our manufacturing operations or in other non-REIT qualifying operations. Furthermore, our use of Potlatch TRS may cause the market to value our common stock differently than the shares of other REITs, which may not use TRSs as extensively as we will use Potlatch TRS.

Our management has never operated a REIT and our future returns could be lower as a result.

No member of our management team has prior experience managing or operating a REIT. The federal income tax laws impose numerous constraints on the operations of REITs. Our management team’s lack of experience in managing a portfolio of assets under such constraints may hinder our ability to maintain our distribution policy. In addition, maintaining our REIT qualification will limit the types of investments or business expansions we are able to make. Our management team’s focus on compliance with the highly complex REIT rules may distract its attention from other business concerns. As a result, our management may not be able to replicate our historical performance, and we caution you that our returns in the future could be lower.

Certain of our business activities are potentially subject to prohibited transactions tax on 100% of our net income, which would reduce our cash flow and impair our ability to make distributions.

REITs are generally intended to be passive entities and can thus only engage in those activities permitted by the Code, which for us generally include: owning and managing a timberland portfolio; growing timber; and selling standing timber. Accordingly, the manufacture and sale by us of wood products, pulp and paperboard, tissue products, certain types of timberlands sales, if any, and the harvest and sale of logs will be conducted through Potlatch TRS because such activities generate non-qualifying REIT income and could constitute “prohibited transactions” if such activities were engaged in directly by the REIT. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business.

By conducting our business in this manner, we believe we will satisfy the REIT requirements of the Code and avoid the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. We may not always be successful, however, in limiting such activities to Potlatch TRS. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur, which would adversely affect our cash flow and impair our ability to make quarterly distributions.

We will have potential deferred and contingent tax liabilities, which could limit, delay or impede future sales of our properties.

Under regulations promulgated by the U.S. Department of the Treasury, referred to in this proxy statement/prospectus as Treasury regulations, if, during the ten-year period beginning on the first day of the first taxable year for which we qualified as a REIT, which is expected to be January 1, 2006, we recognize gain on the disposition of any property, other than the sale of standing timber pursuant to a timber cutting contract, that we held as of that date, then, to the extent of the excess of (i) the fair market value of such property as of that date over (ii) our adjusted income tax basis in such property as of that date, we will be required to pay a corporate level federal income tax on this gain at the highest regular corporate rate. There can be no assurance that these triggering dispositions will not occur and these regulations could limit, delay or impede future sales of our properties.

In addition, the IRS may assert liabilities against us for corporate income taxes for taxable years prior to the time we qualify as a REIT, in which case we will owe these taxes plus interest and penalties, if any. Moreover, any increase in taxable income will result in an increase in accumulated E&P, which could require us to pay an additional taxable distribution to our then-existing stockholders, if we qualify under rules for curing this type of default, or result in our disqualification as a REIT.

Legislative or other actions affecting REITs could have a negative effect on our business and our stock price.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws affecting REITs, which may have retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. Accordingly, we cannot assure you that new legislation, Treasury regulations, administrative interpretations or court decisions will not significantly affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

We may face other tax liabilities as a REIT that reduce our cash flow.

Even if we become qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including state or local income, property and transfer taxes. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from prohibited transactions, such as sales of our manufactured products or sales of logs, we will hold some of our assets through Potlatch TRS. Potlatch TRS is a corporation that will be subject to corporate-level income tax at regular rates.

State tax laws may not conform to federal tax law and may result in less favorable tax treatment.

Though we expect to qualify as a REIT in 2006 for federal income tax purposes, our qualification as a REIT under the laws of each individual state will depend, among other things, on that state’s conformity with federal tax law. If you live in a state whose tax laws do not conform to the federal tax treatment of REITs, even if we do not do business in that state, cash distributions to you may be characterized as ordinary income rather than capital gains for purposes of computing your state taxes. You should consult with your tax advisor concerning the state tax consequences of an investment in our common stock.

Distributions to non-U.S. stockholders generally are subject to federal income tax withholding.

Ordinary dividends received by non-U.S. stockholders that are not effectively connected with the conduct of a U.S. trade or business generally are subject to U.S. withholding tax at a rate of 30%, unless reduced by an applicable income tax treaty. We anticipate that our REIT distributions that are taxable to you, other than the special E&P distribution, will primarily be treated as capital gains. Under the provisions of the Foreign Investment in Real Property Tax Act, which applies to non-U.S. stockholders, capital gain distributions generally are subject to withholding at a rate of 35% to non-U.S. stockholders who own more than 5% of our common stock and 30% to other non-U.S. stockholders unless, in each case, reduced by an applicable income tax treaty. These distributions are treated as effectively connected income and may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

Since the total cash payable to stockholders in the special E&P distribution will be limited, your receipt of cash is dependent on the election of others.

We plan to limit the total amount of cash to be distributed in connection with the special E&P distribution to 20% of the special E&P distribution. The total amount of cash distributed will depend upon the extent to which our stockholders elect to receive cash rather than shares of our common stock. If the total amount of cash elected by our stockholders exceeds the maximum amount of cash to be distributed in connection with the special E&P distribution, then the maximum amount of cash will be prorated among our stockholders making cash elections. Therefore, you may not receive the proportions of cash and stock that you elect.

We cannot assure you that we will have access to funds to meet our distribution and tax obligations.

In addition to the special E&P distribution requirement, we will be subject to a 4% nondeductible excise tax on the amount of our undistributed income if certain distribution requirements are not met. We also could be required to pay taxes attributable to periods and events prior to the REIT conversion and additional taxes in the event we were to fail to qualify as a REIT. In addition, unless we elect to retain earnings, we will generally be required to refinance debt that matures with additional debt or equity. The amount of funds available to us could be insufficient to meet our distribution and tax obligations.

Any future acquisitions may harm our results of operations and cash flow.

Among the reasons for the REIT conversion is that Potlatch Holdings will be better able to compete for acquisitions of timberlands against other entities that use tax-efficient structures. We cannot assure you, however, that any timberland acquisitions will occur or that any acquisition that is consummated will enhance our results of operations or cash flow. In addition, acquisitions typically involve many risks, including:

•	assumption of liabilities of which we are unaware at the time of acquisition;

•	uncertainties associated with operating in new markets;

•	potentially dilutive issuances of equity securities or the incurrence of debt to fund the acquisition price; and

•	the diversion of management attention from other business concerns.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by Potlatch TRS.

An investment in Potlatch Holdings common stock will be subject to different risks than other REIT investments.

Stockholders of Potlatch Holdings will be subject to certain risks that are not applicable to an investment in REITs focused on other types of property, because of our ownership of timberlands and our manufacturing operations. For example, while many other REITs derive substantial portions of their cash flow from leases or other contracts providing for relatively stable payments, our cash flow and ability to maintain or increase the initial distribution rate will be substantially dependent upon the market price for timber in our operating regions and market prices for our manufactured products that have historically been volatile. Our stockholders will also be subject to other risks discussed below which are not typically relevant to REIT investments but which will be applicable to us, including risks associated with uninsured losses from natural disasters such as fire or insect infestation, and the risk that regulatory changes, such as those designed to protect threatened and endangered species, could restrict timber harvesting in the future.

Risks Related to Our Business

Fluctuating timber prices could harm our results of operations and cash flow.

Unlike many other REITs, which are parties to leases and other contracts providing for relatively stable payments, our results of operations and cash flow will be affected by the fluctuating nature of timber prices. The demand for and supply of standing timber have been and are expected to be subject to cyclical and other fluctuations, which often result in variations in timber prices. The demand for softwood sawtimber is primarily affected by the level of new residential construction activity and, to a lesser extent, home repair and remodeling activity and other industrial uses of wood fiber, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. The demand for pulpwood is also cyclical, and tends to fluctuate based on changes in the demand for paper, tissue and similar products, as well as conversion capacity in the relevant region. Reductions in residential construction activity and other events reducing the demand for standing timber could have a material adverse effect on our results of operations and cash flow.

Our results of operations and cash flow will also be affected by changes in timber availability at the local and national level. Increases in timber supply could adversely affect the prices that we receive for timber. Our timberland ownership is currently concentrated in Idaho, Arkansas and Minnesota. In Arkansas and Minnesota, most timberlands are privately owned. Historically, increases in timber prices have often resulted in substantial increases in harvesting on private timberlands, including lands not previously made available for commercial timber operations, causing a short-term increase in supply that has tended to moderate price increases. In Idaho, where a greater proportion of timberland is publicly owned, any substantial increase in timber harvesting from these lands could significantly reduce timber prices, which could have a material adverse effect on us. In the last twenty years, environmental concerns and other factors have limited timber sales by government agencies, which historically have been major suppliers of timber to the United States forest products industry, particularly in the West. Any reversal of policy that substantially increases public timber sales could materially adversely affect our results of operations and cash flow. On a local level, timber supplies can fluctuate depending upon factors such as changes in weather conditions and harvest strategies of local forest products industry participants, as well as occasionally high timber salvage efforts due to unusual pest infestations or fires.

Due to the foregoing factors, timber prices have historically been subject to quarterly fluctuations. Our results of operations and cash flow will be substantially dependent upon the market price for timber in our operating regions and, accordingly, are expected to fluctuate.

Cyclical industry conditions have and may continue to adversely affect the operating results and cash flow of our manufacturing operations.

The operating results of our manufacturing operations reflect the general cyclical pattern of the forest products industry. Historical prices for our manufactured products have been volatile, and we, like other participants in the forest products industry, have limited direct influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our wood products is primarily affected by the level of new residential construction activity and, to a lesser extent, home repair and remodeling activity, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. The demand for most of our pulp and paper products is primarily affected by the state of the global economy, and the economies in North America and East Asia in particular. A prolonged and severe weakness in the markets for one or more of our principal products could seriously harm our results of operations.

Tariffs, quotas or trade agreements can also affect the markets for our products, particularly our wood products. For example, in 2002, the United States imposed duties on imported lumber from Canada in response to a dispute over the stumpage pricing policies of some provincial governments. Canada is challenging the tariffs in a number of forums, seeking to force the United States to revoke the import duty and return more than $4 billion in deposits collected on imports since duties were first imposed. Both countries are pursuing their own independent litigation and administrative remedies. Negotiations between the countries to resolve the dispute are currently stalled, and it is not clear when negotiations will resume or if they will result in a resolution of the matter. Any resulting agreement or other determination could have a significant effect on lumber prices in the United States.

Changes in raw material and production costs, such as wood fiber and energy costs, may adversely affect our results of operations and cash flow.

Production costs for our wood and pulp-based products can be affected by increases or decreases in raw material prices, particularly for raw materials such as wood fiber and energy. These raw materials fluctuate in price as a result of changing economic conditions and due to particular supply and demand considerations. For example, energy has become one of our most volatile operating expenses over the past several years. In periods of high energy prices, market conditions may prevent us from passing higher energy costs on to our customers through price increases, and therefore increased costs could adversely affect our operating results. Our energy costs in future periods will depend principally on our ability to continue to produce a substantial portion of our electricity needs internally, on changes in market prices for natural gas and on reducing energy usage.

Another significant expense is the cost of wood fiber needed to supply our manufacturing facilities. The cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of our manufactured products have not always increased in response to wood fiber price increases, nor have wood fiber prices always decreased in conjunction with declining product prices.

On occasion, our results of operations have been, and may in the future be, adversely affected if we are unable to pass cost increases through to our customers.

Intense competition in the forest products industry could prevent us from increasing or sustaining our net sales and from sustaining profitability.

The markets for our products are highly competitive, and companies that have substantially greater financial resources than we do compete with us in each market. Logs and other fiber from our timberlands, as well as our wood products, are subject to competition from timberland owners and wood products manufacturers in North America and to a lesser extent in South America, Europe, Australia and New Zealand. Our pulp-based products, other than tissue products, are globally traded commodity products. Because our competitors in these businesses are located throughout the world, variations in exchange rates between the U.S. dollar and other currencies can significantly affect our competitive position compared to our international competitors.

Our manufacturing operations are capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of our competitors may currently be lower-cost producers in some of the manufacturing businesses in which we operate, and accordingly these competitors may be less adversely affected than we are by price decreases.

The market for hybrid poplar lumber is uncertain and we may not successfully generate significant sales revenue from our hybrid popular farm.

In the fourth quarter of 2005, we expect that harvesting operations on our 17,000 acre hybrid poplar tree farm located in Northeastern Oregon will begin to yield increasing amounts of sawlogs, and we expect annual increases in sawlog production from this farm over the next three to four years. This farm was originally established to provide an alternative source of wood chips for pulp making. In 2001, due to declining wood chip prices, we altered our strategy for the farm toward the production of high-quality logs for conversion into higher value lumber products for use in furniture manufacturing and other non-structural uses. It is our belief that hybrid poplar lumber will serve as an alternative to other regional hardwood species, such as red alder, which are in tight supply. However, because there are no other producers of hybrid poplar sawlogs in the United States, it is uncertain whether we will be successful in developing adequate markets for hybrid poplar lumber. Further, if a market does develop, it is uncertain whether the ultimate uses of hybrid poplar lumber will justify the prices normally associated with hardwoods currently used for higher-value purposes such as furniture making. Accordingly, our efforts to develop markets for hybrid poplar lumber may not be successful in generating significant additional sales revenue from our hybrid poplar tree farm or we may not meet our cash flow objectives from our investment in this farm.

We are subject to significant environmental regulation and environmental compliance expenditures, which could increase our costs and subject us to liabilities.

Our manufacturing businesses are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges and solid and hazardous waste management. Compliance with these laws and regulations is a significant factor in our business. We expect to continue to incur significant capital and operating expenditures to maintain compliance with applicable environmental laws and regulations.

Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property, and, in some cases, may not be limited to the value of the property.

We believe that our manufacturing facilities are currently in substantial compliance with applicable environmental laws and regulations. We cannot assure you, however, that situations which may give rise to material environmental liabilities will not be discovered or that the enactment of new environmental laws or regulations or changes in existing laws or regulations will not require significant expenditures by us. There can be no assurance that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures.

Forestry regulations, including regulations intended to protect threatened and endangered species, restrict timber harvesting and may otherwise restrict our ability to conduct our timberlands business.

Our timberland operations are subject to numerous federal, state and local laws and regulations, including those relating to the environment, endangered species, forestry activities, and health and safety. The laws and regulations intended to protect threatened and endangered species, and other environmental laws and regulations, are stringent and could become more so in the future. A number of species indigenous to our timberlands, such as the red cockaded woodpecker and the bald eagle, have been and in the future may be protected under the federal Endangered Species Act and similar state laws. In addition, protected fish, such as several species of trout and salmon in Idaho, are present in rivers and streams that flow through our property. The presence of protected species on or near our timberlands may restrict timber harvesting, road building and other activities on our lands. Our operations will also be subject to specialized statutes and regulations governing forestry operations, and to other environmental laws, some of which impose strict liability. Our lands may become subject to laws and regulations designed to protect wetlands, which may in the future restrict harvesting, road building and other activities. There can be no assurance that current and future laws and regulations will not cause us to incur significant costs, damages, penalties and liabilities, or that they will not materially and adversely affect harvesting operations on our timberlands.

We are exposed to the risk of casualty loss because we do not insure against losses of timber from any causes, including fire and other natural disasters.

The volume and value of timber that can be harvested from our lands, and therefore, our operating results and cash flow, may be adversely affected by natural disasters such as fire, insect infestation, disease, ice storms, windstorms, flooding and other weather conditions, and other causes. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes.

Our business and financial performance may be harmed by future labor disruptions.

As of September 30, 2005, approximately 2,130 employees, or 52% of our workforce, are unionized. As a result, there is a risk of work stoppage due to strikes or walkouts. During 2006, a total of three collective bargaining agreements covering approximately 1,280 employees, will expire. Any significant work stoppage as a result of failure to successfully negotiate new collective bargaining agreements could have a material adverse effect on our business, financial condition and results of operations.

Other Risks Affecting Our Business and Operations

We are dependent upon key personnel and our failure to retain them could adversely affect our financial condition or results of operations.

We believe that our success depends, to a significant extent, upon the efforts and abilities of our senior operating management team, comprised of L. Pendleton Siegel, Chairman and Chief Executive Officer; Richard K. Kelly, Vice President, Wood Products Division; John R. Olson, Vice President, Resource Management Division; Harry D. Seamans, Vice President, Pulp and Paperboard Division; Robert P. DeVleming, Vice President, Consumer Products Division; and Gerald L. Zuehlke, Vice President and Chief Financial Officer. Our failure to retain these members of our senior operating management team could adversely affect our financial condition or results of operations.

Certain provisions of Potlatch Holdings’ charter and bylaws could hinder, delay or prevent a change in control of Potlatch Holdings.

Certain provisions of Delaware law and Potlatch Holdings’ charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of Potlatch Holdings, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions are the same as those applicable to Potlatch, except where noted below, and include the following:

•	Classified Board of Directors. Potlatch Holdings’ board of directors will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of Potlatch Holdings’ directors will make it more difficult for a third party to gain control of Potlatch Holdings’ board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of Potlatch Holdings’ board of directors.

•	Removal of Directors. Under Potlatch Holdings’ charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause.

•	Number of Directors, Board Vacancies, Term of Office. Under Potlatch Holdings’ charter, the board of directors has the exclusive right to determine the number of directors within a range of between seven and 15 directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would be the case in the absence of a classified board, and until his or her successor is elected and qualified.

•	Limitation on Stockholder Requested Special Meetings. Potlatch Holdings’ bylaws provide that Potlatch Holdings stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Potlatch Holdings’ bylaws require advance written notice for stockholders to nominate persons for election as directors, or to bring other business before any annual meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless Potlatch Holdings is notified in a timely manner prior to the meeting.

•	Ownership Limit. In order to facilitate the preservation of Potlatch Holdings’ status as a REIT under the Internal Revenue Code, Potlatch Holdings’ charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of its outstanding common or preferred stock unless Potlatch Holdings’ board of directors waives or modifies this ownership limit. This restriction is not contained in Potlatch’s current charter.

•

Capital Stock.    Under Potlatch Holdings’ charter, Potlatch Holdings has 100 million authorized shares of common stock. Potlatch Holdings’ board of directors has authority to issue up to four million shares of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of its stockholders. This represents an increase of 60 million authorized shares of common stock as compared to the charter of Potlatch. Following the merger and assuming that 7.8 million shares are issued in connection with the special E&P distribution, it is expected that Potlatch Holdings will have up to approximately 37.0 million shares of common stock outstanding and approximately 63.0 million authorized but unissued shares of common stock, based on the number of shares of Potlatch outstanding as of September 30, 2005.

•	Interested Party Transactions. Potlatch Holdings’ charter provides that unless approved by the affirmative vote of holders of at least 80% of Potlatch Holdings’ outstanding shares, Potlatch Holdings may not engage in business combinations, including mergers, dispositions of assets, certain issuances of shares of stock and other specified transactions, with a person owning or controlling, directly or indirectly, 5% or more of the voting power of the outstanding Potlatch Holdings common stock.

•	Factors Considered in Business Combinations. The Potlatch Holdings Charter requires the board of directors, when evaluating potential change in control transactions, to consider the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, and on the communities and geographical areas in which Potlatch Holdings operates. The interests associated with these factors could conflict with the economic interests of Potlatch Holdings’ stockholders and may prevent a change in control transaction from occurring or otherwise result in a reduction in the amount of consideration the stockholders would have otherwise received if such provision were not in the Potlatch Holdings charter.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained within this proxy statement/prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties and we cannot assure you that the actual results or developments referenced by such forward-looking statements will be realized. Also, these forward-looking statements present our estimates and assumptions only as of the date of this proxy statement/prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” or incorporated by reference in this proxy statement/prospectus, and the following:

•	our ability to qualify as a REIT or to remain qualified as a REIT;

•	our ability to maintain or increase the proposed initial distribution rate in the event of a downturn in the results of our timberland or manufacturing operations;

•	changes in general economic conditions and interest rates;

•	competitive conditions and prices in the markets for our timber and manufactured products;

•	changes in the relationship between supply and demand in the forest products industry, including supply factors such as the amount of available manufacturing capacity and demand factors such as the level of new residential construction activity;

•	changes in exchange rates between the U.S. dollar and other currencies;

•	manufacturing difficulties;

•	changes in energy costs, the costs of raw materials or other significant expenses;

•	changes in general and industry-specific environmental laws and regulations;

•	unforeseen environmental liabilities or expenditures; and

•	weather conditions.

Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus.

This proxy statement/prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

VOTING AND PROXIES

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Potlatch’s board of directors for use at the special meeting for the purposes described in this proxy statement/prospectus and in the accompanying notice of special meeting of stockholders of Potlatch.

Date, Time and Place of the Special Meeting

The special meeting will be held on [•], 2005, at 10:00 a.m., local time, at Hotel Lusso, North One Post Street, Spokane, Washington.

Purpose of the Special Meeting

At the special meeting, holders of Potlatch common stock of record as of the record date will be eligible to vote upon a proposal to adopt the agreement and plan of merger dated as of September 19, 2005 among Potlatch, Potlatch Holdings and the Operating Subsidiary, which is part of the restructuring of Potlatch’s operations through which Potlatch intends to qualify as a REIT. At the special meeting, we will transact any other business that is properly brought before the special meeting or at any adjournments or postponements of the special meeting.

Recommendation of the Board of Directors

Our board of directors has unanimously approved the merger agreement and has determined that the merger and the REIT conversion are advisable and in the best interests of Potlatch and its stockholders. Our board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and the other transactions contemplated by the merger agreement.

Who may vote

Stockholders who owned common stock at the close of business on [•], 2005, the record date for the special meeting, may vote at the meeting.

Proxy solicitation and tabulation of votes

The board of directors of Potlatch has sent you this proxy statement in connection with our solicitation of proxies for use at the special meeting. Certain directors, officers and employees of Potlatch and our proxy solicitor, D.F. King & Co., Inc., also may solicit proxies on our behalf by mail, phone, fax, e-mail or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fees of approximately $8,000 plus out-of-pocket expenses, and will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Potlatch stock. Potlatch has also engaged Computershare Investor Services to act as the inspector of election and will reimburse reasonable charges and expenses related to the tabulation of votes. No additional compensation will be paid to directors, officers and employees of Potlatch who may be involved in the solicitation of proxies.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered with Potlatch (in your name):

•	Via Internet: Go to www.computershare.com/us/proxy/pch and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on the proxy card.

•	By Telephone: Call toll free 1-866-731-8683 and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on the enclosed proxy card.

•	In Writing: Complete, sign, date, and return the enclosed proxy card in the envelope provided, or provide it or a ballot distributed at the special meeting directly to the inspector of election at the special meeting when instructed.

Shares registered in the Potlatch 401(k) Savings Plan (through Mercer Trust Company)

•	Via Internet: If you are a participant in the Potlatch Corporation Savings Plan for Hourly Employees, go to www.computershare.com/us/proxy/pchhou and follow the instructions. If you are a participant in the Potlatch Corporation Salaried Savings Plan, go to www.computershare.com/us/proxy/pchsal and follow the instructions. You will need to enter the Control Number printed on the enclosed voting instruction form.

•	By Telephone: Call toll free 1-866-731-8683 and follow the instructions. You will need to enter the Control Number printed on the enclosed voting instruction form.

•	In Writing: Complete, sign, date, and return the enclosed proxy card in the envelope provided. To vote in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

•	You may receive a separate voting instruction form with this proxy statement/prospectus or you may need to contact your bank, broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone. To vote in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

If you return your proxy by mail or vote via the Internet or by telephone but do not select a voting preference, the individuals named as proxies on the enclosed proxy card or voting instruction form will vote your shares FOR the approval and adoption of the merger agreement and FOR adjournment of the special meeting, if necessary, to solicit additional proxies. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc., our proxy solicitor, toll free at 1-800-207-3158.

Revoking your proxy

If you are a stockholder of record, you may revoke your proxy at any time before the special meeting by giving the corporate secretary written notice of your revocation or by submitting a later-dated proxy and you may revoke your proxy at the special meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-866-731-8683 and following the instructions or via the Internet by going to www.computershare.com/us/proxy/pch and following the instructions. If shares are registered in the Potlatch 401(k) Savings Plan (through Mercer Trust Company), you may revoke your proxy by telephone by calling 1-866-731-8683 and following the instructions or via the Internet by going to www.computershare.com/us/proxy/pchhou if you are a participant in the Potlatch Corporation Savings Plan for Hourly Employees or www.computershare.com/us/proxy/pchsal if you are a participant in the Potlatch Corporation Salaried Savings Plan, and following the instructions. If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Quorum

On the record date for the special meeting, there were [•] shares of Potlatch common stock outstanding. Voting can take place at the special meeting only if stockholders owning a majority of the common stock issued and outstanding on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be counted towards a quorum.

Votes Needed

The affirmative vote of a majority of the outstanding shares of Potlatch common stock is required for adoption and approval of the merger agreement. The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting is required to approve the adjournment of the special meeting. The inspector of election appointed for the special meeting will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will have the same effect as negative votes. Under NYSE rules, if your broker holds shares in your name, your broker may not vote your shares on the proposal to adopt the merger agreement, absent instructions from you. Without your voting instructions on the proposal, a broker non-vote will occur.

Special meeting attendance

All stockholders are invited to attend the meeting. Persons who are not stockholders may attend only if invited by Potlatch. If you own shares in “street” or “nominee” name, you must bring proof of ownership, such as a current broker’s statement, in order to be admitted to the meeting.

Adjournment; Other matters

A quorum of Potlatch stockholders is necessary to hold a valid meeting. If there are insufficient shares of Potlatch common stock to constitute a quorum, the special meeting may be adjourned from time to time by approval of the holders representing a majority of the votes present in person or by proxy at the special meeting. The accompanying proxy seeks your approval to vote your shares in favor of adjournment of the special meeting, if necessary, to solicit additional proxies in the event that a quorum is not present. The Potlatch board of directors unanimously recommends a vote FOR an adjournment of the special meeting under these circumstances.

Under the bylaws of Potlatch, the business to be transacted at the special meeting is limited to those matters identified in the notice of the meeting, which is attached to the front of this proxy statement/prospectus.

You should not send any stock certificates with your proxy cards. A letter of transmittal containing instructions for the surrender of stock certificates will be mailed to stockholders of Potlatch as soon as reasonably practicable after the completion of the merger.

BACKGROUND OF THE REIT CONVERSION AND THE MERGER

As part of their ongoing strategic review of our businesses, Potlatch’s board and management have regularly given consideration to potential opportunities to employ a tax-efficient REIT structure to the holding of all or part of its timberlands.

This review has been prompted by changes in the nature of timberland ownership in the United States in recent periods. Beginning in the early 1990s, timberland ownership has shifted toward private investment partnerships and, more recently, real estate investment trusts. These entities are not subject to the same double taxation of corporate income, or taxation at both the corporate and stockholder levels, that generally results from an investment in a C corporation. As a result, these more tax-efficient entities are able to offer higher prices to sellers of timberland and still enjoy the same or greater returns on their investment as compared to a C corporation such as Potlatch. Because of its tax structure, Potlatch has been effectively foreclosed from adding to its substantial timberland holdings over the past decade.

Until recently, however, the composition of Potlatch’s assets has been an impediment to a REIT conversion. While timberlands have remained Potlatch’s most valuable asset, Potlatch has long owned significant manufacturing businesses that would not permit it to meet the income and asset tests required to qualify as a REIT. Beginning in 2002, Potlatch’s conversion to a REIT started to become a more realistic possibility for two main reasons. First, the Internal Revenue Code was amended in 2001 to permit REITs to establish taxable REIT subsidiaries that can conduct non-real estate activities subject to fewer limitations. Second, the size of Potlatch’s non-timberland operations was reduced as a result of Potlatch’s decision to sell some of its manufacturing facilities. In 2002, Potlatch sold its pulp and coated papers manufacturing facility in Cloquet, Minnesota, for approximately $480 million. Then, in 2004, Potlatch sold its three oriented strand board mills in Minnesota for approximately $452 million, after closing adjustments. These sales increased the proportion of REIT-qualifying timberland assets to non-REIT-qualifying assets held by Potlatch.

During meetings in 2002, 2003 and 2004, as part of its strategic review of Potlatch’s business, the board reviewed the rationale for conversion to a REIT, including the market valuations of other timber REITs, the requirements to qualify as a REIT, including the REIT asset tests and the requirement to purge historic earnings and profits, and the structures through which Potlatch might effect a REIT conversion. In 2004, in view of the events described above, Potlatch engaged advisors, including Goldman, Sachs & Co., as financial advisor, to assist Potlatch regarding the possible conversion to a REIT.

In May 2005, the Potlatch board met with management and representatives of Goldman Sachs and received a report from management on the status of the ongoing evaluation of a possible REIT conversion. The board was advised by management regarding the preliminary analysis of Potlatch’s historic earnings and profits and Potlatch’s ability to meet the various REIT income and asset tests under reasonably foreseeable scenarios. Management indicated that it expected to complete its evaluations and be in a position to make a recommendation to the board at the board’s meeting scheduled for September 2005.

On September 16, 2005, the board met to consider the REIT conversion. Also present at the meeting were each of Potlatch’s executive officers, including its chief financial officer, the vice presidents in charge of each operating division, its inside legal counsel, and representatives of Goldman Sachs, Pillsbury Winthrop Shaw Pittman LLP, outside corporate counsel to Potlatch, and Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Potlatch. Management presented its evaluation and recommendation to the board regarding the proposed REIT conversion and the board reviewed and discussed with those present at the meeting the advantages and disadvantages of a REIT conversion. Counsel reviewed the tax rules that would be applicable to Potlatch as a REIT and the changes in Potlatch’s operating activities that would be required after the conversion. The board did not consider tax-efficient structures other than a REIT conversion because it did not believe there were viable alternative tax-efficient structures. During the course of these presentations, the board reviewed information with respect to the positive and negative factors identified below under the heading “Our Reasons for the REIT Conversion and the Merger.”

After an extensive review with management and its legal, tax and investment banking advisors and discussion of the advantages and disadvantages of a REIT conversion, the Potlatch board unanimously directed management to proceed with the REIT conversion, subject to final board approval, and determined that the merger is advisable, fair to and in the best interests of Potlatch and its stockholders. The Potlatch board unanimously recommends that Potlatch stockholders vote FOR the adoption of the merger agreement.

OUR REASONS FOR THE REIT CONVERSION AND THE MERGER

In reaching its determination to proceed with the REIT conversion and recommend the adoption of the merger agreement, the Potlatch board consulted with management, as well as Goldman, Sachs & Co. and legal counsel, and considered various material factors, which are discussed below. The Potlatch board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual directors may have given different weight to different considerations. The Potlatch board considered these factors as a whole, and overall considered the relevant factors to be favorable to, and in support of, its determination and recommendations. The material factors considered by the Potlatch board were the following:

•	we expect to be better able to compete for timberland acquisitions against partnerships, timber REITs and other entities that are not subject to a corporate-level tax on timberland income distributed to its stockholders and thus benefit from a lower cost of capital compared to a regular C corporation;

•	the market tends to value highly the benefits of the REIT structure, together with the discipline of a higher distribution rate, as reflected in the higher valuations generally accorded to REITs by investors;

•	as a REIT our stockholder base may expand to include investors attracted by yield as well as asset quality, resulting in greater liquidity for our common stock;

•	Potlatch stockholders should benefit from increased distributions as a result of the reduction in corporate level taxes on the income from our timberland operations;

•	a substantial portion of our distributions are expected to be treated as long-term capital gains that generally are eligible for the lower 15% federal income tax rate for individual stockholders;

•	our common stock may receive a higher stock market valuation as a result of increased cash flows and our ability to tax-efficiently increase our distributions;

•	the merger will facilitate our compliance with the REIT tax rules by implementing share ownership and transfer restrictions; and

•	the merger will effect an increase in our authorized common stock from 40 million shares to 100 million shares to provide us with additional shares for any future stock splits, to use as currency in connection with any future acquisitions or to issue in equity offerings to raise capital for any future acquisitions or other corporate purposes. The additional shares will also provide us shares to fund the stock portion of the special E&P distribution in the event the approximately 10.8 million shares available for issuance as of September 30, 2005 are less than the total number of shares to be distributed in the special E&P distribution.

The Potlatch board also considered the following drawbacks or risks relating to the REIT conversion and the merger:

•	we will be required to make a distribution of historic earnings and profits in an amount estimated to be in the range of $440 million to $480 million, which will be taxable to our stockholders and will include between $88 million to $96 million in cash, $36 million to $44 million of which is expected to be funded by new bank debt, with the remaining approximately $52 million expected to be funded from cash on hand;

•	we will need to comply with highly complex REIT qualification provisions, which may distract management’s attention from other business concerns;

•	our manufacturing operations, in particular, are cyclical and a prolonged economic downturn could impact our ability to maintain a significant distribution level;

•	the REIT tax rules will limit our ability to invest in and expand our manufacturing operations;

•	the expected increase in our distributions to stockholders as a REIT could negatively impact our credit rating, resulting in higher borrowing costs; and

•	the other risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 21.

TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

Potlatch Holdings is presently a wholly owned subsidiary of Potlatch. The Operating Subsidiary is a wholly owned subsidiary of Potlatch Holdings. The merger agreement provides that Potlatch will merge with and into the Operating Subsidiary, whereupon the separate corporate existence of Potlatch will cease and the Operating Subsidiary will be the surviving entity of the merger. Upon the effectiveness of the merger, each outstanding share of common stock of Potlatch will be converted into one share of common stock of Potlatch Holdings. In connection with the merger, Potlatch Holdings will change its name to “Potlatch Corporation” and will succeed to and continue to operate all of the existing businesses of Potlatch, directly or indirectly, through the Operating Subsidiary.

Prior to December 31, 2005, Potlatch will transfer to its wholly owned subsidiary, Potlatch TRS, Potlatch’s 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by Potlatch for the harvesting of timber and the sale of logs, and selected land parcels that Potlatch expects to develop for higher and better use purposes following the REIT conversion. Following the merger, the Operating Subsidiary and its subsidiaries will directly or indirectly own all of the assets of Potlatch and its subsidiaries, including Potlatch TRS, and Potlatch Holdings will directly own all of the interests in the Operating Subsidiary.

The board of directors of Potlatch, the board of directors of Potlatch Holdings and the board of directors of the Operating Subsidiary have approved the merger agreement, subject to stockholder approval. The merger will become effective at the time the certificate of merger is accepted for filing by the Secretary of State of Delaware in accordance with Delaware Corporate Law, or later if so specified in the certificate of merger. We anticipate that the merger will be implemented by January 20, 2006, following the approval of our stockholders to adopt the merger agreement at the special meeting and the satisfaction or waiver of the other conditions to the merger as described below under “Conditions to Completion of the Merger.” However, Potlatch reserves the right to cancel or defer the merger or the REIT conversion even if its stockholders vote to adopt and approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived, if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of Potlatch and its stockholders. Factors that would cause the board of directors to make this determination include an unanticipated event that adversely and materially impacts the economic benefits to Potlatch or its stockholders that are otherwise expected to result from the REIT conversion or an unanticipated event that is likely to result in Potlatch’s or Potlatch Holdings’ inability to qualify as a REIT.

Exchange of Stock Certificates

Surrender of Shares.    Computershare Investor Services, LLC will act as exchange agent for the merger. As soon as reasonably practicable after the completion of the merger, Computershare Investor Services will mail to each registered holder of a certificate of Potlatch common stock a letter of transmittal containing instructions for surrendering their certificates. Holders who properly surrender their certificates will receive certificates representing their shares of Potlatch Holdings common stock. The surrendered certificates will be cancelled. Upon the effectiveness of the merger, each certificate representing shares of common stock of Potlatch will be deemed for all purposes to evidence the same number of shares of common stock of Potlatch Holdings until such certificate is exchanged for a certificate representing shares of common stock of Potlatch Holdings.

Lost Certificates.    If any Potlatch certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact and, if required by Potlatch Holdings, post a reasonable bond as indemnity against any claim that may be made against Potlatch Holdings with respect to such certificate.

Stock Transfer Books.    At the completion of the merger, Potlatch will close its stock transfer books, and no subsequent transfers of Potlatch common stock will be recorded on its books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•	Charter Documents of Potlatch Holdings. The certificate of incorporation and bylaws of Potlatch Holdings will be amended in connection with the merger. A copy of the form of the restated certificate of Potlatch Holdings is set forth in Annex B of this proxy statement/prospectus. See also “Description of Potlatch Holdings Capital Stock.”

•	Directors and Executive Management. The directors and executive management of Potlatch immediately before the merger will be the directors and executive management, respectively, of Potlatch Holdings immediately after the merger.

•	Stock Incentive Plans. Potlatch Holdings will assume all Potlatch stock incentive plans and all rights of participants to acquire shares of common stock of Potlatch under any Potlatch stock incentive plan will be converted into rights to acquire shares of common stock of Potlatch Holdings in accordance with the terms of the plans.

•	Dividends. Potlatch’s obligations with respect to any dividends or other distributions to the stockholders of Potlatch that have been declared by Potlatch but not paid prior to the completion of the merger will be assumed by Potlatch Holdings.

•	Listing of Potlatch Holdings Common Stock. We expect that the new Potlatch Holdings common stock will trade on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange under our current symbol “PCH” following the completion of the merger.

Conditions to Completion of the Merger

Potlatch has the right to cancel or defer the merger even if stockholders of Potlatch vote to adopt the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors determines that the merger is no longer in the best interests of Potlatch and its stockholders. The respective obligations of Potlatch, Potlatch Holdings and the Operating Subsidiary to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	adoption of the merger agreement by the requisite vote of the stockholders of Potlatch, Potlatch Holdings and the Operating Subsidiary;

•	determination by the board of directors of Potlatch that the transactions constituting the REIT conversion that have an impact on Potlatch Holdings’ status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur;

•	receipt by Potlatch from its special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, of an opinion to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code;

•	the amendment and restatement of the certificate of incorporation and bylaws of Potlatch Holdings to read in the forms set forth in the merger agreement;

•	the directors and officers of Potlatch immediately before the merger will be the directors and officers, respectively, of Potlatch Holdings after the merger;

•	approval for listing on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange of Potlatch Holdings common stock, subject to official notice of issuance;

•	the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

•	the determination by Potlatch, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of Potlatch Holdings to qualify as a REIT, (b) increasing the federal tax liabilities of Potlatch Holdings resulting from the REIT conversion or (c) reducing the expected benefits to Potlatch Holdings resulting from the REIT conversion; and

•	receipt of all governmental approvals and third party consents to the merger, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Potlatch Holdings, the Operating Subsidiary and their subsidiaries taken as a whole.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger agreement by the stockholders of Potlatch, by either:

•	the mutual written consent of the board of directors of Potlatch and the board of directors of Potlatch Holdings, on behalf of Potlatch Holdings and the Operating Subsidiary, or

•	the board of directors of Potlatch in its sole discretion.

We have no current intention of abandoning the merger subsequent to the special meeting if stockholder approval is obtained and the other conditions to the merger are satisfied or waived. However, Potlatch reserves the right to cancel or defer the merger or the REIT conversion even if stockholders of Potlatch vote to adopt the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of Potlatch and its stockholders. Factors that would cause the board of directors to make this determination include an unanticipated event that adversely and materially impacts the economic benefits to Potlatch or its stockholders that are otherwise expected to result from the REIT conversion or an unanticipated event that is likely to result in Potlatch’s or Potlatch Holdings’ inability to qualify as a REIT.

Regulatory Approvals

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of a certificate of merger as required under the Delaware Corporate Law and various state governmental authorizations.

Absence of Dissenters’ Rights

Pursuant to Section 262(b)(1) of the Delaware Corporate Law, the stockholders of Potlatch will not be entitled to dissenters’ rights of appraisal as a result of the merger.

Restrictions on Sales of Potlatch Holdings Common Stock Issued Pursuant to the Merger

All shares of Potlatch Holdings common stock that current Potlatch stockholders will receive pursuant to the merger will be freely transferable, except for shares received by persons deemed to be “affiliates” of Potlatch under the Securities Act of 1933, which we refer to as the Securities Act, at the time of the special meeting. These affiliates may not sell their shares of Potlatch Holdings common stock received in connection with the merger unless the sale, transfer or other disposition is:

•	made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	made pursuant to an effective registration statement under the Securities Act; or

•	otherwise exempt from registration under the Securities Act.

Persons who may be deemed “affiliates” for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, Potlatch and may include some of Potlatch’s executive officers and directors, as well as any controlling stockholders. The registration statement of which this proxy statement/prospectus forms a part does not cover the resale of shares of Potlatch Holdings common stock to be received by affiliates in the merger.

Accounting Treatment of the Merger

For accounting purposes, the merger and related transactions will be treated as a recapitalization of Potlatch with Potlatch as the acquirer. The accounting basis used to initially record the assets and liabilities in the Operating Subsidiary is the carryover basis of Potlatch. Stockholder’s equity of the Operating Subsidiary will be that carried over from Potlatch, after giving effect to the earnings and profits distributions required under Internal Revenue Code section 857.

With respect to adjustments to the outstanding options to purchase Potlatch common stock, Potlatch considers the REIT conversion to be an equity restructuring and accordingly, Potlatch expects to reduce the exercise price of outstanding stock options and increase the number of shares of common stock subject to outstanding options in order to offset the decline in stock price resulting from the special E&P distribution. The reduction in the exercise price is not expected to have any accounting ramifications.

REIT RESTRUCTURING TRANSACTIONS;

FORMATION OF THE TAXABLE REIT SUBSIDIARY

We will effect certain structural changes prior to the proposed merger. These restructuring transactions are designed to ensure Potlatch’s eligibility to elect REIT status and to improve our tax efficiency. We have commenced the pre-merger restructuring transactions, and will continue to pursue these transactions. We expect that Potlatch will elect REIT status effective January 1, 2006.

REITs are generally intended to be passive entities and can thus only engage in those activities permitted by the Code, which for us generally include: owning and managing a timberland portfolio; growing timber; and selling standing timber. Accordingly, the manufacture and sale by us of wood products, pulp and paperboard, tissue products, certain types of timberland sales, if any, and the harvest of timber and the sale of logs will be conducted through Potlatch TRS because such activities generate non-qualifying REIT income and could constitute “prohibited transactions” if such activities were engaged in directly by the REIT. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business.

Accordingly, we will transfer to Potlatch TRS our 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by us for the harvesting of timber and the sale of logs, and selected land parcels that we expect to develop for higher and better use purposes following the REIT conversion. The businesses and assets that will be transferred by us to Potlatch TRS primarily include the assets and operations of our Wood Products segment, Pulp and Paperboard segment and Consumer Products segment. These three segments collectively reported operating income of approximately $27.5 million in the six months ended June 30, 2005 and operating income of approximately $69.1 million in the year ended December 31, 2004. Potlatch TRS will elect to be treated as a taxable REIT subsidiary following the REIT conversion. Although the net income of Potlatch TRS will be subject to corporate level federal income tax, the use of Potlatch TRS will enable Potlatch Holdings to continue to hold interests in these businesses.

As a REIT, no more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. As a result, if our non-REIT activities conducted through Potlatch TRS were highly profitable, we might be limited in our ability to receive distributions from Potlatch TRS in an amount required to fund distributions to our stockholders commensurate with that profitability. Further, the aggregate value of all securities of Potlatch TRS held by us may not exceed 20% of the value of our total assets. This limitation may affect our ability to make investments in our manufacturing operations or in other non-REIT qualifying operations.

DISTRIBUTION POLICY

If the REIT conversion is completed, we expect to make regular, aggregate quarterly distributions, beginning in the first quarter of 2006, of approximately $19 million, or $0.65 per share of Potlatch Holdings common stock based on approximately 29.2 million shares outstanding as of September 30, 2005. This represents annual aggregate distributions of approximately $76 million to our stockholders, or $2.60 per share based on shares outstanding as of September 30, 2005. The actual quarterly distribution amounts per share will be proportionately reduced after additional shares are issued in connection with the special E&P distribution and as a result will be less than $0.65 per share. In addition, the actual amount of the distributions will be as determined and declared by the board of directors and will depend on our financial condition, earnings and other factors, many of which are beyond our control. Factors that may influence our financial performance and earnings include timber prices, which fluctuate from time to time, and prices of our manufactured products, which have historically been volatile. We expect quarterly distributions will be made entirely or predominantly from the cash flows of our REIT-qualifying timberland operations, although we anticipate that it may be necessary to utilize some short-term borrowing to fully fund distributions in the first half of each year as a result of the lower harvest activity during winter and early spring.

We may not be required to distribute material amounts of cash to qualify as a REIT. Unlike most REITs, we anticipate that our income in the foreseeable future will consist primarily of net capital gains resulting from payments we receive under timber cutting contracts. Accordingly, in contrast to most REITs, we do not anticipate that the requirement that a REIT distribute, within a certain period after the end of each year, at least 90% of its REIT taxable income for such year, determined without regard to the dividends paid deduction and by excluding net capital gain, will require us to distribute any material amount of cash to remain qualified as a REIT. Despite the lack of any federal income tax requirement to do so, as stated above, we intend to make distributions to our stockholders, generally as capital gain distributions. If after giving effect to our distributions, we have not distributed an amount equal to 100% of our net taxable income, including net capital gains, then we would be required to pay tax on the undistributed portion of such taxable income at regular corporate tax rates. In this case, our stockholders would be required to include their proportionate share of any undistributed long-term capital gain in income and would receive a credit or refund for their share of the tax paid by us.

Our ability to receive dividends from Potlatch TRS is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. The businesses and assets that will be transferred by us to Potlatch TRS primarily include the assets and operations of our Wood Products segment, Pulp and Paperboard segment and Consumer Products segment. These three segments collectively reported operating income of approximately $27.5 million in the six months ended June 30, 2005 and operating income of approximately $69.1 million in the year ended December 31, 2004. As a result of the rules applicable to REITs, if our non-REIT activities conducted through Potlatch TRS were highly profitable, we might be limited in our ability to receive dividends from Potlatch TRS in an amount required to fund distributions to our stockholders commensurate with that profitability.

We anticipate that distributions will be paid during March, June, September and December of each year. We anticipate that distributions generally will be paid from cash available for distribution (generally equal to cash from operations less capital expenditures and principal amortization on indebtedness). However, to the extent that cash available for distribution is insufficient to make such distributions, we intend to borrow funds in order to make distributions consistent with this policy.

For more information regarding risk factors that could materially adversely affect our results of operations and ability to pay distributions, please see “Risk Factors.”

THE SPECIAL E&P DISTRIBUTION

Potlatch has operated as a taxable C corporation for federal tax purposes since its incorporation. As a C corporation, Potlatch generates taxable income. To the extent Potlatch’s taxable income (with certain adjustments) in any given year is not distributed to Potlatch’s stockholders or otherwise reduced by losses, it becomes accumulated earnings and profits. After the merger, Potlatch Holdings will succeed to Potlatch’s current and accumulated earnings and profits. Because a REIT is not permitted to retain earnings and profits accumulated during the years when the company or its predecessor was taxed as a C corporation, we will make a one-time special distribution, the special E&P distribution, in order to distribute all of the C corporation earnings and profits of Potlatch. We have requested a ruling from the Internal Revenue Service that our proposed means of paying the special E&P distribution for the purpose of distributing out accumulated earnings and profits will be treated as a dividend taxable to our stockholders and therefore satisfy the applicable REIT requirements.

We estimate that the aggregate value of the special E&P distribution will be between $440 million and $480 million. We will limit the total amount of cash payable in the special E&P distribution to a maximum of 20% of the total value of the special E&P distribution, or approximately $88 million at the low end of the estimated range and $96 million at the high end of the estimated range. The balance of the special E&P distribution, or approximately $352 million at the low end of the estimated range and $384 million at the high end of the estimated range, will be in the form of Potlatch Holdings common stock. We expect that we will need to borrow between $36 million at the low end of the range, $40 million at the middle of the estimated range, and $44 million at the high end of the estimated range, in order to make the special E&P distribution, with the remaining approximately $52 million expected to be funded with cash on hand. The actual amount of the special E&P distribution is dependent, in part, upon the results of Potlatch’s operations in 2005, and may be adjusted by any amount that the board of directors may determine is appropriate to protect Potlatch’s ability to qualify as a REIT. See “Risk Factors—Risks and Effects of the Merger and REIT Conversion.”

The value attributable to the Potlatch Holdings common stock in the special E&P distribution will be the average closing price of Potlatch Holdings common stock during the three trading days following the date election forms are due. If the total amount of cash elected by our stockholders exceeds 20% of the total value of the special E&P distribution, then the available cash will be prorated among our stockholders making cash elections. For example, if all of our stockholders elect to receive all cash, then 20% of the total value of the special E&P distribution to each stockholder would be in the form of cash and 80% would be in the form of Potlatch Holdings common stock.

Based on the number of shares of Potlatch common stock outstanding on September 30, 2005 and a $460 million aggregate special E&P distribution, the middle point of our estimated range, the special E&P distribution would be approximately $15.76 per share in cash or in Potlatch Holdings common stock. In this example, if every stockholder elected to receive 100% cash and if the average closing price of Potlatch Holdings common stock during the three trading days following the date election forms were due was $47.00, each stockholder would receive $3.15 in cash and 0.2682 shares of Potlatch Holdings common stock for each share of Potlatch Holdings common stock held on the record date for the special E&P distribution. If the holders of vested options to purchase Potlatch common stock were to exercise all vested options, the per share amount would be reduced by $0.54 per share to approximately $15.22 per share in cash or in Potlatch Holdings common stock. In this case and using the assumptions in the previous example, each stockholder would receive $3.04 in cash and 0.2591 shares of Potlatch Holdings common stock for each share of Potlatch Holdings common stock held on the record date for the special E&P distribution. Cash will be paid in lieu of any fractional shares otherwise resulting from the special E&P distribution calculation. The actual number of shares of Potlatch Holdings common stock distributed in the special E&P distribution will depend on the average closing price of Potlatch Holdings common stock during the three trading days following the date election forms are due.

The special E&P distribution will be payable to stockholders, at each stockholder’s election, in the form of cash, shares of Potlatch Holdings common stock, or a combination of both. The special E&P distribution is not subject to stockholder approval and it is not conditioned upon the consummation of the merger. We currently contemplate that the special E&P distribution will be declared and paid in the first quarter of 2006. The actual timing of the payment of the special E&P distribution will be determined by the board of directors. We expect to provide stockholders of record on the record date for the special E&P distribution approximately 40 days to decide whether to elect cash, shares of Potlatch Holdings common stock, or a combination of both.

We expect that the election will be available on a per-share basis and that, once made, stockholders’ elections will be irrevocable. Stockholders entitled to the special E&P distribution who fail to make a timely election may receive shares of Potlatch Holdings common stock in payment of the special E&P distribution, subject to the ownership limit under Potlatch Holdings’ restated certificate of incorporation. In any event, cash will be paid in lieu of fractional shares, and it is expected that the special E&P distribution will be paid in the first quarter of 2006. To the extent that the special E&P distribution and the regular quarterly distributions are not sufficient to fully distribute the estimated accumulated earnings and profits of Potlatch and Potlatch Holdings, Potlatch Holdings will make one or more additional taxable distributions to its stockholders in the form of cash prior to the last day of Potlatch Holdings’ first full taxable year as a REIT, currently expected to be December 31, 2006, in an amount intended to be sufficient to fully distribute such earnings and profits.

OUR BUSINESS

General

Potlatch, incorporated in 1903, is a vertically integrated and diversified forest products company. We own and manage approximately 1.5 million acres of timberlands and operate 14 manufacturing facilities. Our timberland and all of our manufacturing facilities are located within the continental United States, in Arkansas, Idaho, Minnesota, Nevada, Oregon, Michigan and Illinois. We are engaged principally in growing and harvesting timber and converting wood fiber into two broad product lines: (a) commodity wood products and (b) bleached pulp products. Our business is organized into four operating segments: Resource; Wood Products; Pulp and Paperboard; and Consumer Products. For the first six months of 2005, of our total net sales from continuing operations, before elimination of intersegment sales, net sales from the Resource segment represented approximately 15%, net sales from the Wood Products segment represented approximately 29%, net sales from the Pulp and Paperboard segment represented approximately 33%, and net sales from the Consumer Products segment represented approximately 23%.

The REIT conversion will result in the separation of the current Resource segment into two reportable business segments. The new REIT segment will consist of current Resource segment operating activities that will not be transferred to the Potlatch TRS: managing our timberland to optimize stumpage sales, recreational and hunting lease revenues, and other investment in timberland as opportunities and market conditions dictate. The new Wood Flow Management segment will consist of the operations currently in the Resource segment that are not qualified REIT activities and that will be transferred to Potlatch TRS: wood fiber procurement, log buying and selling, and the development of selected land parcels for higher and better use purposes.

Raw Materials

The principal raw material used by our manufacturing operations is wood fiber, which is obtained from our own timberlands and purchased on the open market. Our Resource segment supplies fiber from our timberlands, as well as fiber purchased from outside sources, to our manufacturing facilities and manufacturing facilities owned by third parties. Our manufacturing segments procure some fiber directly from third parties for use in their respective operations. Our Wood Products segment purchases a portion of its sawlog needs from outside sources. Our Pulp and Paperboard segment purchases a substantial amount of wood chips and sawdust from third parties for use in the production of pulp, and the Consumer Products segment purchases several varieties of pulp, in addition to pulp provided by our Pulp and Paperboard segment, which is used in manufacturing tissue products.

Information regarding 2004 fee harvests, purchases of wood fiber from third parties and sales of wood fiber to third parties are contained in the table below:

Timberland Base	Arkansas		Idaho		Minnesota
	Sawtimber	Pulpwood	Sawtimber	Pulpwood	Sawtimber / OSB Logs*	Pulpwood
Fee Timber Harvested** (tons)	719,000	438,000	1,240,000	195,000	389,000	7,000
Purchased Fiber (tons)	1,323,000	808,000	527,000	68,000	2,052,000	11,000

Total	2,042,000	1,246,000	1,767,000	263,000	2,441,000	18,000

Tons sold to Third Parties	386,000	387,000	585,000	11,000	193,000	18,000

*	After the sale of our oriented strand board, or OSB, operations in September 2004, we ceased purchasing OSB logs and began to sell OSB logs harvested from our timberlands.
**	The term “Fee Timber Harvested” refers to timber harvested on properties owned by Potlatch, as distinguished from Purchased Fiber, which is purchased from third parties.

In 2004, 537,000 tons of the total 4,789,000 tons of purchased sawtimber, OSB logs and pulpwood were acquired directly from timberlands owned by state and local governments. Wood fiber acquisitions from these sources occur in market transactions at current market prices. We generally do not maintain long-term supply contracts for a significant volume of timber.

Timber from our lands, together with outside purchases, is presently adequate to support our manufacturing operations. For more than a decade, the timber supply from federal lands has been increasingly curtailed, largely due to environmental pressures that are expected to continue for the foreseeable future. This trend has had a favorable effect on earnings, but the long-term effect of this trend on earnings cannot be predicted.

The volume and value of timber that can be harvested from our lands may be affected by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, floods and other weather conditions and causes. We assume substantially all risk of loss from fire and other hazards on the standing timber we own, as do most owners of timber tracts in the United States.

Resource Segment

The Resource segment manages our 1.5 million acres of timberlands located in Arkansas, Idaho and Minnesota, and a 17,000 acre hybrid poplar plantation in Oregon. The timberlands include a wide diversity of softwood and hardwood species. In Arkansas we own approximately 473,000 acres of timberlands. Primary species on these lands include southern yellow pine, red oak, white oak and other hardwoods. We own approximately 667,000 acres of timberlands in the northern portion of the state of Idaho. Primary species on these lands include grand fir, inland red cedar, Douglas fir, ponderosa pine, western larch, Engelmann spruce and western white pine. We own approximately 319,000 acres of timberlands in Minnesota, comprised primarily of aspen and other mixed hardwoods and pine.

The segment sells wood fiber at market prices to our manufacturing facilities, as well as to third parties. We believe this maximizes our timber value and motivates management of our manufacturing segments to optimize operating efficiencies and identify profitable markets in which to compete. The Resource segment also provides fiber procurement services to some of our manufacturing facilities and uses its expertise for regional timber and log acquisitions and sales.

In addition to sales to our manufacturing facilities, which accounted for 60% of the segment’s net sales in 2004, the Resource segment sells wood fiber to a variety of paper and forest products companies situated within economically viable transportation distance of our timberlands. These customers range in size from small operators to multinational corporations. The segment competes with owners of timberlands that operate in areas adjacent to or near our timberlands, ranging from private owners of small tracts of land to some of the largest timberland companies in the United States. The segment competes principally on the basis of log quality, customer service and price.

The segment also sells land in the normal course of business, the majority of which is comprised of small parcels of timberland. We have intensified our efforts to manage our timberlands, which include sales of non-strategic land. Non-strategic land sales occur because the parcels do not fit our strategic plan or the parcels may be more valuable to others. As part of our strategic plan for timberlands, we also purchase parcels accretive to the business.

We own 17,000 acres of agricultural land located in northeastern Oregon, which has been developed for the production of hybrid poplar, and we expect that this farm will begin to yield increasing amounts of sawlogs beginning in the fourth quarter of 2005. This farm was originally established to provide an alternative source of wood chips for pulp making. In 2001, due to declining wood chip prices, we altered our strategy for the farm toward the production of high-quality logs for conversion into higher value lumber products for use in furniture manufacturing and other non-structural uses. It is our belief that hybrid poplar lumber will serve as a cost-competitive alternative to other regional hardwood species, mainly red alder, which are currently used to supply the raw material needs for these products. The supply of available red alder is declining due to increased environmental restrictions in riparian areas throughout the Pacific Northwest. We believe that the positive characteristics of hybrid poplar logs will enable us to compete effectively with producers of other hardwood species, although there are no other producers of hybrid poplar sawlogs in the United States and it is uncertain whether we will be successful in developing an adequate market for hybrid poplar lumber.

The amount of timber harvested in any year from company-owned lands varies according to the requirements of sustainable forest management. By continually improving silvicultural techniques and other forest management practices, we have been able to increase the sustainable volume of wood fiber produced per acre from our timberlands. Due to a low cost basis, on average, the cost of timber from company-owned land is substantially below the cost of timber obtained on the open market. Thus, our overall results of operations are favorably affected to the extent we can supply wood fiber from our own timberlands. We manage harvest levels on our timberlands in a manner that assures long-term sustainability, consistent with the standards of the Forest Stewardship Counsel, or FSC, and Sustainable Forestry Initiative, or SFI Program. The SFI Program was initially developed by the American Forest & Paper Association, or AF&PA, to establish principles and objectives for program participants committed to sustainable forestry and to provide measures by which the public can monitor and evaluate this commitment. The SFI Program is currently managed by the Sustainable Forestry Board, an independent board whose members include representatives of the forest products industry as well as representatives of the environmental community. As a member of AF&PA and a participant in the SFI Program, we have implemented the principles of the SFI Program: sustainable forestry, responsible practices, forest health and productivity, and protection of special sites. During 2002, an independent third party certified that management practices on our timberlands in Arkansas, Idaho and Minnesota met the requirements for SFI certification, as well as those of the International Organization for Standardization, or ISO 14001 standard for environmental management systems. In 2003 and 2004, our management practices on all 1.5 million acres of timberlands underwent audits which verified that these practices continue to meet the requirements of both SFI and ISO certifications. Our Boardman, Oregon, hybrid poplar plantation was certified as “sustainably managed” in 2001 under FSC-Pacific Northwest standards, and was also certified under the ISO 14001 standard in 2004. Sustainable Forestry Initiative is a registered trademark of the AF&PA and Forest Stewardship Council is a registered trademark of the Forest Stewardship Council.

In 2003, our Idaho region elected to be the sole industry participant in a certification system comparison project conducted by the Pinchot Institute, initiated to understand and document similarities and differences between the SFI and FSC standards of performance, the two primary North American programs. Participation required that our Idaho timberlands undergo third party audits under both programs. In April 2004, we became the first publicly traded United States integrated forest products company to receive FSC third-party certification. Results of the comparison between the FSC and SFI certification systems demonstrated to us that both systems are similar in many respects, but each has specific strengths that, when combined, greatly enhance our environmental management system and improve environmental performance. Our Arkansas and Minnesota timberlands also received FSC certification in 2005 after undergoing third-party audits.

The FSC, SFI and ISO certifications will aid us in marketing our products to customers who require that products they purchase for resale come from sustainably managed forests. In fact, our FSC-certified framing lumber and plywood products were named one of 2004’s Top-10 BuildingGreen products by BuildingGreen, Inc.

Since late 2002, we have also worked with the Trust for Public Land to establish working-forest conservation easements on a portion of our Idaho timberlands that will be held by the Idaho Department of Lands, or IDL. To date, conservation easements covering 25,700 acres of our Idaho timberlands have been conveyed to the IDL. We expect to grant additional conservation easements in 2005 and subsequent years. The easements require us to accept certain restrictions on the use of the property over which the easements are granted, such as a prohibition on converting land to residential or commercial uses. The easement terms permit the continued use of the land as a working, managed forest. Our compensation for accepting these restrictions is based upon a fair-market appraisal of the rights foregone. We recognized approximately $4.1 million and $0.5 million in Idaho easement revenues for 2004 and 2003, respectively. Since 2003, we have also worked with the Trust for Public Land to pursue conservation easements in the Brainerd Lakes region of Minnesota covering approximately 4,800 acres of timberlands to be held by the Minnesota Department of Natural Resources. We expect to finalize conservation easements on more than half of the project in 2005. Similar conservation easements have been granted covering approximately 500 acres of our timberlands in Arkansas. Future grants of conservation easements are being considered in all of our operating regions.

Wood Products Segment

The Wood Products segment manufactures and markets lumber, plywood and particleboard. These products are sold through our sales offices primarily to wholesalers for nationwide distribution.

To produce these solid wood products, we own and operate eight manufacturing facilities in Arkansas, Idaho, Minnesota and Michigan. A description of these facilities is included below under the heading “Manufacturing Facilities.”

In September 2004, Ainsworth Lumber Co. Ltd. purchased our three oriented strand board facilities located in Minnesota. Financial data relating to the sale is included below under the heading “Discontinued Operations,” as well as throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The forest products industry is highly competitive, and we compete with both smaller and substantially larger forest products companies, as well as companies that manufacture substitutes for wood and wood fiber products. Our share of the market for lumber, plywood and particleboard is not significant compared to the total United States market for these products. We believe that competitiveness in this industry is largely based on individual mill efficiency and on the availability of competitively priced resources on a facility-by-facility basis, rather than the number of mills operated. This is due to the fact that it is generally not economical to transfer wood between or among facilities, which would permit a greater degree of specialization and operating efficiencies. Instead, each facility must utilize the raw materials that are available to it in a relatively limited geographic area. For these reasons, we believe we are able to compete effectively with companies that have a larger number of mills. We compete based on product quality, customer service and price.

Pulp and Paperboard Segment

The Pulp and Paperboard segment produces and markets bleached paperboard and bleached pulp. A description of the facilities used to produce these products is included below under the heading “Manufacturing Facilities.”

We are a major producer of bleached paperboard in the United States, with approximately 10% of the available capacity. We compete with at least five other domestic pulp and paperboard producers. The business is capital intensive, which leads to high fixed costs. As a result, production generally continues as long as selling prices cover variable costs. As part of our ongoing effort to increase manufacturing efficiency and lower costs, we have allocated production of various paperboard products between our two facilities.

Bleached paperboard is a product used in the high-end segment of the packaging industry due to its strength, brightness and favorable printing and graphic surface features. Our bleached paperboard is processed by our customers into a variety of end products, including packaging for liquids and other food products, pharmaceuticals, toiletries and other consumable goods, as well as paper cups and paper plates.

We also produce and sell bleached softwood market pulp, which is used as the basis for many paper products. We do not consider ourselves among the larger manufacturers of softwood market pulp in the United States.

We utilize various methods for the sale and distribution of our paperboard and softwood pulp. In general, we sell paperboard to packaging converters domestically through sales offices located throughout the United States. The majority of our international paperboard sales are made in Japan, Korea, China and other Southeast Asian countries through sales representative offices. The majority of softwood market pulp sales are generally made through agents. Our principal methods of competing are product quality, customer service and price.

Consumer Products Segment

The Consumer Products segment produces and markets household tissue products. A description of the facilities used to produce these products is included below under the heading “Manufacturing Facilities.” In early 2004, we commenced operation of a new 102-inch through-air-dried tissue machine next to our existing tissue converting facility in Las Vegas, Nevada.

Our tissue products are manufactured on three machines at our facility in Lewiston, Idaho, as well as one machine at our facility in Las Vegas, Nevada. The tissue is then converted into packaged tissue products at four converting facilities in Lewiston, Idaho; Las Vegas, Nevada; Benton Harbor, Michigan; and Elwood, Illinois. In 2004, approximately 61% of the pulp we used to make our tissue products was obtained from our Lewiston pulp mill. The remaining portion was purchased on the open market and consisted primarily of hardwood pulp, which enhances the quality of certain grades of tissue.

We are a leading producer of private label household tissue products in the United States. In the year ended September 25, 2005, we produced approximately 90% of the private label tissue products sold in grocery stores in the western United States and approximately 51% of the private label tissue products sold in grocery stores in the United States. We compete with at least three companies that are much larger than us who sell national brand tissue products, as well as commercial, industrial and private label products. We also compete with other companies who sell regional brand products and commercial, industrial and private label products. Our household tissue products, comprised of facial and bathroom tissues, paper towels and napkins, are packaged to order for retail chains, wholesalers and cooperative buying organizations throughout the United States and, to a lesser extent, Canada. These products are sold to consumers under our customers’ own brand names. We sell a majority of our tissue products to three national grocery store chains. We do not have long-term supply contracts with any of these national chains and the loss of one or more of these customers could have a material adverse effect upon the operating results of the Consumer Products segment.

We sell tissue products to major retail outlets, primarily through brokers. Our principal methods of competing are product quality, customer service and price.

Manufacturing Facilities

Our principal manufacturing facilities at December 31, 2004, which are owned by us except as noted, together with their respective 2004 annual capacities and production, are as follows:

	Capacity (A)	Production (A)
Wood Products
Sawmills(B):
Prescott, Arkansas	225,000 mbf	220,000 mbf
Warren, Arkansas	225,000 mbf	210,000 mbf
Lewiston, Idaho	175,000 mbf	174,000 mbf
St. Maries, Idaho	115,000 mbf	112,000 mbf
Bemidji, Minnesota	100,000 mbf	98,000 mbf

Plywood Mill(C):
St. Maries, Idaho	160,000 msf	155,000 msf

Particleboard Mill(D):
Post Falls, Idaho	70,000 msf	63,000 msf

Pulp and Paperboard
Pulp Mills:
Cypress Bend, Arkansas	280,000 tons	279,000 tons
Lewiston, Idaho	540,000 tons	523,000 tons

Bleached Paperboard Mills:
Cypress Bend, Arkansas	300,000 tons	299,000 tons
Lewiston, Idaho	420,000 tons	411,000 tons

Consumer Products
Tissue Mills:
Lewiston, Idaho	180,000 tons	178,000 tons
Las Vegas, Nevada(E)	30,000 tons	25,000 tons

Tissue Converting Facilities:
Lewiston, Idaho	110,000 tons	110,000 tons
Elwood, Illinois(F)	15,000 tons	4,000 tons
Benton Harbor, Michigan(G)	10,000 tons	7,000 tons
Las Vegas, Nevada	50,000 tons	47,000 tons

(A)	msf stands for thousand square feet and mbf stands for thousand board feet.
(B)	In May 2005, Potlatch acquired a lumber mill located in Gwinn, Michigan with a current capacity of 180,000 mbf on a three-shift basis.
(C)	3/8 inch panel thickness basis.
(D)	3/4 inch panel thickness basis.
(E)	This facility commenced operations in 2004. The capacity shown in the table is the estimated annual capacity.
(F)	This facility commenced operations in 2004. The building located at this facility is leased by Potlatch, while the operating equipment located within the building is owned by Potlatch. The capacity shown in the table is the estimated annual capacity.
(G)	The building located at this facility is leased by Potlatch under a lease that expires in April 2006. The operating equipment located within the building is owned by Potlatch.

Discontinued Operations

In May 2002, we completed the sale of our Cloquet, Minnesota, pulp and printing papers facilities and certain associated assets to a domestic subsidiary of Sappi Limited for $485.5 million in cash, after closing adjustments. In conjunction with the sale, we closed our Brainerd, Minnesota, printing papers mill and exited the coated printing papers business. As a result, we recorded an after-tax charge of $149.8 million in the first quarter of 2002. In December 2002, we recorded an additional after-tax charge of $14.6 million to adjust employee severance costs, the carrying value of the remaining Brainerd assets and other exit costs. We sold the Brainerd facility in February 2003 for $4.44 million in cash. In December 2003, we recorded an after-tax charge of $1.6 million for a continuing contractual obligation related to the Brainerd facility.

In June 2002, we announced the closure of our Bradley hardwood sawmill in Warren, Arkansas, and exit from the hardwood lumber business. An after-tax charge of $5.7 million was recorded for estimated asset write-down and closure costs. We sold the facility in August 2002. In December 2002, we reversed $1.6 million of the after-tax charge to reflect the actual costs incurred for the closure and sale.

In September 2004, we sold our oriented strand board facilities and related assets in Bemidji, Cook and Grand Rapids, Minnesota, to Ainsworth Lumber Co. Ltd. for approximately $452 million in cash, after closing adjustments. We recorded an after-tax gain on the sale of $163.1 million in the third quarter of 2004.

Environment

We are subject to extensive federal and state environmental regulations at our operating facilities and timberlands, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species. We endeavor to comply with all environmental regulations and regularly monitor our activities for such compliance. Compliance with environmental regulations is a significant factor in our business and requires capital expenditures as well as additional operating costs. Capital expenditures specifically designated for environmental compliance totaled approximately $0.4 million during 2004 and are expected to be approximately $2.0 million in 2005.

Our timberlands in Idaho, Arkansas and Minnesota are certified by independent third parties to be in compliance with FSC standards, the SFI Program and the ISO 14001 standard for environmental management systems. Our hybrid poplar farm is certified under both the FSC and ISO 14001 standards. Participation in the SFI, ISO and FSC programs is voluntary, and can require operating processes which are more stringent than existing federal or state requirements.

In early 1998 the Environmental Protection Agency, or EPA, published regulations specifically applicable to the pulp and paper industry. These extensive regulations govern both air and water emissions. During 2001, we completed modifications to process equipment and operating procedures to comply with Phase I of the regulations. Phase II of the regulations relates to control of high volume, low concentration emissions at kraft pulp mills, and our compliance efforts are scheduled to be completed in 2006 at an expected remaining cost of approximately $1.0 million. We do not expect that these compliance costs will have a material adverse effect on our competitive position.

The EPA has developed Maximum Achievable Control Technology, or MACT, standards for pulp and paper facilities, plywood and composite wood facilities and certain boiler units. We have studied the applicable MACT standards, and we estimate that capital expenditures necessary for compliance will be minimal. Compliance deadlines are in 2006 and 2007.

We believe that our facilities are currently in substantial compliance with applicable environmental laws and regulations. We cannot assure, however, that situations that may give rise to material environmental liabilities will not be discovered or that the enactment of new environmental laws or regulations or changes in existing laws or regulations will not require significant expenditures by us.

Legal Proceedings

In January 2004, we voluntarily reported to the Minnesota Pollution Control Agency, or MPCA, a potential air permit violation at our oriented strand board facility in Bemidji, Minnesota, relating to the non-operation of equipment used to control nitrous oxide emissions from a wood-fired boiler for a period of approximately 29 months. Corrective action was taken, and effective April 12, 2005, we and the MPCA entered into a Stipulation Agreement that provided for payment of a civil penalty in the amount of $725,000, which was within the amount of the reserve for this matter established in accordance with SFAS No. 5, “Accounting for Commitments and Contingencies.” The penalty was paid in the second quarter of 2005. This facility was sold in September 2004 as described more fully above under the heading “Discontinued Operations.”

We believe there is no pending or threatened litigation that would have a material adverse effect on our financial position, operations or liquidity.

Employees

As of September 30, 2005, we had approximately 4,100 full-time employees. The workforce consisted of approximately 900 salaried, 3,100 hourly and 100 temporary or part-time employees. As of September 30, 2005, approximately 52% of the workforce was covered under collective bargaining agreements.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of the anticipated policies with respect to distributions, investments, financing, lending and certain other activities of Potlatch Holdings. Upon consummation of the REIT conversion, our policies with respect to these activities will be determined by the board of directors of Potlatch Holdings and may be amended or revised from time to time at the discretion of the board of directors without notice to, or a vote of, the stockholders of Potlatch Holdings, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements. The board of directors of Potlatch Holdings intends to adopt the policies as outlined below.

Distribution Policy

We intend to make regularly quarterly distributions. For a discussion of our distribution policy, see “Distribution Policy.”

Investment Policies

Following the REIT conversion, the Operating Subsidiary will hold our timberlands and Potlatch TRS will hold our other business and assets, consisting primarily of our 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by us for the harvesting of timber and the sale of logs, and real property that we currently expect to sell or otherwise dispose of following the REIT conversion. While we intend to continue to make normal capital expenditures to maintain our manufacturing operations, we expect that timberlands will be the focus of our future investment initiatives.

Our existing portfolio of timberlands is comprised of a total of approximately 1.5 million acres in Arkansas, Idaho, Minnesota and Oregon. Our investment objective is to maximize the total return from our entire portfolio of timberlands consistent with our long-term policy of increasing sustainable yield. We will seek to accomplish this objective primarily through our management of our existing portfolio of timberlands and through acquisitions of additional timberlands. We intend to expand our timberland holdings in those states where we have existing properties and elsewhere within the United States.

We focus on long-term equity investments in timberlands. However, we may purchase or lease properties for long-term or short-term investment. Our investments will be financed as described below under “Financing Policies.” We may hold or sell any or all of our portfolio of timberlands when circumstances warrant. We also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. While we intend to emphasize equity investments, we may invest in mortgages, stock of other REITs, partnerships and other real estate investments. Equity investments may be subject to existing mortgage financing and other indebtedness that has priority over our equity interest in such properties. To enhance the value of timberlands located in undeveloped or underdeveloped markets, we may invest in limited conversion, transport, or export facilities, to stimulate the growth and competition of local timber markets or provide access to export markets.

There are currently no limitations on (i) the percentage of our assets that may be invested in any one property, venture, or type of security, (ii) the number of properties in which we may invest or (iii) the concentration of investments in a single geographic region. Following the REIT conversion, in order to comply with certain federal income tax requirements with respect to REITs, the value of the securities of any one issuer other than a TRS that are owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the outstanding securities of any one issuer other than a TRS, as measured by either vote or value. For a discussion of these limitations, see “Material Federal Income Tax Consequences”—“Taxation of Potlatch Following the Merger”—“Asset Tests.” Our board of directors may establish limitations, and other policies, as it deems appropriate from time to time.

Financing Policies

Generally, we will determine all of our financing policies in light of then-current economic conditions and timber prices, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. If our board of directors determines that additional funding is desirable, we expect to raise such funds through borrowings under our bank credit facility and otherwise through the following means:

•	equity offerings of securities;

•	debt financings;

•	retention of cash flow, subject to provisions in the Internal Revenue Code concerning the taxability of undistributed REIT income and REIT qualification; and

•	a combination of these methods.

We have authority to offer common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares of common stock or any other securities and may engage in such activities in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors, without the need for stockholder approval. We do not have a policy limiting the amount of indebtedness that we may incur. Our restated certificate of incorporation and bylaws, as well as the certificate of incorporation and bylaws of the Operating Subsidiary, do not limit the amount or percentage of indebtedness that we or the Operating Subsidiary may incur.

On June 29, 2004, we entered into a three-year unsecured bank credit facility, which replaced a secured bank credit facility that expired on June 28, 2004. This credit facility provides a revolving line of credit of up to $125 million, including a $35 million subfacility for letters of credit and a $10 million subfacility for swing line loans. Usage under either or both subfacilities reduces availability under the revolving line of credit. As of June 30, 2005, there were no borrowings outstanding under the revolving line of credit. However, approximately $9.8 million of the letter of credit subfacility was being used to support several outstanding letters of credit. Outstanding loans under the credit facility bear interest at LIBOR plus between 0.1875% and 1.625% for LIBOR loans and a base rate, effectively equal to the bank’s prime rate, plus up to 0.625%, for other loans. In connection with the REIT conversion, we expect to enter into an amended and restated credit facility, which we expect will provide a revolving line of credit of up to $175 million. Amendment of the existing credit facility will require approval by the participating banks.

In the future, we may seek to extend, expand, reduce or renew our credit facilities or obtain new credit facilities or lines of credit, that may contain certain limitations on indebtedness. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties and us as a whole to generate cash flow to cover expected debt service. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policies

We may make loans to the Operating Subsidiary and other entities in which we or the Operating Subsidiary have an equity interest. We may also consider offering purchase money financing in connection with the sale of properties where the provision of such financing will increase the value received by us for the property sold.

Reports to Stockholders

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

Policies With Respect to Other Activities

At all times, we intend to operate and to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code for us to qualify as a REIT unless, because of changing circumstances or changes in the Internal Revenue Code or in Treasury regulations, the board of directors determines that it is no longer in our best interests to qualify as a REIT. Our policies with respect to activities described above may be reviewed and modified or amended from time to time by our board of directors without a vote of the stockholders.

PRO FORMA FINANCIAL INFORMATION

The following tables present selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 and from the unaudited pro forma consolidated balance sheet as of June 30, 2005. The unaudited pro forma balance sheet is presented as if the REIT conversion, including the expected special E&P distribution, had occurred on June 30, 2005. The unaudited pro forma statement of operations presents the effects of the anticipated transactions as though they occurred on January 1, 2004, but calculated as they are expected to occur based on actual data as of June 30, 2005. The unaudited pro forma consolidated financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion, including the special E&P distribution, been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of Potlatch included in or incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma consolidated statement of operations does not reflect additional transaction costs related to the REIT conversion, currently estimated at $8.3 million. However, this amount is reflected in the unaudited pro forma consolidated balance sheet. The making of a quarterly distribution has not been reflected in the pro forma financial results. To qualify as a REIT, at least 90% of taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, is required to be distributed to stockholders. Unlike most REITs, we anticipate that most of our income from our REIT operations in the foreseeable future will consist primarily of net capital gain. Accordingly, we do not anticipate that this requirement will require us to distribute any material amounts of cash to remain qualified as a REIT.

The pro forma financial results assume that all relevant REIT qualifying tests, as dictated by Internal Revenue Service rules, were met for the entire year. Potlatch has not performed these calculations and it is unlikely that all of the tests would have been met.

POTLATCH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Actual	Adjustments				Pro forma
		All Stock		Expected		All Stock	Expected
	(in thousands, except per share data)
Net Sales	$1,351,472	$2,242	(F)	$2,242	(F)	$1,353,714	$1,353,714
Costs and Expenses:
Depreciation, amortization and cost of fee timber harvested	88,319	(7,660	)(F)	(7,660	)(F)	80,659	80,659
Materials, labor and other operating expenses	1,083,660	2,242	(F)	2,242	(F)	1,093,562	1,093,562
		7,660	(F)	7,660	(F)
Selling, general and administrative expenses	85,571	—		—		85,571	85,571
Restructuring charges	1,193	—		—		1,193	1,193

	1,258,743	2,242		2,242		1,260,985	1,260,985

Earnings from operations	92,729	—		—		92,729	92,729
Interest expense, net	(45,863)	—		(1,700	)(D)	(45,863)	(47,563)
Debt retirement costs	(25,186)	—		—		(25,186)	(25,186)
Interest income	3,617	—		(884	)(D)	3,617	2,733

Earnings (loss) before taxes	25,297	—		(2,584)		25,297	22,713
Provision (benefit) for taxes	9,967	(18,968	)(C)	(19,317	)(C)	(9,001)	(9,350)

Earnings from continuing operations	$15,330	$18,968		$16,733		$34,298	$32,063

Earnings per common share from continuing operations:
Basic	$0.52	—		—		$0.90	$0.88
Diluted	0.52	—		—		0.89	0.87
Average shares outstanding:
Basic	29,397	8,790	(A)	7,032	(A)	38,187	36,429
Diluted	29,515	8,790	(A)	7,032	(A)	38,450	36,692
		145	(B)	145	(B)

See accompanying notes to unaudited pro forma consolidated financial statements.

POTLATCH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005

	Actual	Adjustments				Pro forma
		All Stock		Expected		All Stock	Expected
	(in thousands, except per share data)
Net Sales	$703,843	$1,363	(F)	$1,363	(F)	$705,206	$705,206
Costs and Expenses:
Depreciation, amortization and cost of fee timber harvested	40,702	(2,027	)(F)	(2,027	)(F)	38,675	38,675
Materials, labor and other operating expenses	587,368	1,363	(F)	1,363	(F)	590,758	590,758
		2,027	(F)	2,027	(F)
Selling, general and administrative expenses	43,160	—		—		43,160	43,160

	671,230	1,363		1,363		672,593	672,593

Earnings from operations	32,613	—		—		32,613	32,613
Interest expense, net	(14,486)	—		(850	)(D)	(14,486)	(15,336)
Interest income	1,313	—		(728	)(D)	1,313	585

Earnings (loss) before taxes	19,440	—		(1,578)		19,440	17,862
Provision (benefit) for taxes	7,484	(9,240	)(C)	(9,520	)(C)	(1,756)	(2,036)

Earnings from continuing operations	$11,956	$9,240		$7,942		$21,196	$19,898

Earnings per common share from continuing operations:
Basic	$0.41	—		—		$0.56	$0.55
Diluted	0.41	—		—		0.56	0.55
Average shares outstanding:
Basic	28,993	8,790	(A)	7,032	(A)	37,783	36,025
Diluted	29,167	8,790	(A)	7,032	(A)	38,102	36,344
		145	(B)	145	(B)

See accompanying notes to unaudited pro forma consolidated financial statements.

POTLATCH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2005

	Actual	Adjustments				Pro forma
		All Stock		Expected		All Stock	Expected
	(in thousands, except share and per share data)
ASSETS
Current Assets:
Cash and short-term investments	$63,594	$—		$(92,000	)(A)	$63,594	$11,594
				40,000	(A)
Receivables, net	106,618	—		—		106,618	106,618
Inventories	195,188	—		—		195,188	195,188
Prepaid expenses	18,954	—		—		18,954	18,954

Total current assets	384,354	—		(52,000)		384,354	332,354

Land, other than timberlands	8,544	—		—		8,544	8,544
Plant and equipment, at cost less accumulated depreciation	595,882	—		—		595,882	595,882
Timber, timberlands and related logging facilities, net	404,845	—		—		404,845	404,845
Other assets	218,783	—		—		218,783	218,783

	$1,612,408	$—		$(52,000)		$1,612,408	$1,560,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$2,356	$—		$—		$2,356	$2,356
Accounts payable and accrued liabilities	155,591	8,300	(G)	8,300	(G)	163,891	163,891

Total current liabilities	157,947	8,300	(G)	8,300	(G)	166,247	166,247

Long-term debt	333,080	—		40,000	(A)	333,080	373,080
Other long-term obligations	241,890	—		—		241,890	241,890
Deferred taxes	198,252	(57,687	)(E)	(57,687	)(E)	140,565	140,565
Stockholders’ equity:
Common stock, $1 par value, 40,000,000 and 32,721,980 shares authorized and issued actual, respectively; 100,000,000 and 37,856,026 or 36,097,953 shares authorized and issued pro forma, respectively	32,722	8,790	(A)	7,032	(A)	37,856	36,098
		(3,656	)(A)	(3,656	)(A)
Additional paid-in capital	149,496	451,210	(A)	360,968	(A)	479,530	389,288
		(121,176	)(A)	(121,176	)(A)
Retained earnings	625,256	(460,000	)(A)	(460,000	)(A)	214,643	214,643
		57,687	(E)	57,687	(E)
		(8,300	)(G)	(8,300	)(G)
Accumulated other comprehensive loss	(1,403)	—		—		(1,403)	(1,403)
Common shares in treasury	(124,832)	124,832	(A)	124,832	(A)	—	—

Total stockholders’ equity	681,239	49,387		(42,613)		730,626	638,626

	$1,612,408	$—		$(52,000)		$1,612,408	$1,560,408

See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Consolidated Statements of Operations and Balance Sheet

(A) Special E&P Distribution

In conjunction with the proposed REIT conversion, Potlatch expects to make a special E&P distribution in an amount between $440 million and $480 million, comprised of cash and Potlatch Holdings common stock. This distribution is currently projected to be paid in the first quarter of 2006. Depending on actual cash versus stock elections selected by existing stockholders, the cash versus stock components of the special E&P distribution could vary. The potential results are shown below in the ‘All Stock’ and ‘Expected’ columns. The ‘All Stock’ columns assume a special E&P distribution of $460 million, which is the middle of the estimated range, comprised entirely of Potlatch Holdings common stock. The ‘Expected’ columns assume a special E&P distribution of $460 million, 20% of which, or $92 million, is comprised of cash, and 80% of which, or $368 million, is comprised of Potlatch Holdings common stock. For purposes of the value of the Potlatch Holdings common stock portion of the special E&P distribution, an assumed per share price of $52.33 was used, which was the closing sale price of Potlatch common stock on the NYSE on June 30, 2005.

At the date of the merger in connection with the REIT conversion, the shares held as treasury stock will return to unissued status, with a corresponding adjustment to additional paid-in capital and common stock.

The following table outlines the range of potential scenarios that exist, based on 29,065,688 shares of Potlatch common stock issued and outstanding as of June 30, 2005:

	Cash/stock		Per Share
	All Stock	Expected	All Stock	Expected
	(in thousands, except per share amounts)
Cash portion of special E&P distribution	$—	$92,000	$—	$3.17
Stock portion of special E&P distribution	460,000	368,000	15.83	12.66

	$460,000	$460,000	$15.83	$15.83

The effect of the stock portion of the special E&P distribution has been reflected as a decrease in retained earnings and an increase to common stock and additional paid-in capital and is accomplished via new shares issued versus using existing shares held in treasury stock. The new shares issued are added to the weighted number of shares outstanding for the periods reported. The amount of the special E&P distribution is calculated on a tax basis and will not bear a correlation to book basis retained earnings, or the retained earnings shown in our June 30, 2005 balance sheet, because of differences that exist between tax and book income and expenses.

Should Potlatch require more cash than is on hand as of the date of the special E&P distribution, additional funds will be borrowed to furnish the cash needed. The pro forma balance sheet shows $40 million in borrowing associated with an assumed special E&P distribution of $460,000, which is the middle point of the expected range. If the special E&P distribution is $440 million, the lowest point of the expected range, we expect that $36 million in borrowing would be required to furnish the $88 million cash needed to make the distribution. If the special E&P distribution is $480 million, the highest point of the expected range, we expect that $44 million in borrowing would be required to furnish the $96 million cash needed to make the distribution.

(B) Adjustment to Options Outstanding due to Special E&P Distribution

The special E&P distribution noted above will require us to adjust outstanding stock options by reducing the exercise price per share of stock subject to the options and increasing the number of shares of stock subject to the options. The adjustments to the exercise price and underlying shares will be calculated in accordance with FASB Interpretation No. 44, or FIN 44, to achieve equal intrinsic values to option holders and the same ratio of exercise price to fair market value before and after the special E&P distribution. This change in exercise price and number of shares of common stock subject to outstanding options would have an effect on the diluted weighted average shares outstanding as follows:

	Share dilution of FIN 44 Adjustment
	Before	After
	(in thousands, except per share data)
Average exercise price per share at June 30, 2005	$37.1313	$25.8993	*
Shares of common stock subject to options outstanding at June 30, 2005	1,156	1,657	**
Hypothetical cash proceeds	$42,924	$42,915
Shares purchased at June 30, 2005 at assumed market value of $52.33/$36.50 share***	820	1,176
Dilutive shares	336	481
Change in dilutive effect	—	145

*	Fair market value divided by average exercise price: before $52.33/$37.1313 = 1.4093; after: ($52.33 – $15.83)/1.4093 = $25.8993.
**	(($52.33 – $37.1313) / (($52.33 – $15.83) – $25.8993)) x 1,156.
***	June 30, 2005 NYSE closing price of $52.33, less $15.83 per share special E&P distribution.

(C) Income Taxes

As a result of the assumed REIT election on January 1, 2004, income taxes would no longer have been payable on certain of our activities. The following activities were considered to be part of the non-taxable activities of a REIT and hence no tax liability was assumed:

•	stumpage sales;

•	conservation easements;

•	land sales;

•	general and administrative costs associated with the above activities;

•	interest costs associated with debt held by Potlatch Holdings; and

•	an allocation of corporate administrative costs.

The following activities were considered to be part of a taxable REIT subsidiary. The income from these activities was assumed taxed at 39.4%:

•	manufacture and sale of wood products, pulp and paperboard, tissue products and the harvest and sale of logs.

•	general and administrative costs associated with the above activities;

•	an allocation of interest income on cash balances held; and

•	an allocation of corporate administrative costs.

The result is a reduction in income tax expense from continuing operations of $19.3 million and $9.5 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively, assuming a special E&P distribution of $460 million, 20% of which is cash and 80% of which is stock.

Pre-tax loss from continuing operations generated by the above activities of the taxable REIT subsidiary, assuming a January 1, 2004 REIT conversion, would have been $46.5 million for 2004 and $8.2 million for the six months ended June 30, 2005.

(D) Interest Expense and Interest Income

The potential range of cash used for the special E&P distribution noted in footnote (A) above would have the following estimated effects on the 2004 and six months 2005 statements of operations. Any change in borrowing is assumed to have occurred in the REIT entity, and would not have a tax effect:

	Year ended December 31, 2004		Six months ended June 30, 2005
	All Stock	Expected	All Stock	Expected
	(in thousands)
Lower interest income from lower cash balance*	$—	$884	$—	$728
Higher interest expense from additional borrowing**	—	1,700	—	850

	$—	$2,584	$—	$1,578

*	Lower cash balances of $52 million (“Expected”). These amounts are calculated using the actual average annualized rate earned on cash invested during the periods presented: 1.7% for 2004 and 2.8% for the six months ended June 30, 2005.
**	Additional $40 million borrowed to fund the special E&P distribution at an assumed interest rate of 4.25% per year. A one-eighth of one percent difference in the assumed interest rate would have the effect of increasing or decreasing interest expense by $50,000 for 2004 and $25,000 for the six months ended June 30, 2005.

(E) Deferred Taxes

The REIT conversion would create a one-time reversal of net deferred tax liabilities for assets no longer subject to income taxes at the REIT level. The amount is currently estimated to be $57.7 million as of January 1, 2006, the projected date of the actual REIT election, but will vary depending on the actual assets within the taxable REIT subsidiary at year end. This reversal has no effect on the calculation of the special E&P distribution noted in footnote (A) above, as this is a book entry and the special E&P distribution is calculated based on a tax basis.

(F) Reclassifications

Miscellaneous revenue-generating activities that are incidental to the management of our timberlands as a C corporation have historically been accounted for by Potlatch as a reduction of costs in the statements of operations. These activities include hunting leases, mineral leases, road rental and royalties and totaled $2.2 million for the year ended December 31, 2004, and $1.4 million for the six months ended June 30, 2005. Upon conversion to a REIT, Potlatch Holdings will classify certain of these activities as qualified REIT revenue.

Additionally, the conversion to a REIT organization requires a distinction between fee lands and non-fee lands with respect to management of these assets and their proper placement within the corporate structure. As a result of this distinction, the pro forma consolidated statements of operations for the year ended December 31, 2004, and the six months ended June 30, 2005, reflect a reclassification of the cost of permit timber harvested from non-company owned lands totaling $7.7 million and $2.0 million, respectively.

(G) Estimated Transaction Costs

This figure represents our current estimate of transaction costs relating to the REIT conversion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Sole Stockholder

Potlatch Holdings, Inc.

We have audited the accompanying balance sheet of Potlatch Holdings, Inc. as of September 16, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Potlatch Holdings, Inc. as of September 16, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

September 16, 2005

POTLATCH HOLDINGS, INC.

BALANCE SHEET

As of September 16, 2005
Assets:
Cash	$1,000

Total Assets	$1,000

Liabilities and stockholder’s equity:
Liabilities	$—

Stockholder’s equity:
Common stock, $1.00 par value per share, 1,000 shares authorized, 1,000 shares issued and outstanding	1,000

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

See accompanying note to the balance sheet.

POTLATCH HOLDINGS, INC.

NOTE TO THE BALANCE SHEET

1.	Organization

Potlatch Holdings, Inc., or Potlatch Holdings, was incorporated on September 9, 2005, under the laws of the State of Delaware and was authorized to issue 1,000 shares of $1.00 par value common stock. Potlatch Holdings, a wholly owned subsidiary of Potlatch Corporation, was created to effect the merger described below.

Prior to the merger, Potlatch Holdings will conduct no business other than incident to the merger. In the merger, Potlatch Corporation will merge into Potlatch Operating Company, a wholly owned subsidiary of Potlatch Holdings. Upon effectiveness of the merger, shares of Potlatch Corporation will be cancelled and each outstanding share of common stock of Potlatch Corporation will be converted into one share of common stock of Potlatch Holdings. Potlatch Holdings will continue to own all of the outstanding shares of Potlatch Operating Company, which, by virtue of the merger, will own all of the assets and business formerly owned by Potlatch Corporation.

Also effective at the time of the merger, Potlatch Holdings will change its name to Potlatch Corporation and its certificate of incorporation will be amended and restated. The restated certificate is substantially the same as Potlatch Corporation’s restated certificate of incorporation, except for a change in its authorized capital stock and the addition of restrictions on ownership and transfer of common stock to facilitate compliance with the rules applicable to REITs. The members of the board of directors and management of Potlatch Corporation will hold the same positions with Potlatch Holdings immediately after the merger.

SELECTED FINANCIAL DATA

The following tables present a summary of historical consolidated financial data as of the dates and for the periods indicated for Potlatch, which is deemed to be the predecessor of Potlatch Holdings for accounting purposes.

The selected statement of operations presented below for the six months ended June 30, 2005 and 2004 and the selected balance sheet data as of June 30, 2005 and 2004 have been derived from our unaudited financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The selected statement of operations presented below for the fiscal years ended December 31, 2004, 2003 and 2002 and the selected balance sheet data as of December 31, 2004 and 2003 have been derived from Potlatch’s audited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The statement of operations data presented below for the fiscal years ended December 31, 2001 and 2000 and the selected balance sheet data as of December 31, 2002, 2001 and 2000 have been derived from Potlatch’s audited consolidated financial statements and related notes thereto, which are not incorporated by reference into this proxy statement/prospectus. The information in the following table is not comparable to the operations of Potlatch Holdings on a going-forward basis following the REIT conversion and thus may not be indicative of Potlatch Holdings’ future performance.

The following information does not provide all of the information contained in Potlatch’s financial statements, including the related notes. It is important for you to read the following summary of selected financial data together with Potlatch’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 73 and with Potlatch’s consolidated financial statements and accompanying notes in Potlatch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q for each of the three months ended March 31, 2005 and the three months ended June 30, 2005, and subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, all of which are incorporated by reference into this proxy statement/prospectus.

	Six months ended June 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Net sales	$703,843	$659,774	$1,351,472	$1,192,437	$1,106,306	$1,111,811	$1,087,464

Costs and expenses:
Depreciation, amortization and cost of fee timber harvested	40,702	44,331	88,319	88,987	97,986	98,265	95,927
Materials, labor and other operating expenses	587,368	546,174	1,083,660	1,006,786	921,576	931,152	888,049
Selling, general and administrative expense	43,160	42,986	85,571	75,800	72,053	75,831	76,139
Restructuring charges	—	1,193	1,193	(476)	8,963	2,750	46,411

	671,230	634,684	1,258,743	1,171,097	1,100,578	1,107,998	1,106,526

Earnings (loss) from operations	32,613	25,090	92,729	21,340	5,728	3,813	(19,062)
Interest expense, net	(14,486)	(24,338)	(45,863)	(48,172)	(59,882)	(77,853)	(59,438)
Debt retirement costs	—	—	(25,186)	(248)	(15,360)	—	—
Interest income	1,313	619	3,617	14,090	1,939	2,569	192

Earnings (loss) before taxes	19,440	1,371	25,297	(12,990)	(67,575)	(71,471)	(78,308)
Provision (benefit) for taxes	7,484	542	9,967	(9,148)	(26,354)	(27,874)	(30,540)

Earnings (loss) from continuing operations	11,956	829	15,330	(3,842)	(41,221)	(43,597)	(47,768)

	Six months ended June 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Discontinued operations:
Earnings (loss) from discontinued operations	—	116,623	422,017	89,456	(316,656)	(58,767)	23,859
Income tax provision (benefit)	—	46,066	166,098	34,887	(123,496)	(22,919)	9,305

	—	70,557	255,919	54,569	(193,160)	(35,848)	14,554

Net earnings (loss)	$11,956	$71,386	$271,249	$50,727	$(234,381)	$(79,445)	$(33,214)

Earnings (loss) per common share from continuing operations:
Basic	$0.41	$0.03	$0.52	$(0.13)	$(1.45)	$(1.54)	$(1.67)
Diluted	0.41	0.03	0.52	(0.13)	(1.45)	(1.54)	(1.67)
Earnings (loss) per common share from discontinued operations:
Basic	—	2.40	8.71	1.90	(6.78)	(1.27)	0.51
Diluted	—	2.39	8.67	1.90	(6.78)	(1.27)	0.51
Net earnings (loss) per common share:
Basic	0.41	2.43	9.23	1.77	(8.23)	(2.81)	(1.16)
Diluted	0.41	2.42	9.19	1.77	(8.23)	(2.81)	(1.16)
Cash dividends per common share(1)	0.30	0.30	3.10	0.60	0.60	1.17	1.74

(1)	Cash dividends for 2004 included a special dividend of $2.50 per common share.

	As of or for the six months ended June 30,		As of or for the year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands)
Balance Sheet Data
Total current assets	$384,354	$623,662	$407,370	$473,593	$505,955	$1,337,981	$1,358,389
Plant and equipment, at cost less accumulated depreciation	595,882	584,037	567,471	600,964	606,499	642,648	767,932
Timber, timberland and related logging facilities	404,845	400,008	401,078	396,482	393,055	390,612	329,329
Total assets	1,612,408	1,735,315	1,594,672	1,597,377	1,624,817	2,488,439	2,542,445
Long-term debt and other long-term obligations	574,970	889,193	569,726	884,792	890,256	1,017,073	985,696
Deferred taxes	198,252	118,331	201,252	71,917	56,654	210,609	293,961
Total stockholders’ equity	681,239	555,558	671,389	470,851	430,791	707,304	813,236

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Because of the impact of taxes, distributions and the change in business focus following the merger and the REIT conversion, our historical results of operations may not be comparable to the results of our operations following the REIT conversion.

Overview

We are a vertically integrated and diversified forest products company. We own approximately 1.5 million acres of timberland in Arkansas, Idaho, Minnesota and Oregon and operate 14 manufacturing facilities located in Arkansas, Idaho, Illinois, Michigan, Minnesota and Nevada. Our business is organized into four segments:

•	The Resource segment manages our timberlands, which supply logs, wood chips and pulpwood to our manufacturing segments, as well as to third parties. Intersegment sales are based on prevailing market prices for wood product delivered. For the first six months of 2005, Resource segment net sales were $119.9 million, representing approximately 15% of our net sales from continuing operations, before elimination of intersegment sales. Intersegment sales were $77.3 million for the period. In addition to wood fiber sales, net sales for the segment include revenue generated from the sale of land that occurs from time to time as part of the normal management of our timberland base and conservation easements.

•	The Wood Products segment manufactures lumber, plywood and particleboard at eight mills located in Arkansas, Idaho, Michigan and Minnesota. The segment’s products are largely commodity products, which are sold to wholesalers primarily for use in home building and other construction activity. Wood Products segment net sales were $237.7 million for the first six months of 2005, representing approximately 29% of our net sales from continuing operations, before elimination of intersegment sales. Intersegment sales were $6.7 million for the period.

•	The Pulp and Paperboard segment manufactures bleached paperboard used in packaging and bleached softwood market pulp. The Pulp and Paperboard segment operates two pulp and paperboard mills located in Arkansas and Idaho. Pulp and Paperboard segment net sales were $267.2 million for the first six months of 2005, representing approximately 33% of our net sales from continuing operations, before elimination of intersegment sales. Intersegment sales were $22.7 million for the period.

•	The Consumer Products segment manufactures tissue products primarily sold on a private label basis by major grocery store chains. The segment operates two tissue mills with related converting facilities in Idaho and Nevada, and two additional tissue converting facilities located in Illinois and Michigan. Consumer Products segment net sales were $185.7 million for the first six months of 2005, representing approximately 23% of our net sales from continuing operations, before elimination of intersegment sales. The segment did not have significant intersegment sales during the period.

Amounts reported for “Discontinued operations” in the Statements of Operations and Comprehensive Income for the six months ended June 30, 2004 include the results of operations for the first six months of 2004 for the OSB operations sold to Ainsworth Lumber Co. Ltd. in September 2004.

Effect of REIT structure on our operations

The REIT conversion will result in the separation of the current Resource segment into two reportable business segments for financial reporting purposes. The new REIT segment will consist of current Resource segment operating activities that will not be transferred to Potlatch TRS: managing our timberland to optimize stumpage sales, recreational and hunting lease revenues, and other investment in timberland as opportunities and market conditions dictate. The new Wood Flow Management segment will consist of the operations currently in the Resource segment that are not qualified REIT activities and that will be transferred to Potlatch TRS: wood fiber procurement, log buying and selling, and the development of selected land parcels for higher and better use purposes.

Information concerning significant financial effects of the REIT conversion is contained in the section titled “Pro Forma Financial Information,” which begins on page 61 of this proxy statement/prospectus. This pro forma information reflects adjustments to our historical balance sheet and statements of operations for the periods presented as if we had operated as a REIT. The adjustments are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion been consummated as of the dates in the financial statements, but illustrate the estimated effect of significant conversion transactions. The special E&P distribution of $460 million in the expected ratio of 80% stock and 20% cash would have increased the number of outstanding shares by approximately seven million, reduced cash by approximately $52 million and increased debt by approximately $40 million at June 30, 2005. The conversion would have also created a one-time reversal of net deferred tax liabilities for assets no longer subject to taxes at the REIT level totaling approximately $58 million. The changes in cash and debt would have caused an estimated decrease in interest income for the year ended December 31, 2004, and the six months ended June 30, 2005, of $0.9 million and $0.7 million, respectively, and an increase in interest expense for the same periods of $1.7 million and $0.9 million, respectively. Taxes on income would have been reduced by an estimated $19.3 million for the year ended December 31, 2004 and $9.5 million for the six months ended June 30, 2005.

The businesses and assets that will be transferred by us to Potlatch TRS primarily include the assets and operations of our Wood Products segment, Pulp and Paperboard segment and Consumer Products segment. These three segments collectively reported operating income of approximately $27.5 million in the six months ended June 30, 2005 and operating income of approximately $69.1 million in the year ended December 31, 2004. Our ability to receive dividends from Potlatch TRS is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. As a result, if our non-REIT activities conducted through Potlatch TRS were highly profitable, we might be limited in our ability to receive dividends from Potlatch TRS in an amount required to fund distributions to our stockholders commensurate with that profitability. Moreover, under the Code, no more than 20% of the value of the assets of a REIT may be represented by securities of one or more TRSs. This limitation may affect our ability to make investments in our manufacturing operations, which will be held by Potlatch TRS.

Factors influencing our results of operations

The operating results of our manufacturing businesses have been and will continue to be influenced by a variety of factors, including the cyclical nature of the forest products industry, competition, international trade agreements or disputes, the efficiency and level of capacity utilization of our manufacturing operations, changes in our principal expenses, such as wood fiber and energy costs, changes in harvest levels from our timberlands, changes in the production capacity of our manufacturing operations as a result of major capital spending projects, asset dispositions or acquisitions and other factors.

Our operating results generally reflect the cyclical pattern of the forest products industry. Historical prices for our products have been volatile, and we, like other manufacturers in the forest products industry, have limited direct influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our timber resources and wood products is affected by the level of new residential construction activity and, to a lesser extent, home repair and remodeling activity, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. The demand for most of our pulp and paperboard products is primarily affected by the general state of the global economy, and the economies in North America and east Asia in particular. The demand for our tissue products is primarily affected by the state of the United States economy.

The markets for our products are highly competitive and companies that have substantially greater financial resources than we do compete with us in each of our lines of business. Logs and other fiber from our timberlands, as well as our wood products, are subject to competition from timberland owners and wood products manufacturers in North America and to a lesser extent in South America, Europe, Australia and New Zealand. Our pulp-based products, other than tissue products, are globally traded commodity products. Because our competitors in these segments are located throughout the world, variations in exchange rates between the U.S. dollar and other currencies can significantly affect our competitive position compared to our international competitors. As it is generally not profitable to sell tissue products overseas due to high transportation costs, currency exchange rates do not have a major effect on our ability to compete in our tissue business.

Tariffs, quotas or trade agreements can also affect the markets for our products, particularly our wood products. For example, in 2002, the United States imposed duties on imported lumber from Canada in response to a dispute over the stumpage pricing policies of some provincial governments. Canada is challenging the tariffs in a number of forums, seeking to force the United States to revoke the import duty and return more than $4 billion in deposits collected on imports since duties were first imposed. Both countries are pursuing their own independent litigation and administrative remedies. Negotiations between the countries to resolve the dispute are currently stalled, and it is not clear when negotiations will resume or if they will result in a resolution of the matter. Any resulting agreement or other determination could have a significant effect on lumber prices in the United States.

Our manufacturing businesses are capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of our competitors may currently be lower-cost producers in some of the businesses in which we operate, and accordingly these competitors may be less adversely affected than we are by price decreases. No downtime was taken at any of our facilities due to an inability to cover variable costs during the financial reporting periods discussed below.

Energy costs, which have become one of our most volatile operating expenses over the past several years, impact almost every aspect of our operations, from natural gas used at our manufacturing facilities to in-bound and out-bound transportation surcharges. In periods of high energy prices, market conditions may prevent us from passing higher energy costs on to our customers through price increases, and therefore such increased costs could adversely affect our operating results. We have taken steps through conservation and electrical production to reduce our exposure to the volatile spot market for energy and to rate increases by regulated utilities. Our energy costs in future periods will depend principally on our ability to continue to produce a substantial portion of our electricity needs internally, on changes in market prices for natural gas and on reducing energy usage. From time to time we have entered into derivative financial instruments as a hedge against potential increases in the cost of natural gas. We entered into several such contracts in the third quarter of 2003, covering a portion of our expected natural gas purchases from November 2003 through March 2004. We have not entered into any such contracts since the third quarter of 2003.

Another significant expense is the cost of wood fiber needed to supply our manufacturing facilities. The cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of our products have not always increased in response to wood fiber price increases, nor have wood fiber prices always decreased in conjunction with declining product prices. On occasion, our results of operations have been and may in the future be adversely affected if we are unable to pass cost increases through to our customers.

Changes in timber harvest levels also may have a significant impact on our results of operations, due in part to the low cost basis of our timber from timberlands we acquired many years ago. Over the long term, we manage our timberlands on a sustainable yield basis to achieve a balance between timber growth and timber harvests. From time to time, however, we may choose, consistent with our environmental commitments, to harvest timber at levels above or below our estimate of sustainability for various reasons. For example, in recent years we have been harvesting timber in Idaho at a level below the estimated long-term sustainable harvest level. Due to a current imbalance in timber ages on our Idaho timberlands, beginning in 2005 and for a period of approximately 5-10 years, we expect to significantly increase the timber harvest level on our Idaho timberlands in order to improve the long-term productivity and sustainability of these timberlands. We also anticipate that as a result of this period of increased timber harvest activity the annual harvest levels on our existing Idaho timberlands will subsequently decrease to a level below the sustainable harvest level for a period of time, before increasing again to achieve the optimal long-term sustainable harvest level. On a short-term basis, our timber harvest levels may be impacted by factors such as demand for timber, weather conditions and harvesting capacity. Longer term, our timber harvest levels may also be affected by purchases of additional timberlands, sales of existing timberlands and changes in estimates of long-term sustainable yield because of genetic improvements and other silvicultural advances, as well as by natural disasters, regulatory constraints and other factors beyond our control.

In the fourth quarter of 2005, we expect that harvesting operations on our 17,000 acre hybrid poplar tree farm located in Northeastern Oregon will begin to yield increasing amounts of sawlogs and we expect annual increases in sawlog production from this farm over the next three to four years. This farm was originally established to provide an alternative source of wood chips for pulp making. In 2001, due to declining wood chip prices, we altered our strategy for the farm toward the production of high-quality logs for conversion into higher value lumber products for use in furniture manufacturing and other non-structural uses. It is our belief that hybrid poplar lumber will serve as an alternative to other regional hardwood species, such as red alder, which are in tight supply. However, because there are no other producers of hybrid poplar sawlogs in the United States, it is uncertain whether we will be successful in developing adequate markets for hybrid poplar lumber. Further, if a market does develop, it is uncertain whether the ultimate uses of hybrid poplar lumber will justify the prices normally associated with hardwoods currently used for higher-value purposes such as furniture making. Accordingly, our efforts to develop markets for hybrid poplar lumber may not be successful in generating significant additional sales revenue from our hybrid poplar tree farm or we may not meet our cash flow objectives from our investment in this farm.

The disparity between cost of wood fiber harvested from our timberlands and the cost of wood fiber purchased on the open market is due to the fact that the capitalized costs to establish fee timber were expended many years ago. The initial stand establishment costs remain as a capitalized asset until the timber reaches maturity, which typically ranges from 30 to 60 years. Ongoing forest management costs include recurring items necessary to the ownership and administration of timber producing property and are expensed as incurred. The cost of purchased wood fiber is significantly higher due to the fact that the wood fiber being purchased from third parties is mature and is purchased at the current market price.

Finally, changes in our manufacturing capacity, primarily as a result of capital spending programs or asset purchases and dispositions, have significantly affected our results of operations in recent periods. In early 2004, we began operating a new tissue machine in Las Vegas, Nevada, which produces approximately 30,000 tons a year. In June 2004, we began operating a tissue converting facility in Elwood, Illinois. In September 2004, we sold our three OSB operations in Bemidji, Cook and Grand Rapids, Minnesota. In May 2005, we purchased a lumber mill in Gwinn, Michigan. Each of these changes has affected or will affect our levels of net sales and expenses, as well as the comparability of our operating results from period to period. Additionally, the profitability of our manufacturing segments depends largely on our ability to operate our manufacturing facilities efficiently and at or near full capacity. Our operating results would be adversely affected if market demand does not justify operating at these levels or if our operations are inefficient or suffer significant interruption for any reason.

Critical Accounting Policies

Our principal accounting policies are discussed on pages 44-48 of our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect our reported financial position and operating results. Management believes the accounting policies discussed below represent the most complex, difficult and subjective judgments it makes in this regard.

Long-lived assets.    Due to the capital-intensive nature of our industry, a significant portion of our total assets are invested in our manufacturing facilities. Also, the cyclical patterns of our businesses cause cash flows to fluctuate by varying degrees from period to period. As a result, long-lived assets are a material component of our financial position with the potential for material change in valuation if assets are determined to be impaired. We account for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as measured by its undiscounted estimated future cash flows. We use our operational budgets to estimate future cash flows. Budgets are inherently uncertain estimates of future performance due to the fact that they are derived from estimates of revenues, costs and capital spending, all of which are subject to frequent change for many different reasons, as previously described in “Factors Affecting Our Results of Operations.” Because of the number of variables involved, the interrelationship between the variables and the long-term nature of the impairment measurement, sensitivity analysis of individual variables is not practical. Budget estimates are adjusted periodically to reflect changing business conditions and operations are reviewed, as appropriate, for impairment using the most current data available. To date, this process has not resulted in an impairment charge for any of our assets.

Timber and timberlands.    Timber and timberlands are recorded at cost, net of fee timber harvested. Expenditures for reforestation, including all costs related to stand establishment, such as site preparation, costs of seeds or seedlings and tree planting, are capitalized. Expenditures for forest management, consisting of regularly recurring items necessary to the ownership and administration of our timber and timberlands, are accounted for as current operating expense. Our cost of timber harvested is determined based on costs capitalized and the related current estimated recoverable timber volume. Recoverable volume does not include anticipated future growth, nor are anticipated future costs considered.

There are currently no authoritative accounting rules relating to costs to be capitalized for timber and timberlands. We have used relevant portions of current accounting rules, industry practices and our judgment in determining costs to be capitalized or expensed. Alternate interpretations and judgments could significantly affect the amounts capitalized. Additionally, models and observations used to estimate the current recoverable timber volume on our lands are subject to judgments that could significantly affect volume estimates. Following are examples of factors that add to the complexity of the assumptions we make regarding capitalized or expensed costs:

•	harvest cycles can vary by geographic region and by species of timber;

•	weather patterns can affect harvest cycles;

•	environmental regulations and restrictions may limit the company’s ability to harvest certain timberlands;

•	changes in harvest plans may occur; and

•	scientific advancement in seedlings and timber growing technology may affect future harvests.

Different assumptions for either the cost or volume estimates, or both, could have a significant effect upon amounts reported in our statements of operations and financial condition. Because of the number of variables involved and the interrelationship between the variables, sensitivity analysis of individual variables is not practical.

Restructuring charges and discontinued operations.    In 2002, we completed the sale of a majority of the assets of our printing papers segment and closed a printing papers facility in Brainerd, Minnesota, which was subsequently sold in 2003. In January 2004, we recorded a charge for a workforce reduction in our Consumer Products segment. In September 2004, we sold our three oriented strand board operations in Minnesota. These events required us to record estimates of liabilities for employee benefits, environmental clean-up and other costs at the time of the events. In making these judgments, we considered contractual obligations, legal liabilities, and possible incremental costs incurred as a result of restructuring plans to determine the liability. Our estimated liabilities could differ materially from actual costs incurred, with resulting adjustments to future period earnings for any differences, although no material adjustments to our original estimates have occurred for the events described above.

Environmental liabilities.    We record accruals for estimated environmental liabilities in accordance with SFAS No. 5, “Accounting for Commitments and Contingencies.” These estimates reflect assumptions and judgments as to the probable nature, magnitude and timing of required investigation, remediation and monitoring activities. In making these estimates, we consider, among other things, the activities we have conducted at any particular site, information obtained through consultation with applicable regulatory authorities and third parties, and our historical experience at other sites that are judged to be comparable. We must also consider the likelihood of changes in governmental regulations, advancements in environmental technologies, and changing legal standards regarding liability. Due to the numerous uncertainties and variables associated with these assumptions and judgments, and changes in governmental regulations and environmental technologies, our accruals are subject to substantial uncertainties and our actual costs could be materially more or less than the estimated amounts.

Pension and postretirement benefits.    The determination of pension plan expense and the requirements for funding our pension plans are based on a number of actuarial assumptions. Two critical assumptions are the discount rate applied to pension plan obligations and the rate of return on plan assets. For other postretirement employee benefit, or OPEB, plans, which provide certain health care and life insurance benefits to qualified retired employees, critical assumptions in determining OPEB expense are the discount rate applied to benefit obligations and the assumed health care cost trend rates used in the calculation of benefit obligations.

Note 11 to the consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus, includes information for each of the three years ended December 31, 2004 on the components of pension and OPEB expense and the underlying actuarial assumptions used to calculate periodic expense, as well as the funded status for our pension and OPEB plans as of December 31, 2004 and 2003. Note 10 on pages 8-9 of our Form 10-Q for the quarterly period ended June 30, 2005, which is incorporated by reference in this proxy/statement prospectus, includes information on the components of pension and OPEB expense for the quarters and six months ended June 30, 2005 and 2004.

The discount rate used in the determination of pension benefit obligations and pension expense is based on high-quality fixed income investment interest rates. At December 31, 2004, we calculated obligations using a 5.90% discount rate. The discount rates used at December 31, 2003 and 2002 were 6.25% and 6.75%, respectively. To determine the expected long-term rate of return on pension assets, we employ a process that analyzes historical long-term returns for various investment categories, as measured by appropriate indices. These indices are weighted based upon the extent to which plan assets are invested in the particular categories in arriving at our determination of a composite expected return. The assumed long-term rate of return on pension plan assets used for the three-year period ended December 31, 2004, was 9.5%. Over the past 27 years, the period during which we have actively managed pension assets, our actual average annual return on pension plan assets has been approximately 12%.

Total periodic pension plan income in 2004 was $11.5 million. An increase in the discount rate or the expected return on plan assets, all other assumptions remaining the same, would reduce pension plan expense, and conversely, a decrease in either of these measures would increase plan expense. As an indication of the sensitivity that pension expense has to the discount rate assumption, a 25 basis point change in the discount rate would affect annual plan expense by approximately $1.3 million. A 25 basis point change in the assumption for expected return on plan assets would affect annual plan expense by approximately $1.6 million. The actual rates on plan assets may vary significantly from the assumption used because of unanticipated changes in financial markets.

No minimum pension contributions are required for 2005 due to the funded status of our pension plans at December 31, 2004. We estimate contributions to our non-qualified pension plan will total approximately $1.4 million in 2005.

For our OPEB plans, expense for 2004 was $25.2 million. The discount rate used to calculate OPEB obligations was 5.90% at December 31, 2004, and 6.25% and 6.75% at December 31, 2003 and 2002, respectively. The assumed health care cost trend rate used to calculate OPEB obligations and expense for 2004 was a 7% increase over the previous year, with the rate of increase adjusted to 12% in 2005 and declining 1% annually to a long-term ultimate rate increase assumption of 6% for 2011 and thereafter.

As an indication of the sensitivity that OPEB expense has to the discount rate assumption, a 0.25% change in the discount rate would affect annual plan expense by approximately $0.8 million. A 1% change in the assumption for health care cost trend rates would have affected 2004 plan expense by approximately $2.2 to $2.7 million and the total post-retirement obligation by approximately $30.3 to $35.6 million. The actual rates of health care cost increases may vary significantly from the assumption used because of unanticipated changes in health care costs.

Periodic pension and OPEB expense are included in “Materials, labor and other operating expenses” and “Selling, general and administrative expenses” in the Statements of Operations. The expense is allocated to all business segments. Depending upon the funded status of the different plans, either a long-term asset or long-term liability is recorded for plans with overfunding or underfunding, respectively. Any unfunded accumulated pension benefit obligation in excess of recorded liabilities is accounted for in stockholders’ equity as accumulated other comprehensive income. See Note 11 to our 2004 Form 10-K financial statements for related balance sheet effects at December 31, 2004 and 2003.

Recent Accounting Pronouncements.    In December 2004 the Financial Accounting Standards Board, or the FASB, issued a revision of SFAS No. 123, “Share-Based Payment.” SFAS No. 123, as revised, requires the recognition of compensation cost in the Statement of Operations for equity instruments awarded to employees, based on the grant date fair value of the award. SFAS No. 123, as revised, was to become effective for interim or annual periods beginning after June 15, 2005. However, in April 2005, the effective date was amended by the Securities and Exchange Commission to allow companies to implement the revised statement in the next fiscal year beginning after June 15, 2005. We will therefore use the modified prospective method to implement revised SFAS No. 123 on January 1, 2006, and believe the effect of adoption on our results of operations will be comparable to the pro forma disclosures contained in Note 7, “Equity-Based Compensation,” on page 7 of our Form 10-Q for the quarterly period ended June 30, 2005.

In March 2005, the FASB issued FASB Interpretation No. 47, or FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which states that a company must recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in SFAS No. 143, “Accounting for Asset Retirement Obligations,” and therefore should be recognized if their fair value is reasonably estimable. Companies must adopt FIN 47 no later than the end of the fiscal year ending after December 15, 2005. We are currently reviewing FIN 47 to determine what effect, if any, it may have on our financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154’s retrospective-application requirement replaces Accounting Principles Board, or APB, Opinion No. 20’s requirement to recognize most voluntary changes in an accounting principle by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The requirements of SFAS No. 154 become effective for accounting changes made in fiscal years beginning after December 15, 2005.

Employees

Hourly union labor contracts expiring in 2006 are set forth below.

Contract Expiration Date	Location	Union	Approximate Number of Hourly Employees
May 1	Wood Products Division & Resource Management Division Prescott, Arkansas	International Association of Machinists	203
September 1	Pulp and Paperboard Division & Consumer Products Division Lewiston, Idaho	United Steelworkers	985
September 1	Pulp and Paperboard Division & Consumer Products Division Lewiston, Idaho	International Brotherhood of Electrical Workers	53

Results of Operations

As noted above, our business is organized into four reporting segments: Resource; Wood Products; Pulp and Paperboard; and Consumer Products. Sales or transfers between segments are recorded as intersegment sales based on prevailing market prices. Because of the role of the Resource segment in supplying our manufacturing segments with wood fiber, intersegment sales represent a significant portion of the Resource segment’s total net sales. Intersegment sales represent a substantially smaller percentage of net sales for our other segments.

A summary of period-to-period changes in items included in the Statements of Operations is presented on page 26 of our Form 10-Q for the quarterly period ended June 30, 2005. In the period-to-period discussion of our results of operations below, when we discuss our consolidated net sales, contributions by each of the segments to our net sales are reported after elimination of intersegment sales. In the “Discussion of Business Segments” sections below, each segment’s net sales are set forth before elimination of intersegment sales.

As a result of our decision in August 2004 to sell our oriented strand board operations and associated assets, those operations have been classified as “Discontinued operations” in the Statements of Operations for the quarter and six months ended June 30, 2004. The discussion below addresses our continuing businesses.

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

Net sales.    Net sales increased 7% to $703.8 million for the six months ended June 30, 2005, from $659.8 million for the same period in 2004. Resource net sales decreased to $42.6 million, compared to $44.2 million for the first six months of 2004. Lower land sales in Idaho and Arkansas were primarily responsible for the decline. Wood Products net sales increased to $231.1 million from $221.7 million for the first half of 2004, due largely to increased lumber shipments. Pulp and Paperboard segment net sales were $244.5 million, $7.7 million more than the $236.8 million reported for the first half of 2004 due primarily to higher paperboard selling prices. Consumer Products segment net sales increased to $185.6 million from $157.1 million due to increased shipments and higher selling prices.

Depreciation, amortization and cost of fee timber harvested.    For the six months ended June 30, 2005, depreciation, amortization and cost of fee timber harvested totaled $40.7 million, a $3.6 million decrease compared to $44.3 million recorded in the first six months of 2004. The decrease was due to lower depletion expense in Minnesota and lower amortization expense.

Materials, labor and other operating expenses.    Materials, labor and other operating expenses increased to $587.4 million for the six months ended June 30, 2005, from $546.2 million for the six months ended June 30, 2004. The higher costs were due primarily to increased shipments of lumber and consumer tissue products, higher wood fiber costs for the Wood Products and Pulp and Paperboard segments and increased packaging, transportation and outside converting costs for the Consumer Products segment.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $43.2 million for the first six months of 2005, compared to $43.0 million incurred for the same period of 2004.

Restructuring charge.    A pre-tax charge of $1.3 million was recorded in January 2004 for a workforce reduction at our Consumer Products segment. A total of 60 production and 8 salaried employees were terminated in 2004 due to the workforce reduction. By June 2004, all costs had been incurred for the workforce reduction, resulting in a reversal of less than $0.1 million to the initial charge.

Interest expense, net of capitalized interest.    Interest expense totaled $14.5 million for the six months ended June 30, 2005, compared to $24.3 million in the comparable prior year period. The decrease was the result of the repayment of approximately $282 million in debt during the fourth quarter of 2004, using a portion of the proceeds from the sale of our OSB operations.

Interest income.    For the six months ended June 30, 2005, interest income was $1.3 million, compared to $0.6 million for the same period in 2004. The increase was primarily due to a higher average short-term investments balance for the first half of 2005.

Provision for taxes.    For the six months ended June 30, 2005, we recorded an income tax provision of $7.5 million on earnings from continuing operations of $19.4 million, based on an estimated effective tax rate of 38.5%. During the first six months of 2004, an estimated tax rate of

39.5% was used to derive an income tax provision of $0.5 million, calculated on our earnings from continuing operations, before taxes, of $1.4 million. The estimated effective tax rate was reduced in 2005 to incorporate the anticipated effect of the Qualified Domestic Production Activity Credit.

Earnings from continuing operations.    We recorded earnings from continuing operations of $12.0 million for the six months ended June 30, 2005, compared to earnings from continuing operations of $0.8 million for the same period in 2004. The favorable comparison was due to improved results for the Resource, Pulp and Paperboard and Consumer Products segments and lower interest expense.

Discontinued operations.    Discontinued operations for the six months ended June 30, 2004, consisted of the results of our OSB operations. For the first six months of 2004, the OSB operations recorded pre-tax income of $116.6 million on net sales of $233.3 million.

Other comprehensive loss, net of tax.    For the six months ended June 30, 2004, we recorded a net derivative loss due to cash flow hedges of less than $0.1 million, after-tax. There were no derivative transactions in the first half of 2005.

Discussion of business segments.    The Resource segment reported operating income of $24.8 million for the first six months of 2005, $6.0 million higher than $18.8 million recorded in the same period of 2004. Segment net sales were $119.9 million for the first six months of 2005, compared to $106.6 million recorded for the same period of 2004. The higher earnings and net sales for 2005 were due largely to increased fee harvests in Idaho and Arkansas, combined with higher sales prices for logs. Revenue from sales of nonstrategic land for the segment was $2.6 million in the first half of 2005, compared to $5.1 million in the first half of 2004. No long-term pattern or trends should be associated with the land sales portion of the segment’s operating activities. Resource segment expenses were $95.1 million in the first six months of 2005, compared to $87.8 million in the first six months of 2004. The higher expenses were primarily attributable to the increased harvests of fee timber. Land sales generally do not have a material effect on segment expenses due to the low cost basis on most of our timberland.

The Wood Products segment reported operating income of $22.8 million for the first six months of 2005, compared to income of $35.6 million recorded in the first six months of 2004. Although wood product markets during the first six months of 2005 benefited from continued strong homebuilding activity, those benefits were more than offset by higher wood fiber costs. Net sales for the segment rose to $237.7 million for the first half of 2005, 5% higher than the $227.5 million recorded for the same period of 2004. Lumber net sales were $185.8 million, up from $171.9 million in 2004. The favorable comparison was the result of increased shipments, largely due to shipments from the Gwinn, Michigan, lumber mill, which was acquired in May 2005, and slightly higher selling prices. Plywood net sales decreased to $27.3 million for the first six months of 2005, compared to $31.6 million for the first six months of 2004. Shipment volume decreased 7% and sales prices were 8% lower than in the same period a year ago. Particleboard net sales were $9.3 million for the first six months of 2005, 8% lower than the $10.1 million recorded for the first six months of 2004 due to lower shipments and selling prices. Segment expenses were higher for the first half of 2005, totaling $215.0 million, versus $191.9 million for the first half of 2004. Higher wood fiber costs and increased lumber shipments largely accounted for the increase over 2004.

The Pulp and Paperboard segment reported operating income for the first six months of 2005 of $3.1 million, compared to a loss of $1.9 million for the first six months of 2004. Segment net sales were $267.2 million for the first half of 2005, up from $258.9 million for the 2004 period. Paperboard net sales increased to $239.5 million, compared to $228.3 million in the first six months of 2004. Selling prices were 10% higher than the same period a year ago, although shipments decreased 5% compared to the prior year’s first six months. Pulp sales (including intersegment sales) were lower for the first six months of 2005, totaling $27.2 million, compared to $30.5 million for the same period in

2004. The decrease in pulp sales for the 2005 period was due to lower shipments and slightly lower selling prices. Segment expenses were higher for the first six months of 2005, totaling $264.1 million, compared to $260.8 million in the first six months of 2004. The increase primarily reflected higher wood fiber, chemical and maintenance costs.

The Consumer Products segment reported operating earnings of $1.6 million for the first six months of 2005, compared to a loss of $5.1 million for the first six months of 2004. Segment net sales were $185.7 million for the first half of 2005, 18% higher than the $157.1 million recorded for the 2004 period. The increase in net sales was due to an 11% increase in selling prices and a 6% increase in product shipments compared to the prior year period. Shipments were positively affected by sales of our new ultra towel product and the addition of our Elwood, Illinois, converting operation in June 2004. Segment expenses were higher for the first six months of 2005, totaling $184.1 million, versus $162.2 million in the first six months of 2004. Increased product shipments and higher packaging, transportation and outside converting costs contributed to the increase. Segment expenses for the first half of 2004 included a pre-tax charge of $1.2 million for a workforce reduction.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net sales.    Consolidated net sales of $1.35 billion for the year ended December 31, 2004 increased 13% compared to net sales of $1.19 billion for the year ended December 31, 2003. Net sales increased for all segments in 2004. Resource segment net sales increased $14.5 million to $109.9 million, due largely to increased log sales to third parties and higher selling prices. Wood Products net sales increased 23% to $439.0 million as a result of higher selling prices for lumber, plywood and particleboard products, as well as increased plywood shipments. Net sales for the Pulp and Paperboard segment increased $43.5 million to $482.6 million due to increased paperboard shipments, as well as higher selling prices for both pulp and paperboard. Consumer Products segment net sales increased to $320.0 million from $300.8 million due primarily to modestly higher selling prices and increased product shipments.

Depreciation, amortization and cost of fee timber harvested.    Expenses for depreciation, amortization and cost of fee timber harvested were $88.3 million for the year ended December 31, 2004, a decrease of $0.7 million from the prior year total of $89.0 million.

Materials, labor and other operating expenses.    For the year ended December 31, 2004, materials, labor and other operating expenses increased to $1.08 billion from $1.01 billion in 2003. The higher costs were due primarily to an increased volume of log sales to third parties and increased shipments of plywood, paperboard and consumer tissue products. Higher wood fiber costs for all segments and higher energy costs for the Consumer Products segment also contributed to the increase.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $85.6 million for the year ended December 31, 2004, compared to $75.8 million for 2003. The higher expense was due primarily to increased corporate administration expense, higher research expense and higher selling expenses for the Consumer Products and Pulp and Paperboard segments.

Restructuring charge.    The following items were included in the “Restructuring charges” line in the Statements of Operations:

•	In the first quarter of 2003, we recorded $0.2 million for additional costs related to the elimination of 106 salaried production and administrative positions in late 2002. The $0.2 million was associated with employees whose service had been retained beyond the initial 60-day period following the announced job eliminations. In December 2003, we recorded a $0.7 million credit, reflecting final cost determinations for pension and medical benefits. As of December 31, 2004, 102 employees had been terminated and four had assumed other positions within the company as a result of job openings.

•	In January 2004, a pre-tax charge of $1.3 million was recorded for a workforce reduction at our Consumer Products segment. A total of 60 production and 8 salaried employees were terminated. By June 2004, all costs had been incurred for the workforce reduction, resulting in a reversal to the initial charge of less than $0.1 million.

Interest expense, net of capitalized interest.    Interest expense, net of capitalized interest, was $45.9 million for the year ended December 31, 2004, $2.3 million less than the $48.2 million charged against income in 2003. The decrease was largely due to the redemption of $244.5 million of our 10% Senior Subordinated Notes in October 2004, and $27.0 million of our medium-term notes in November 2004. In 2004, we incurred one-time, pre-tax costs of $25.2 million for the early retirement of the senior subordinated notes and medium-term notes mentioned above. These debt retirement costs consisted of premium-related costs of $44.7 million and recognized deferred debt issuance costs of $4.9 million, partially offset by recognized interest rate swap settlements of $24.4 million. See “Quantitative and Qualitative Disclosures About Market Risk” on pages 37-39 of our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus, for further discussion of interest rate swaps. During 2003, we incurred one-time, pre-tax costs of $0.2 million for the early retirement of $3.1 million of outstanding debt.

Interest income.    Interest income for the year ended December 31, 2004, was $3.6 million, compared to $14.1 million for 2003. The 2003 amount consisted primarily of the receipt of $13.2 million of interest income in conjunction with a settlement with the Internal Revenue Service for tax years 1989 through 1994.

Provision for taxes.    For the year ended December 31, 2004, we recorded an income tax provision of $10.0 million on income from continuing operations, based on an estimated effective tax rate of 39.4%. For the year ended December 31, 2003, we recorded an income tax benefit of $9.1 million on our loss from continuing operations. During the third quarter of 2003, the tax rate of 39% that had been used for the first half of the year was revised to 34% to reflect our ability to apply anticipated tax credits to our 2003 tax provision. The revised rate resulted in an overall tax provision for 2003 of $25.7 million. In allocating the $25.7 million tax provision between continuing operations and discontinued operations for presentation in the 2003 statement of operations, the benefit from the anticipated tax credits was allocated to continuing operations, resulting in a tax benefit of $9.1 million. A tax rate of 39% was applied to income from discontinued operations in 2003, resulting in a tax provision of $34.9 million.

Earnings from continuing operations.    We recorded earnings from continuing operations of $15.3 million for the year ended December 31, 2004, compared to a loss from continuing operations of $3.8 million for 2003. Improved earnings in the Wood Products and Pulp and Paperboard segments more than offset a decline in Consumer Products segment results.

Discontinued operations.    For the year ended December 31, 2004, we recorded after-tax earnings from discontinued operations of $255.9 million, compared to after-tax earnings of $54.6 million in 2003. The 2004 amount consisted of $92.8 million of after-tax earnings from the OSB operations prior to the sale to Ainsworth Lumber Co. Ltd., and an after-tax gain on the sale of the OSB operations of $163.1 million recorded in September 2004. The earnings from discontinued operations in 2003 of $54.6 million were attributable to earnings from the OSB operations, partially offset by an after-tax loss of $2.5 million related to our former printing papers mill in Brainerd, Minnesota, which was sold in February 2003. Net sales for discontinued operations for 2004 and 2003 were $325.9 million and $314.2 million, respectively.

Net earnings, including discontinued operations.    Our net earnings, including discontinued operations, for 2004 were $271.2 million, compared to earnings of $50.7 million in 2003. Earnings improvements for our continuing operations and discontinued operations, as well as the gain on the sale of discontinued operations, were responsible for the favorable comparison.

Other comprehensive loss, net of tax.    Items recorded in “Other comprehensive gain (loss), net of tax” for 2004 included a $32.2 million, after-tax decrease in our minimum pension liability and a net derivative loss due to cash flow hedges of $0.1 million, after tax. The decrease in the minimum pension liability was the result of a $57.9 million contribution to our pension plans in 2004 and market increases in our pension assets, despite a change in the discount rate from 6.25% to 5.90%. In 2003, we recorded a minimum pension liability increase totaling $0.4 million, after tax, due primarily to a change in the discount rate from 6.75% to 6.25%, which was partially offset by market increases in our pension assets.

Discussion of business segments

See Note 14, “Segment Information,” on pages 62-64 of our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus, for tabular presentation of required business segment information for the years ended December 31, 2004, 2003 and 2002.

The Resource segment reported operating income of $69.9 million for the year ended December 31, 2004, an increase of $4.4 million from the $65.5 million reported in 2003. Compared to 2003, increased log sales in 2004 to third parties in Idaho more than offset lower income from land sales. Segment net sales increased to $274.3 million, compared to $252.6 million in 2003. Increased log sales to third parties in Idaho during 2004 were largely responsible for the improvement. Revenue from sales of non-strategic land was $22.7 million in 2004, compared to $26.5 million in 2003. Conservation easement revenue of $4.1 million was included in the total land sales revenues for 2004, while $0.5 million was included in the 2003 figure. Income from sales of non-strategic land was $20.8 million, or 30% of the Resource segment operating income for 2004, compared with $24.8 million, or 38% of Resource operating income in 2003. The higher amount of land sales in 2003 was due primarily to the sale of 15,300 acres of non-strategic hardwood timberland in Arkansas. This sale of a large parcel was historically unusual, as most sales consist of small parcels of less than 500 acres each. The sale occurred because the buyer placed greater value on the large parcel of hardwood timberland than we did, as it was no longer strategic for future use in our business due to the fact we had previously sold our hardwood lumber mill in Arkansas and exited the hardwood lumber business. Land sale revenue amounts can and usually do vary between reporting periods, sometimes significantly, as was the case in 2003. The period-to-period fluctuations are due to the unique characteristics of each transaction such as location, size, accessibility, parcel attributes and the value to certain buyers. The sale of timberland is just one aspect of managing our timber and timberland assets to maximize stockholder value within this segment. No long-term pattern or trends should be associated with the land sales portion of the segment’s operating activities. Intersegment sales increased $7.2 million to $164.4 million. Expenses for the Resource segment were $204.4 million in 2004, compared to $187.1 million recorded in 2003, reflecting the higher log sales volume in Idaho, an increase in the cost of log purchases from third parties and increased logging costs. Land sales generally do not have a material effect on segment expenses due to the low cost basis on most of our timberland.

The Wood Products segment’s operating income of $68.3 million for the year ended December 31, 2004, was a significant improvement over its operating income of $4.1 million in 2003. Net sales for the segment were $451.0 million, 22% higher compared to $368.9 million reported in 2003. Wood products markets throughout much of 2004 benefited from continued strong homebuilding activity, as well as a weaker U.S. dollar. Lumber net sales increased to $345.8 million in 2004, compared to $279.2 million in 2003, due to a 25% increase in selling prices. Shipments of lumber products were slightly lower than the prior year due to downtime taken during 2004 at our Warren and Prescott, Arkansas, lumber facilities because of log shortages attributable to exceptionally wet conditions that curtailed logging operations. Plywood net sales increased to $59.6 million for 2004, compared to $46.4 million for 2003. Shipment volume increased 5% and sales prices were 22% higher than in 2003. Plywood shipments were 2% higher than production for 2004 and resulted in a decrease in inventory levels. In 2004, as in 2003, the plywood facility adjusted its product mix and temporarily operated some additional shifts to take advantage of strong market conditions during 2004. Particleboard shipments decreased 10% in 2004, due to a change in product mix and to downtime taken in late November and early December of 2004 to align inventory volumes with market conditions. Net sales of particleboard were $18.7 million in 2004, compared to $15.2 million in 2003. The increase was due to a 36% increase in selling prices. Expenses were $382.7 million for the segment in 2004, compared to $364.8 million in 2003. Increased plywood shipments and higher wood fiber costs accounted for the increase over 2003.

The Pulp and Paperboard segment reported operating income of $11.0 million in 2004, versus a loss of $15.1 million in 2003. Segment net sales increased to $529.3 million for 2004, compared to $482.0 million in 2003. Paperboard net sales were $463.6 million in 2004, compared to $420.8 million in 2003. Paperboard shipments increased 9% compared to 2003, as a result of increased production at the segment’s two facilities in Idaho and Arkansas. Selling prices were slightly higher than 2003 as a result of an improved product mix and a weaker U.S. dollar. Pulp sales (including intersegment sales) were higher in 2004, totaling $65.7 million for 2004, compared to $61.2 million for 2003. The increase in pulp sales was due to 16% higher selling prices. Segment expenses for 2004 totaled $518.3 million, compared to $497.1 million in 2003. The increase reflected greater volumes of paperboard shipments in 2004 compared to 2003, higher wood fiber costs and higher maintenance expense due to downtime taken at both of the segment’s facilities during the fourth quarter of 2004. These factors were partially offset by lower per ton costs resulting from improved production. Operating income for 2004 included $3.0 million received from the bankruptcy liquidation of Beloit Corporation, a former vendor. The entire amount was recorded as income due to the write-off in 2001 of our claim against the Beloit bankruptcy estate.

The Consumer Products segment incurred an operating loss of $10.2 million in 2004, compared to operating income of $1.3 million in 2003. Market conditions remained very competitive for consumer tissue products throughout 2004. Segment net sales were $320.1 million for 2004, 6% higher than the $300.9 million recorded for 2003. The increase in net sales was due to a slight increase in product shipments combined with 4% higher selling prices. Shipments and prices in 2004 were positively affected by the rollout of our through-air-dried towel product. Segment expenses were $330.2 million in 2004, compared to $299.6 million in 2003. Increased product shipments and start-up costs related to the new tissue machine in Las Vegas contributed to the increase. Also, increased production costs due to higher pulp, freight, energy and labor costs adversely affected segment expenses. In addition, the segment recorded a pre-tax charge of $1.2 million related to a workforce reduction early in 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net sales.    Net sales of $1.19 billion for the year ended December 31, 2003, increased 8% compared to net sales of $1.11 billion recorded for the year ended December 31, 2002. Increases in net sales for the Wood Products, Pulp and Paperboard and Resource segments of $47.7 million, $30.5 million and $22.7 million, respectively, more than offset a decline in Consumer Products net sales of $14.8 million. Increased shipments for lumber and plywood in the Wood Products segment and increased paperboard shipments in the Pulp and Paperboard segment in 2003 were largely responsible for the increase in net sales for these segments. The Resource segment net sales were higher due to increased land sales. A decrease in sales prices resulted in lower net sales for the Consumer Products segment.

Depreciation, amortization and cost of fee timber harvested.    Expenses for depreciation, amortization and cost of fee timber harvested were $89.0 million for the year ended December 31, 2003, a decrease of $9.0 million from the prior year total of $98.0 million. For the year ended December 31, 2003, the major components constituting the decrease in depreciation, amortization and the cost of fee timber harvested were permit timber harvest expenses, which were $4.4 million lower in Minnesota than in the prior year, and depreciation expense, which was $1.7 million lower in the Pulp and Paperboard segment.

Materials, labor and other operating expenses.    For the year ended December 31, 2003, materials, labor and other operating expenses rose to $1.01 billion from $0.92 billion in 2002. The higher costs were due primarily to increased shipments of lumber and paperboard.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $75.8 million for the year ended December 31, 2003, an increase from 2002’s expense of $72.1 million, due principally to an increase in selling expense.

Restructuring charge.    The following items were included in the “Restructuring charges” line in the Statements of Operations:

•	In 2002, we recorded a $9.0 million pre-tax charge for costs associated with the elimination of 106 salaried production and administrative positions. As of December 31, 2002, 82 employees had been terminated, three had assumed other positions within the company as a result of job openings and 21 were scheduled for termination in the first half of 2003.

•	In the first quarter of 2003, we recorded additional charges totaling $0.2 million for costs related to terminated employees whose service had been retained beyond the initial 60-day period following the announced job eliminations in 2002. In December 2003 we recorded a $0.7 million credit, reflecting final cost determinations for pension and medical benefits. As of December 31, 2003, 100 employees had been terminated, four had assumed other positions within the company as a result of job openings and two individuals had been retained until mid-2004. As of December 31, 2003, all costs associated with the salaried workforce reduction had been incurred except immaterial amounts related to the retained individuals.

Interest expense, net of capitalized interest.    Interest expense, net of capitalized interest, was $48.2 million for the year ended December 31, 2003, substantially less compared to the $59.9 million charged against income in 2002. The decrease reflected the lower amount of average debt outstanding during 2003 compared to 2002, as well as an increase of $2.6 million in the amount of interest capitalized from major construction projects in 2003 versus 2002. Capitalized interest increased in 2003 due to the construction of a new tissue machine in Las Vegas, Nevada. It is our policy to calculate and capitalize interest on capital projects with a construction period exceeding 12 months, based upon management’s discretion in consideration of the requirements of SFAS No. 34, “Capitalization of Interest Costs.” These factors were partially offset by increased interest expense of approximately $2.8 million on our $100 million credit sensitive debentures, due to the lowering of our debt ratings in January 2003. In 2003, we incurred one-time, pre-tax costs of $0.2 million for the early retirement of $3.1 million of outstanding debt. During 2002, we incurred one-time, pre-tax costs of $15.4 million related to our early retirement of over $380 million of outstanding debt.

Interest income.    Interest income for the year ended December 31, 2003, was $14.1 million, compared to $1.9 million recorded in 2002. The increase was primarily due to the receipt of $13.2 million of interest income in conjunction with a settlement with the Internal Revenue Service for tax years 1989 through 1994.

Provision for taxes.    For the year ended December 31, 2003, we recorded an income tax benefit of $9.1 million on our loss from continuing operations. During the third quarter of 2003, the tax rate of 39% that had been used for the first half of the year was revised to 34% to reflect our ability to apply anticipated tax credits to our 2003 tax provision. The revised rate resulted in an overall tax provision for 2003 of $25.7 million. In allocating the $25.7 million tax provision between continuing operations and discontinued operations for presentation in the 2003 statement of operations, the benefit from the anticipated tax credits was allocated to continuing operations, resulting in a tax benefit of $9.1 million. A tax rate of 39% was applied to income from discontinued operations in 2003, resulting in a tax provision of $34.9 million. For the year ended December 31, 2002, we recorded an income tax benefit of $26.4 million, reflecting our net loss from continuing operations before taxes, based on an estimated effective tax rate of 39%.

Earnings (loss) from continuing operations.    We recorded a loss from continuing operations for the year ended December 31, 2003 of $3.8 million, compared to a loss from continuing operations of $41.2 million for the year ended December 31, 2002.

Discontinued operations.    We recorded after-tax earnings from our discontinued operations of $54.6 million in 2003, compared to an after-tax loss of $193.2 million in 2002. Discontinued operations included our OSB operations, our former Printing Papers segment and a hardwood sawmill. The earnings from discontinued operations in 2003 were attributable to income from the OSB operations, partially offset by costs related to our former printing papers mill in Brainerd, Minnesota, which was sold in February 2003. Included in the 2002 amount was $168.5 million for loss on disposition of our former Printing Papers segment and $24.7 million in operational losses, primarily from the printing papers and OSB operations.

Net earnings, including discontinued operations.    Our net earnings, including discontinued operations, for 2003 were $50.7 million, compared to a net loss of $234.4 million in 2002.

Other comprehensive loss, net of tax.    Items recorded in “Other comprehensive loss, net of tax” for 2003 included a $0.4 million, after-tax increase to our minimum pension liability, partially offset by cash flow hedge derivative gains of $0.1 million, after tax, related to our natural gas hedging activities. The increase to the minimum pension liability was the result of a change in the discount rate from 6.75% to 6.25%, partially offset by market increases in our pension assets. In 2002, we recorded a minimum pension liability increase totaling $33.2 million, after tax, as a result of market declines in our pension assets and a reduction in the discount rate from 7.25% to 6.75%.

Discussion of business segments

The Resource segment reported operating income of $65.5 million for the year ended December 31, 2003, slightly higher than the $62.6 million reported in 2002. Higher income from land sales in 2003 offset lower earnings from wood fiber sales. In 2003, income from land sales was 38% of the Resource segment operating income due primarily to the sale of 15,300 acres of non-strategic hardwood timberland in Arkansas. Income from land sales in 2002 was 11% of segment operating income. As noted above, land sale revenue amounts can and usually do vary between reporting periods, sometimes significantly as was the case in 2003. No long-term pattern or trends should be associated with the land sales portion of the segment’s operating activities. Segment net sales decreased to $252.6 million in 2003, compared to $411.8 million in 2002. The decrease in net sales in 2003 was due to decreased wood fiber sales to our Wood Products and Pulp and Paperboard operating segments in Arkansas, Idaho and Minnesota. In the third quarter of 2002, these operating segments began the transition to a fiber procurement system whereby portions of third party fiber purchases are made directly by each segment. The changes in the fiber procurement system resulted in lower intersegment sales for the Resource segment and, consequently, lower wood fiber purchases by the Resource segment from third parties. Intersegment sales declined $181.9 million in 2003 compared to 2002. Increased land sales partially offset the decline in wood fiber sales in 2003. Land sales revenue totaled $26.5 million in 2003 compared to $7.3 million in 2002. Expenses for the Resource segment were $187.1 million in 2003, significantly lower than the $349.3 million recorded in 2002, due to reduced outside wood purchases by the Resource segment.

The Wood Products segment’s operating income of $4.1 million for the year ended December 31, 2003, was a significant improvement over the operating loss of $11.1 million incurred in 2002. Net sales for the segment were $368.9 million, compared to $321.9 million reported in 2002. Low interest rates during 2003 helped to sustain a high level of new home construction, and by mid-year lumber and panel inventory levels began to recover from their previously oversupplied position, with a corresponding rise in sales prices. The effect was particularly favorable for plywood. Our plywood facility in Idaho adjusted its product mix and temporarily operated some additional shifts during 2003 to take advantage of market conditions. The resulting added production allowed a 27% increase in shipments, and, combined with increased sales prices, accounted for plywood net sales of $46.4 million, a 33% increase compared to net sales of $34.9 million in 2002. Lumber net sales increased to $279.2 million in 2003, compared to $249.8 million in 2002, due to a 17% increase in shipments, partially offset by a 5% decline in sales prices. The increase in shipments in 2003 was due to higher production at our lumber mills, largely as a result of adding a shift at each of our Arkansas facilities. Particleboard shipments increased 14% in 2003, due to the absence of market-related downtime taken in 2002. Net sales of particleboard were $15.2 million in 2003, compared to $14.1 million in 2002. Expenses were $364.8 million for the segment in 2003, compared to $333.0 million in 2002. Higher product shipments were primarily responsible for the increase.

The Pulp and Paperboard segment incurred an operating loss of $15.1 million in 2003, versus a loss of $42.8 million in 2002. Segment net sales increased to $482.0 million for 2003, compared to $443.6 million in 2002. Paperboard net sales were $420.8 million in 2003, compared to $395.1 million in 2002. Paperboard shipments increased 9% compared to 2002, more than offsetting a 2% decline in sales prices. Pulp sales (including intersegment sales) were higher in 2003, rising to $61.2 million, compared to $48.5 million for 2002. The increase in pulp and paperboard sales in 2003 was due to higher production at our Lewiston, Idaho, facility, which allowed increased pulp shipments internally and increased paperboard and pulp shipments to external customers. Pulp sales prices to external customers increased 12% in 2003. Segment expenses for 2003 totaled $497.1 million, compared to $486.4 million in 2002. The increase reflected greater volumes of product shipments in 2003 compared to 2002, as well as higher energy and wood fiber costs at our McGehee, Arkansas, facility. However, increased paperboard and pulp production at the Lewiston facility resulted in lower unit production costs compared to 2002.

The Consumer Products segment reported operating income of $1.3 million in 2003, significantly less than the $42.8 million earned in 2002. Very competitive markets during the year resulted in a 5% decline in net sales, to $300.9 million, compared to $315.7 million in 2002. The effect of a sales price decline of 7% for 2003 was only partially offset by a 2% increase in product shipments. Segment expenses were $299.6 million in 2003, compared to $272.9 million in 2002. Higher per unit costs due to downtime taken on some converting lines during the year to reduce finished goods inventory levels, higher pulp costs, higher selling and administration costs in anticipation of the start-up of the new tissue machine in Las Vegas, and increased product shipments contributed to higher expenses in 2003.

Liquidity and Capital Resources

At June 30, 2005, our financial position included long-term debt of $335.4 million, including current installments on long-term debt of $2.4 million. Long-term debt at June 30, 2005 (including current installments) declined slightly from the balance at December 31, 2004 of $336.5 million due to normal repayments on maturing debt of $1.1 million. Stockholders’ equity for the first six months of 2005 increased $9.9 million, largely due to net earnings of $12.0 million and the utilization of treasury stock upon exercise of employee stock options for an aggregate consideration of $5.5 million, which were partially offset by dividend payments of $8.7 million. The ratio of long-term debt (including current installments) to stockholders’ equity was .49 to 1 at June 30, 2005, compared to .50 to 1 at December 31, 2004.

Scheduled payments due on long-term debt during each of the five years subsequent to December 31, 2005, are as follows:

(Dollars in thousands)
2006	$2,358
2007	6,159
2008	209
2009	100,410
2010	11

Working capital totaled $226.4 million at June 30, 2005, a decrease of $28.7 million from December 31, 2004. The significant changes in the components of working capital are as follows:

•	Short-term investments decreased $57.0 million. Positive cash flow from increased operating earnings not immediately needed for operations was more than offset by cash used for capital expenditures and dividends, resulting in a decrease in cash invested in short-term bank instruments.

•	Receivables increased $3.1 million primarily as a result of higher trade receivables due to a corresponding increase in customer sales. The receipt of payment on an income tax receivable related to a 2004 overpayment of taxes partially offset the increase in trade receivables.

•	Inventories increased $28.2 million largely due to an increase in paperboard, lumber and pulp inventories. The increased pulp and paperboard inventories were primarily due to market-related conditions. The increase in lumber inventories was primarily attributable to the establishment of a finished goods inventory at the Gwinn, Michigan mill.

•	Accounts payable and accrued liabilities increased $4.4 million due to an increase in book overdrafts.

Net cash provided by continuing operations for the first six months of 2005 totaled $12.1 million, compared with $67.6 million for the same period in 2004. Cash used for working capital changes in 2005, versus cash provided by working capital changes in 2004, was largely responsible for the unfavorable comparison. This use of cash was partially offset by net earnings from continuing operations of $12.0 million in 2005, versus net earnings from continuing operations of $0.8 million in 2004. The higher earnings were generally due to improved results for the Resource and Consumer Products segments and lower interest expense.

For the six months ended June 30, 2005, net cash used for investing was $16.8 million, compared to $182.3 million for the first six months of 2004. In 2005, a decrease in our short-term investments provided $57.0 million in cash, as discussed above, which was more than offset by capital spending of $68.6 million. Capital spending in 2005 included $22.5 million for the purchase of the Gwinn, Michigan, lumber mill, $5.3 million in additional equipment and installation costs associated with our tissue converting facility in Elwood, Illinois, and $4.0 million toward the replacement of dry kilns at our lumber operation in Lewiston, Idaho. The balance of capital spending in the first half of 2005 focused on forest resources and various smaller projects designed to improve product quality and manufacturing efficiency. Cash was used in the first six months of 2004 primarily for increasing short-term investments and for capital spending projects.

Net cash provided by financing totaled $4.7 million for the six months ended June 30, 2005, compared with $5.9 million during the same period in 2004. The majority of cash provided by financing in 2005’s first six months resulted from an $8.7 million change in book overdrafts and the issuance of treasury stock totaling $5.5 million related to the exercise of stock options. These amounts were partially offset by dividend payments of $8.7 million. The majority of the cash provided in 2004 was from the issuance of treasury stock related to the exercise of employee stock options, partially offset by a decrease in book overdrafts and the payment of dividends.

Cash generated from discontinued operations in the first six months of 2004 totaled $111.7 million, which was largely related to operating results for our former OSB operations. There were no discontinued operations in the first six months of 2005.

In connection with our planned REIT conversion, we expect to increase our regular annual distribution rate from an aggregate amount of approximately $17.5 million in 2005 to approximately $76.0 million in 2006. Based on historical operating results and taking into account planned increases in harvest activities on our Idaho timberlands and on our Boardman, Oregon hybrid poplar farm, we expect to fund these annual distributions entirely or predominantly using the cash flows from our REIT-qualifying timberland operations, although we anticipate that it may be necessary to utilize some short-term borrowing to fully fund distributions in the first half of each year as a result of the lower harvest activity during winter and early spring. Significant decreases in timber prices or other factors that materially adversely affect the cash flows from our timberlands could result in our inability to maintain the proposed initial REIT distribution rate. In addition, the rules with which we must comply to maintain our status as a REIT will limit our ability to use dividends from our manufacturing businesses for the payment of stockholder distributions. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. Our board of directors, in its sole discretion, will determine the actual amount of distributions to be made to stockholders based on consideration of all relevant factors, including our results of operations and cash flows.

Our current unsecured bank credit facility, which expires June 28, 2007, is comprised of a revolving line of credit of up to $125 million, including a $35 million subfacility for letters of credit and a $10 million subfacility for swing line loans. Usage under either or both subfacilities reduces availability under the revolving line of credit. As of June 30, 2005, there were no borrowings outstanding under the revolving line of credit. However, approximately $9.8 million of the letter of credit subfacility was being used to support several outstanding letters of credit. Outstanding loans under the credit facility bear interest at LIBOR plus between 0.1875% and 1.625% for LIBOR loans and a base rate, effectively equal to the bank’s prime rate, plus up to 0.625%, for other loans.

The agreement governing our credit facility contains certain covenants that, among other things, limit to a certain degree our ability and our subsidiaries’ ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, pay dividends, repurchase or redeem capital stock and indebtedness, make certain investments or acquisitions, enter into certain transactions with affiliates or change the nature of our business. The credit facility also contains financial maintenance covenants establishing a maximum funded indebtedness to capitalization ratio, a minimum consolidated net worth requirement, and a minimum interest coverage ratio. Events of default under the credit facility include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of security interests or loan documentation, and certain change of control events involving our company. As of June 30, 2005, we were in compliance with the covenants of our credit facility.

In connection with the REIT conversion, we expect to enter into an amended and restated credit facility, which we expect will provide a revolving line of credit of up to $175 million. Amendment of the existing credit facility will require approval by the participating banks.

We believe that our cash, cash flows from continuing operations and available borrowings under our unsecured bank credit facility will be sufficient to fund our operations, capital expenditures, the special E&P distribution and debt service obligations for the next twelve months. The use of a portion of the proceeds from the OSB sale to reduce debt has improved cash flow by reducing interest expense. We cannot assure, however, that our business will generate sufficient cash flow from operations or that we will be in compliance with the financial covenants in our credit facility so that future borrowings thereunder will be available to us. Thus, our ability to fund our operations will be dependent upon our future financial performance, which will be affected by general economic, competitive and other factors, including those discussed above under “Factors Influencing Our Results of Operations,” many of which are beyond our control.

As of June 30, 2005, Standard & Poor’s Ratings Services rated our senior unsecured debt at BB+, with a stable outlook. The rating has remained unchanged since January 30, 2003. Since the first quarter of 2003, Fitch, Inc. has rated our senior unsecured debt at BB+. In October 2004, Moody’s Investors Service Inc. downgraded its rating of our senior unsecured debt from Baa3 with a negative outlook to Ba1 with a stable outlook. Moody’s also downgraded our senior secured subordinated rating from Ba1 to Ba2. The interest rate we pay on some of our debt is influenced by our credit ratings.

It is our practice to periodically review strategic and operational alternatives to improve our operating results and financial position. In this regard, we consider and plan to continue to consider, among other things, adjustments to our capital expenditures and overall spending, the expanding or restructuring of our operations to achieve greater efficiencies, and the disposition of assets that may have greater value to others, as in the sale of our OSB operations in 2004. There can be no assurance that we will be successful in implementing any new strategic or operational initiatives or, if implemented, that they will have the effect of improving our operating results and financial position.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2004. Portions of the amounts shown are reflected in our consolidated financial statements and accompanying notes contained in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus, as required by generally accepted accounting principles. See the footnotes following the table for information regarding the amounts presented and for references to appropriate consolidated financial statement notes, which include a detailed discussion of the item.

	Payments due by period
	Total	1 Year	2-3 Years	4-5 Years	Over 5 Years
	(in thousands)
Long-term debt(1)	$336,522	$1,107	$8,517	$100,619	$226,279
Operating leases(2)	78,885	12,039	20,211	14,786	31,849
Purchase obligations	118,470	106,319	11,201	950	—
Other long-term obligations(3)	234,311	24,209	51,226	56,361	102,515

Total	$768,188	$143,674	$91,155	$172,716	$360,643

(1)	See Note 7, Debt, in the notes to consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus.
(2)	See Note 12, Commitments and Contingencies, in the notes to consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus.
(3)	Payments on qualified pension plans are based on estimated minimum required contributions for years 1-5. Payments on postretirement benefit plans are based on expected future benefit payments as disclosed in Note 11 to the consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement/prospectus, for years 1-5.

DESCRIPTION OF POTLATCH HOLDINGS CAPITAL STOCK

The following is a summary description of the material terms of Potlatch Holdings common stock and undesignated preferred stock as will be set forth in the restated certificate of incorporation of Potlatch Holdings, which we refer to as the Potlatch Holdings Charter and which will govern the rights of Potlatch Holdings common stock if the merger agreement is approved by Potlatch’s stockholders and the merger is consummated. A copy of the form of the Potlatch Holdings Charter is attached as Annex B to this proxy statement/prospectus. While we believe that the following description covers the material terms of Potlatch Holdings’ capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the Potlatch Holdings Charter and the other documents we refer to for a more complete understanding of Potlatch Holdings’ capital stock following the merger.

Authorized Capital

Potlatch Holdings will possess a greater number of authorized but unissued shares of common stock than Potlatch. The Potlatch Holdings Charter authorizes Potlatch Holdings to issue 104,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $1.00 par value per share and four million shares of preferred stock, $1.00 par value per share. Potlatch’s certificate of incorporation currently authorizes 40 million shares of common stock, approximately 29.2 million of which are outstanding as of September 30, 2005, and authorizes four million shares of preferred stock, none of which are outstanding as of September 30, 2005. This increase in the number of authorized shares of common stock is intended to provide Potlatch Holdings flexibility in the future to effect stock splits, to raise capital through sales of its stock and to effect acquisitions with its stock.

Potlatch Holdings Common Stock

When issued as contemplated in the merger agreement, the Potlatch Holdings common stock will be validly issued, fully paid and non-assessable.

Distributions.    Subject to any preferential rights of any outstanding series of preferred stock designated by the board of directors, and to the provisions of the Potlatch Holdings certificate of incorporation regarding excess stock, as a holder of Potlatch Holdings common stock, you will be entitled to receive distributions on shares of Potlatch Holdings common stock, when and as declared by the board of directors of Potlatch Holdings out of any funds legally available therefor. In addition, you will be entitled to share ratably in the assets of Potlatch Holdings legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of such preferential amounts, if any, to which the holders of preferred stock at the time outstanding shall be entitled. If the merger is approved by our stockholders, we currently intend to commence payment of regular quarterly distributions. See “Distribution Policy.”

Voting Rights.    Subject to the provisions of the Potlatch Holdings Charter restricting ownership and transfer of capital stock, as a holder of Potlatch Holdings common stock, you will have the exclusive power to vote on all matters presented to Potlatch Holdings’ stockholders except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock. As a holder of Potlatch Holdings common stock, you are entitled to one vote per share, including the election of directors. There is no cumulative voting in the election of directors. Directors standing for election will be elected by a majority of all votes cast.

Other Rights.    Subject to the provisions of the Potlatch Holdings Charter restricting ownership and transfer of capital stock, each share of Potlatch Holdings common stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by Delaware law) or exchange rights. As a holder of Potlatch Holdings common stock, you will have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Potlatch Holdings’ securities.

Transfer Agent.    The transfer agent and registrar for Potlatch Holdings’ common stock is Computershare Investor Services, LLC.

Preferred Stock

Pursuant to the Potlatch Holdings Charter, the board of directors is empowered, without any approval of the stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The specific matters that may be determined by the board of directors include: (a) dividends payable with respect to each series; (b) the terms of redemption, if any; (c) the terms of any sinking or purchase fund; (d) the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Potlatch Holdings; and (e) conversion rights, if any. Currently, there are no shares of Potlatch Holdings preferred stock issued and outstanding.

The board of directors cannot issue any preferred stock which has voting rights, other than the right to elect directors in the event of a default in the payment of dividends, or as required by law or by any national securities exchange on which the preferred stock is or may be listed for trading. Because the board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of Potlatch Holdings common stock which could have the effect of delaying, deferring or preventing a change in control of Potlatch Holdings.

For a description of additional provisions of the Potlatch Holdings Charter that may have the effect of delaying, deferring or preventing a change in control of Potlatch Holdings, see “Comparison of Rights of Stockholders of Potlatch and Potlatch Holdings—Anti-Takeover Effect of Certain Provisions of the Potlatch Holdings Charter and Bylaws.”

Restrictions on Ownership and Transfer

Ownership Limit.    Among the requirements that Potlatch Holdings must meet to qualify as a REIT under the Internal Revenue Code is that not more than 50% in value of Potlatch Holdings’ outstanding capital stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year and Potlatch Holdings capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See “Material United States Federal Income Tax Consequences—Taxation of Potlatch Holdings Following the Merger.” To satisfy these ownership requirements and other requirements for qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among Potlatch Holdings’ stockholders, the Potlatch Holdings Charter contains provisions restricting the ownership or transfer of shares of Potlatch Holdings capital stock.

The ownership limit provisions provide, subject to certain exceptions, that no person (defined as an individual or an entity other than certain widely held mutual funds) may “beneficially own” more than 9.8% of the aggregate number of outstanding shares of any class or series of Potlatch Holdings capital stock. Under the Potlatch Holdings Charter, a person generally beneficially owns shares if (a) such person has direct ownership of such shares or (b) such person has indirect ownership of such shares by virtue of the attribution provisions of the Code. We refer to this limitation as the “ownership limit.”

Ownership Limit for Certain Mutual Funds.    The Potlatch Holdings Charter provides for a different ownership limitation for certain widely held mutual funds. Each of these mutual funds may beneficially own up to 20% of the aggregate number of outstanding shares of any class or series of Potlatch Holdings capital stock. We refer to this limitation as the “mutual fund ownership limit.”

Waiver of Ownership Limits by the Board of Directors.    The ownership limitation provisions will not apply if the board of directors determines that compliance with the ownership limitations is no longer required to continue to qualify as a REIT. The board of directors also may reduce the applicable ownership limitation if, in the board’s judgment, a reduction is necessary or desirable to maintain qualification as a REIT. In addition, the board of directors may, in its sole discretion, establish a different ownership limitation for a person in any particular instance so long as the exception granted to that person will not cause Potlatch Holdings to fail to qualify as a REIT. As a condition to an exception, the board of directors may, in its sole discretion, require one or more of the following: (i) an opinion of counsel or IRS ruling satisfactory to it, or (ii) such representations and undertakings from the person seeking the exemption as the board of directors of Potlatch Holdings shall require.

Transfers in Violation of Our Transfer Restrictions.    In the event of any purported transfer of shares of capital stock or any other event that would result in a person beneficially owning shares in excess of the ownership limit or the mutual fund ownership limit, as applicable, or that would result in Potlatch Holdings’ disqualification as a REIT, that number of shares that would cause a violation of the applicable limit, referred to below as the excess shares, will be automatically transferred to a trust for the benefit of a charitable organization or, if such transfer to a trust would not for any reason avoid a violation of the ownership limitation provisions, such transfer will be null and void and of no force or effect with respect to the intended transferee as to the excess shares. However, these restrictions do not preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange or other national securities exchange.

In the case of an automatic transfer to a trust, the beneficiary will be a qualified charitable organization selected by the board of directors of Potlatch Holdings. Such automatic transfer will be deemed to be effective as of the close of business on the trading day prior to the date of such violative transfer. Within 90 days after receiving notice of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the applicable ownership limitation provision. The trustee, upon a sale of these shares, would then distribute to the intended transferee an amount equal to the lesser of the price paid by the intended transferee for the excess shares or the net sales proceeds received by the trust for the excess shares. In the case of where excess shares are transferred to a trust other than as a result of a transfer for value, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the intended transferee an amount equal to the lesser of the fair market value of the excess shares as of the date of the automatic transfer to the trust or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the intended transferee will be distributed to the charitable beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive in trust for the charitable beneficiary all dividends and other distributions paid by Potlatch Holdings with respect to the excess shares.

In addition, shares of stock of Potlatch Holdings held in the trust will be deemed to have been offered for sale to Potlatch Holdings, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or other transaction not for value, the market price at the time of the gift or other transaction) and (ii) the market price on the date Potlatch Holdings, or its designee, accepts the offer. Potlatch Holdings will have the right to accept such offer until such time as the trustee has sold the shares in the trust. Upon the sale to Potlatch Holdings, the interest of the beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and the charitable beneficiary as provided above.

The ownership limitation provisions may have the effect of precluding acquisition of control of Potlatch Holdings.

Disclosure of Stock Ownership by Our Stockholders.    All persons who own more than 5% of Potlatch Holdings stock, or any lower percentage required by the Code or Treasury regulations, must provide to us a written statement or affidavit containing information regarding their ownership of stock. In addition, each direct, indirect and constructive owner must disclose to us any information that we may request in good faith to determine our status as a REIT or for other tax compliance reasons.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF POTLATCH AND POTLATCH HOLDINGS

The following section of the proxy statement/prospectus describes some of the differences between the current rights of holders of Potlatch common stock and the rights of holders of Potlatch Holdings common stock after the merger and also summarizes certain provisions of Delaware law, the restated certificate of incorporation, as amended, of Potlatch which we refer to as the Potlatch Charter, the bylaws of Potlatch, which we refer to as the Potlatch Bylaws, the restated certificate of incorporation of Potlatch Holdings, which we refer to as the Potlatch Holdings Charter, and the bylaws of Potlatch Holdings, which we refer to as the Potlatch Holdings Bylaws. This summary may not contain all the information that is important to you. We encourage you to read carefully the Potlatch Charter and Potlatch Bylaws and the Potlatch Holdings Charter and the Potlatch Holdings Bylaws. For information on how to obtain the Potlatch Charter and Potlatch Bylaws, see “Where You Can Find More Information.” A copy of the forms of the Potlatch Holdings Charter is attached as Annex B, to this proxy statement/prospectus.

General

If the merger is completed, you will receive one share of Potlatch Holdings common stock in exchange for each share of Potlatch common stock you currently own. As a holder of Potlatch common stock, your rights are governed by Delaware law, the Potlatch Charter and the Potlatch Bylaws. If the merger is completed, your rights will be governed by Delaware law, the Potlatch Holdings Charter and the Potlatch Holdings Bylaws.

Generally, the Potlatch Holdings Charter and the Potlatch Holdings Bylaws will be the same in all material respects as the current Potlatch Charter and Potlatch Bylaws, which currently govern your rights as a Potlatch stockholder, except that (a) the Potlatch Holdings Charter will authorize the issuance of excess stock and include restrictions on ownership and transfer (see “Description of Potlatch Holdings Capital Stock—Restrictions on Ownership and Transfer”) and (b) Potlatch Holdings will possess a greater number of authorized but unissued shares of common and preferred stock (see “Description of Potlatch Holdings Capital Stock—Authorized Capital”).

The Potlatch Holdings Charter and Potlatch Holdings Bylaws will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of Potlatch Holdings by means of a tender offer, proxy contest or otherwise that might involve a premium price for holders of shares of Potlatch Holdings common stock or otherwise be in our stockholders’ best interests. See “Comparison of Rights of Stockholders of Potlatch and Potlatch Holdings—Anti-Takeover Effect of Certain Provisions of the Potlatch Holdings Charter and Potlatch Holdings Bylaws.”

Amendment of Charter and Bylaws

Potlatch.    The Potlatch Charter may be amended in the manner prescribed by Delaware Corporate Law, provided, however, that the affirmative vote of not less than 80% of the votes entitled to be cast by stockholders is required to alter, amend or repeal certain provisions in the Potlatch Charter. The Potlatch Charter provides that the Potlatch Bylaws may be amended, repealed or adopted by (a) a majority of the entire board of directors, (b) holders of at least 80% of the outstanding shares or (c) holders of at least a majority of the outstanding shares if two-thirds of the board of directors approved the proposed alteration, amendment or repeal.

Potlatch Holdings.    The provisions of the Potlatch Holdings Charter and the Potlatch Holdings Bylaws with respect to the amendment of the charter and bylaws are identical in all material respects to the provisions of the Potlatch Charter and the Potlatch Bylaws. In addition, the provisions contained in the Potlatch Holdings Charter relating to the ownership limit or the look-through ownership limit may only be amended by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast on the matter, or by a majority of the holders of the votes entitled to be cast on the matter if at least two-thirds of the board of directors recommends the amendment.

Meeting of Stockholders; Right to Call Special Meetings; No Action by Written Consent

Potlatch.    Under the Potlatch Bylaws, annual and special meetings of stockholders are to be held at a date and time as determined by the board of directors. The Potlatch Bylaws establish an advance notice procedure for stockholders to make nominations for directors or bring other business before an annual meeting of stockholders. Special meetings of the stockholders may only be called by resolution of the board of directors, by the chairman of the board of directors or by a majority of the stockholders. Only business related to the purposes set forth in the notice of the meeting may be transacted at a meeting of the stockholders. Under the Potlatch Charter, no action that is required or permitted to be taken at a stockholders’ meeting may be taken without a meeting and the power of the stockholders to consent in writing to such action is specifically denied.

Potlatch Holdings.    The provisions of the Potlatch Holdings Bylaws and the Potlatch Holdings Charter with respect to the meetings of stockholders, the right to call special meetings and no action by written consent are identical in all material respects to the provisions of the Potlatch Bylaws.

Advance Notice Requirement of Stockholder Proposals and Director Nominations

Potlatch.    The Potlatch Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting. Nominations of persons for election as directors may only be made by or at the direction of the board of directors or by any stockholder who is a stockholder of record at the time of giving of notice who is entitled to vote in the election of directors. Stockholder proposals, other than nominations of persons for election as directors, must be made by a stockholder of the corporation (i) who is a stockholder of record at the time of the giving of notice for the special meeting provided for in the bylaws, (ii) who is entitled to vote at the special meeting, (iii) who has given timely notice of the business in writing to the secretary of the corporation and (iv) who presents the matter at the meeting unless it is presented on the stockholder’s behalf by or at the direction of the board. All nominations and proposals by stockholders must be made pursuant to timely notice and in proper written form to the secretary of the corporation.

The stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder. To be timely, a stockholder’s notice as described above must be delivered to or mailed and received at the principal executive offices of the corporation no later than 90 days nor more than 120 days in advance of the anniversary of the date on which the corporation’s proxy statement was released to stockholders in connection with the previous year’s special meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days, notice by the stockholder to be timely must be so received not later than the close of business on the later of 90 calendar days in advance of such special meeting or seven calendar days following the day on which public announcement is first made of the annual meeting.

Potlatch Holdings.    The provisions of the Potlatch Holdings Bylaws with respect to the advance notice requirement of stockholder proposals and director nominations are identical in all material respects to the provisions of the Potlatch Bylaws.

Number and Election of Directors; Vacancies; Removal

Potlatch.    The Potlatch Charter provides that the business of the corporation shall be managed by the board of directors, which shall consist of not less than seven and not more than 15 persons. The exact number of directors, within the minimum and maximum limitations, may only be changed by resolution of a majority of the entire board of directors, and not by the stockholders, but no decrease may shorten the term of any incumbent director. The Potlatch Charter provides that Potlatch’s board of directors is to be divided into three classes, with the classes having an equal or near equal number of directors and the directors of each class entitled to serve for three-year terms. Directors of a class whose terms are to expire are elected at each annual meeting of stockholders by a majority of the votes cast and hold office for a three-year term and until the election and qualification of their respective successors. Any vacancy on the board of directors will be filled, including one created by an increase in the number of directors, by a majority of the remaining directors, even if less than a quorum, and not by the stockholders.

Potlatch Holdings.    The provisions of the Potlatch Holdings Charter with respect to the number and election of directors, vacancies and removal are identical in all material respects to the provisions of the Potlatch Charter.

Interested Party Transactions

Potlatch.    The Potlatch Charter provides that if any person owns or controls 5% or more of Potlatch’s common stock as of the record date for the determination of stockholders entitled to vote (a “Prior Holder”), then the affirmative vote of not less than 80% of the outstanding shares of common stock is required before any of the following transactions can be completed:

(i)	any merger of Potlatch with or into the Prior Holder;

(ii)	any sale or lease of all or any substantial part of Potlatch’s assets to the Prior Holder;

(iii)	the issuance of Potlatch’s common stock to the Prior Holder; or

(iv)	any dissolution or liquidation of Potlatch.

The requirement for the vote of 80% of the outstanding shares does not apply to any of the transactions listed above if Potlatch’s board of directors approved the transaction before the Prior Holder acquired ownership of 5% or more of Potlatch’s shares.

Potlatch Holdings.    The provisions of the Potlatch Holdings Charter with respect to interested party transactions are identical in all material respects to the provisions of the Potlatch Charter.

Anti-Takeover Effect of Certain Provisions of the Potlatch Holdings Charter and Bylaws

Certain provisions of the Potlatch Holdings Charter, described below, as well as the ability of the board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer, or prevent a transaction or a change in control of Potlatch Holdings that might involve a premium for holders of Potlatch Holdings common stock or might otherwise be in their best interests. The provisions of the Potlatch Holdings Charter described below are identical in all material respects to the provisions of the Potlatch Charter.

Size of the Board of Directors; Filling of Vacancies

The Potlatch Holdings Charter provides that the board of directors of Potlatch Holdings shall consist of not less than seven and not more than 15 persons, with the exact number fixed from time to time by the board of directors. The number of directors may only be changed by resolution of a majority of the entire board of directors and not by our stockholders. The Potlatch Holdings Charter provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled only by a majority or greater vote of the remaining directors, and not by our stockholders. The combined result of these provisions is that our stockholders cannot increase the size of the board and fill newly created directorships without amending the Potlatch Holdings Charter.

Classified Board

Potlatch Holdings’ board of directors will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of Potlatch Holdings’ directors will make it more difficult for a third party to gain control of Potlatch Holdings’ board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of Potlatch Holdings’ board of directors.

Removal of Directors Only for Cause

The Potlatch Holdings Charter provides that any or all of the directors may be removed at any time only for cause. This provision may prevent our stockholders from removing, or delay the removal of, incumbent directors.

Special Meeting of Stockholders; No Action by Written Consent

The Potlatch Holdings Charter provide that special meetings of stockholders may be called by the chairman of the board of directors, a majority of the board of directors and by holders of a majority of Potlatch Holdings’ outstanding shares. In addition, only business related to the purposes set forth in the notice of the meeting may be transacted. The Potlatch Holdings charter also prohibits its stockholders from taking any action by written consent. These provisions limit the ability of stockholders to take certain actions, except at annual meetings of the stockholders, which can hinder or delay the ability of others to acquire control of Potlatch Holdings.

Evaluation of Certain Factors in Change in Control Transactions

The Potlatch Holdings Charter requires the board of directors, when evaluating potential change in control transactions involving Potlatch Holdings, to give due consideration to (i) the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, and on the communities and geographical areas in which Potlatch Holdings operates and (ii) with respect to the consideration being offered in the proposed change in control transaction, its relation to board of directors’ estimate of the future value of the company as an independent going concern. These factors that must be weighed by the board may prevent a change in control transaction from occurring or otherwise result in a reduction in the amount of consideration the stockholders would have otherwise received if such provision were not in the Potlatch Holdings Charter.

Advance Notice of Director Nominations and Stockholder Proposals

The Potlatch Holdings Bylaws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders. A failure to comply with these timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Ownership Limitations

Primarily to protect us against the risk of losing our status as a REIT, the Potlatch Holdings Charter contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. These provisions may have the effect of inhibiting or impeding a change in control. See “Description of Potlatch Holdings Capital Stock—Restrictions on Ownership and Transfer.”

Procedures for Certain Transactions with Interested Parties

In order for Potlatch Holdings to engage in or enter into certain business combinations involving persons that own 5% or more of Potlatch Holdings’ common stock, including mergers, consolidations, assets sales, or to dissolve or liquidate, the Potlatch Holdings Charter generally requires the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. See “Comparison of Rights of Stockholders of Potlatch and Potlatch Holdings—Interested Party Transactions.”

Amendment of the Potlatch Holdings Charter

As required by Delaware law, any amendment to the Potlatch Holdings Charter must first be approved by a majority of the board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to the amendment. In addition, the Potlatch Holdings requires that an amendment or repeal that relates to the any of the following provisions in the REIT Charter requires the affirmative vote of at least 80% of the outstanding shares:

•	the provisions requiring, in certain circumstances, approval of 80% of the outstanding shares to amend the REIT Bylaws;

•	the provisions requiring approval of 80% of the outstanding shares with respect to transactions involving Potlatch Holdings and a holder of 5% or more of Potlatch Holdings’ shares;

•	the provisions establishing the size of the board and the classification of the board into three classes;

•	the prohibition against the stockholders’ ability to take any action by written consent; and

•	the provisions requiring the board of directors to consider certain social, legal, environmental, economic and other factors when evaluating a potential change in control transaction.

Amendment of the Potlatch Holdings Bylaws

The Potlatch Holdings Charter provides that the Potlatch Holdings Bylaws may be made, amended, altered or repealed by the affirmative vote of at least a majority of the board of directors, which shall include the affirmative vote of at least one director from each class of the board of directors. The Potlatch Holdings Charter provides that the Potlatch Holdings Bylaws may be adopted, amended or repealed by the affirmative vote of holders of shares representing at least 80% of the outstanding shares; provided, that the only a majority of the shares is required if such alteration, amendment or repeal has been previously approved by at least two-thirds of the entire board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Corporate Law.    Under Delaware Corporate Law, directors may be indemnified for liabilities incurred in connection with specified actions, other than any action brought by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases Delaware Corporate Law authorizes indemnification only for expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such cases. Moreover, Delaware Corporate Law requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. To the extent that a present or former director or officer has been successful in defense of any action, suit or proceeding, Delaware Corporate Law provides for indemnification of such person for expenses, including attorneys’ fees. Delaware Corporate Law states expressly that the indemnification provided by or granted pursuant to Delaware Corporate Law is not deemed exclusive of any non-statutory indemnification rights existing under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Potlatch Holdings Charter.    The provisions of the Potlatch Holdings Charter described below are identical in all material respects to the provisions of the Potlatch Charter. The Potlatch Holdings Charter will provide that no director shall be liable to Potlatch Holdings or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under section 174 of Delaware Corporate Law, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) for any transaction from which the directors derived an improper personal benefit. No amendment of the Potlatch Holdings Charter or repeal of its provisions will limit the benefits provided to directors under this provision with respect to any act or omission which occurred prior to such amendment or repeal. Under the Potlatch Holdings Charter, the corporation shall indemnify any person who is or was involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the corporation against all expenses and liabilities actually and reasonably incurred by the person being indemnified in connection with such proceeding. Upon making a request for indemnification, the director, officer or employee shall be presumed to be entitled to indemnification and the corporation shall have the burden of proof to overcome that presumption. Such indemnification includes the right to receive payment in advance of any expenses incurred in connection with any proceeding.

Indemnification Agreements.    If the merger occurs, Potlatch Holdings will assume Potlatch’s obligations under the existing indemnification agreements between Potlatch and Potlatch’s officers and directors. These indemnification agreements are intended to complement the indemnity protection available under Delaware Corporate Law, the Potlatch Holdings Charter and the Potlatch Holdings Bylaws and to provide for indemnification of directors to the fullest extent permitted by applicable law. Unlike an indemnification bylaw or charter provision, each indemnification agreement is not subject to unilateral revision in the event of a sudden change in the composition or philosophy of the board of directors. The indemnification agreements with the directors and officers guarantee that they will be indemnified to the fullest extent permitted by law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of Potlatch Holdings or any affiliate, on account of their service as a director or officer of Potlatch Holdings or any affiliate.

Directors’ and Officers’ Insurance.    Potlatch Holdings will maintain directors and officers liability insurance coverage for its directors and officers providing coverage for judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors or officers of Potlatch Holdings. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, Potlatch Holdings has been advised that in the opinion of the SEC such indemnification is against public policy and therefore unenforceable.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our stock or other securities. For purposes of this section under the heading “Federal Income Tax Consequences,” references to “Potlatch Holdings,” “we,” “our,” and “us” mean only Potlatch Holdings, and not any subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, or Code, regulations issued by the U.S. Department of the Treasury, or Treasury regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except for the ruling discussed below with respect to the special E&P distribution, no advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and any subsidiaries and affiliated entities will operate in accordance with our applicable organizational documents. This discussion is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or, except to the extent discussed below, if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker-dealer;

•	a regulated investment company;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a tax-exempt organization; and

•	a foreign investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences, including the federal, state, local, and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our stock.

Federal Income Tax Consequences of the Merger

The merger of Potlatch with and into the Operating Subsidiary, which for federal income tax purposes is an entity disregarded as separate from Potlatch Holdings, is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and the federal income tax consequences summarized below assume that the merger will so qualify. We expect our special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to deliver to us an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization under section 368(a)(1)(F) of the Code. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including that the merger will be effected as described in this proxy statement/prospectus. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the IRS could challenge the conclusions set forth in any such opinion.

Neither Potlatch nor Potlatch Holdings will recognize any gain or loss as a result of the merger. Stockholders will not recognize any gain or loss upon the conversion of shares of Potlatch common stock into Potlatch Holdings common stock pursuant to the merger, other than possibly non-U.S. persons that own or have owned in excess of 5% of Potlatch common stock. The initial tax basis of the Potlatch Holdings common stock received by a stockholder pursuant to the merger will be the same as such stockholder’s adjusted tax basis in the shares of Potlatch common stock being converted pursuant to the merger. The holding period of the Potlatch Holdings common stock received by a stockholder pursuant to the merger will include the stockholder’s holding period with respect to the shares of Potlatch common stock being converted pursuant to the merger.

Certain Potlatch stockholders who are non-U.S. persons could recognize gain or loss pursuant to the merger. To the extent that we do not qualify as a “domestically controlled REIT,” a non-U.S. person who at any time during the five-year period ending on the effective date of the merger owned more than 5% of the Potlatch common stock would recognize gain to the extent that the fair market value of the Potlatch Holdings common stock received in the merger exceeds his adjusted tax basis in his Potlatch common stock. See “—Taxation of Non-U.S. Stockholders—Dispositions of Potlatch Holdings Stock.”

Potlatch Holdings will acquire all of the assets of Potlatch as a result of the merger. Potlatch Holdings will own substantially all of such assets indirectly through its interest in the Operating Subsidiary. The Operating Subsidiary is an entity disregarded as separate from Potlatch Holdings for federal income tax purposes. Consequently, for federal income tax purposes, Potlatch Holdings will be treated as owning directly all of the assets owned by Potlatch immediately prior to the merger and acquired by the Operating Partnership through the merger.

Taxation of the Special E&P Distribution

The special E&P distribution is intended to assist us in meeting the requirement that we distribute to our stockholders our accumulated non-REIT tax earnings and profits through calendar year end.

Treatment of Taxable Stock Dividends

We have requested a ruling from the IRS that the special E&P distribution will be a taxable distribution, and that each stockholder must include the sum of the fair market value of the shares of our common stock and the amount of cash received, if any, in its gross income as dividend income to the extent that such stockholder’s share of the special E&P distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to the special E&P distribution. A stockholder that receives shares of our common stock pursuant to the special E&P distribution would have a basis in such stock equal to the fair market value of such stock on the day we pay the special E&P distribution, and the holding period in such stock would begin on the day following the special E&P distribution.

The special E&P distribution will be taxable to individual stockholders at the 15% “qualified dividend” rate to the extent that the special E&P distribution is paid out of our accumulated non-REIT earnings and profits. The maximum 15% tax rate available to non-corporate U.S. holders for “qualified dividend income” is not available unless the stock on which an otherwise qualifying dividend is paid has been held for more than 60 days during the 120-day period beginning 60 days before the date on which the shares become ex-dividend. For purposes of calculating the 60-day holding period as applied to non-corporate U.S. holders potentially eligible to be taxed on “qualified dividend income” at reduced rates, any period in which the holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our common stock will not be counted toward the required holding period. Assuming that these holding period requirements are met, the special E&P distribution should qualify for the maximum 15% tax rate available to non-corporate stockholders.

If, as we expect, the special E&P distribution is made after January 1, 2006 when we qualify for taxation as a REIT, the special E&P distribution will not be eligible for the dividends-received deduction available to U.S. stockholders that are domestic corporations but not S corporations. If the special E&P distribution is made on or before December 31, 2005, such domestic corporations will generally be eligible for the 70% dividends-received deduction in respect of amounts received as a result of the special dividend that are treated for federal income tax purposes as a dividend. However, such corporate holders should consider the possible effects of:

•	Section 1059 of the Code, which reduces a corporate holder’s basis in its shares, but not below zero, by the non-taxed portion of an extraordinary dividend, where the holder has not held such shares for more than two years before the dividend announcement date;

•	Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio shares;

•	Section 246(b) of the Code, which limits the amount of the dividends-received deduction to a percentage of the corporate holder’s taxable income; and

•	Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that has been held for 45 days or less, calculated according to the rules described above, during the 90-day period beginning on the date which is 45 days before the ex-dividend date.

Corporate stockholders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the tax year and which is calculated without regard to the dividends-received deduction.

For certain U.S. stockholders, the special E&P distribution may be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its shares of common stock. A U.S. stockholder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its shares, to the extent of the extraordinary dividend.

Taxation of Potlatch Holdings Following the Merger

We are not currently a REIT. Our board of directors has authorized us to take the steps necessary to elect to be taxed as a REIT, effective for our taxable year commencing January 1, 2006. In order to qualify as a REIT, we will need to transfer our non-qualifying assets to Potlatch TRS. These non-qualifying assets consist principally of our 14 manufacturing facilities and the related businesses and operations. While we plan to organize and operate in such a manner as to qualify for taxation as a REIT, no assurance can be given by us that our REIT conversion can be completed by January 1, 2006.

Although we do not intend to request a ruling from the IRS as to our qualification as a REIT, we expect to receive an opinion of Skadden, Arps to the effect that following the proposed transactions for the REIT conversion and as of January 1, 2006, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps will represent only the view of our counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and the future conduct of our business operations. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps or us that we will so qualify for any particular year. The opinion of Skadden, Arps will be expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the IRS could challenge the conclusions set forth in any such opinion.

Furthermore, both the validity of any opinion of Skadden, Arps and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, all of the results of which will not be monitored by Skadden, Arps. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements will also depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The IRS could contend that our interests in Potlatch TRS or other issuers would give rise to a violation of the REIT requirements.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT beginning in 2006, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income, or taxation at both the corporate and stockholder levels, that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	If we earn net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business,

such income will be subject to a “prohibited transactions” 100% tax. We intend to conduct our operations so that no asset owned by us or any pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent such treatment.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property if the sale would otherwise constitute a prohibited transaction, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate, which is currently 35%. We do not anticipate receiving any income from foreclosure property.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless qualify as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	Similarly, pursuant to provisions in recently enacted legislation, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. In that case, the amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate, which is currently 35%, if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a TRS that do not reflect arm’s-length terms.

•

If, during the ten-year period beginning on the first date we are subject to taxation as a REIT, which is currently expected to be January 1, 2006, we recognize gain on the disposition of any property held by us as of this date, then, to the extent of the excess of (i) the fair market value of this property as of this date over (ii) the adjusted tax basis of the property as of this date, which we refer to as built-in gain, will be subject to tax at the highest corporate tax rate. In addition, if we acquire any asset from a C corporation, which is generally a corporation subject to full corporate level tax, in a transaction in which the adjusted tax basis of the asset in our hands is determined by reference to the adjusted tax basis of the asset or any other property in the hands of the C corporation, and we recognize gain on the disposition of this asset during the ten-year period beginning on the date on which the asset was acquired by us, then, the built-in gains will be subject to tax at the highest regular corporate tax rate. The IRS has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts, as opposed to the gain derived from the sale of timberlands, will not be subject to the built-in gains tax. Thus, we are not subject to the built-in gains tax on the income we derive from the harvesting and sale of timber from such timberlands. A subsequent sale of such timberlands, however, would be subject to the built-in gains tax.

•	The earnings of Potlatch TRS, a wholly owned subsidiary of Potlatch that was formed in connection with the REIT conversion, will be subject to federal corporate income tax.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

In addition, we and any subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on our or their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include specified tax-exempt entities; and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT, which is expected to be 2006 in the case of Potlatch Holdings.

To monitor compliance with the share ownership requirements imposed on REITs, we will be required by the Code and Treasury regulations to maintain records regarding the actual ownership of our shares. To do so, we are required to demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares, which are the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its federal income tax return disclosing the actual ownership of the shares and other information. If we fail to keep such records to show, to the extent required by the Code and Treasury regulations, the actual ownership of our outstanding stock, we could be subject to monetary penalties.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. As our taxable year is the calendar year, we satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the recently enacted American Jobs Creation Act of 2004, or the 2004 Act, includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax that is based upon the magnitude of the violation. See “—Asset Tests.” These provisions of the 2004 Act become effective beginning with the 2005 tax year. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to qualify as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, subject to special rules relating to the 10% REIT asset test described below, and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT.

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we may hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” We intend that the Operating Subsidiary will be such a pass-through subsidiary.

In the event that a disregarded subsidiary ceases to be wholly owned, for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours, the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries.    A REIT, in general, may jointly elect with another corporation, whether or not wholly owned, to treat the corporation as a TRS of the REIT. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and any subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock of the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Examples of activities of Potlatch Holdings that might give rise to precluded categories of income include log sales or manufacturing activities.

We will own all of the outstanding stock of Potlatch TRS, which will be engaged in the business of purchasing and harvesting timber and manufacturing wood products, pulp and paperboard, and tissue products. Potlatch TRS will be formed as part of the REIT conversion, to own and operate the assets and businesses that we, as a REIT, would not be permitted to own and operate directly. These assets and businesses consist primarily of our 14 manufacturing facilities engaged in the manufacturing of wood products, pulp and paperboard and tissue products, assets used by us for the harvesting of timber and the sale of logs, and selected land parcels that we expect to develop for higher and better use purposes following the REIT conversion. We and Potlatch TRS will jointly elect to treat Potlatch TRS as a TRS.

Income Tests

In order to qualify for or maintain REIT status, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including gains from timber-cutting contracts and lump-sum sales of timber, “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property, which is income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

We expect that the gains we will derive from timber cutting contracts or lump-sum sales of standing timber will be deemed derived from the sale of real property for purposes of the REIT gross income tests.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if several conditions are met. For example, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Substantially all of the rental income that we have received in the past and expect to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases and from renting rights of way through our properties. It is anticipated that any income we receive from such leases and properties will constitute “rents from real property” under the applicable rules. While we do not expect to receive a substantial amount of rental income, we will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.

We may receive distributions from Potlatch TRS or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

Any income or gain we or any pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness issued or to be issued by us or any pass-through subsidiaries incurred to acquire or carry “real estate assets,” and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. See “—Asset Tests.”

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and we attach to our tax return a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

To qualify as a REIT, at the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, timberlands, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below.

Second, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets.

Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

Fourth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries.

The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) the REIT provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, which is currently 35%, and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as “straight debt” where a REIT or a controlled taxable REIT subsidiary of the REIT owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years other than agreements between a REIT and certain persons related to the REIT, (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments made by a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

We will not seek a ruling from the IRS to the effect that we have satisfied the REIT asset tests. Under Treasury regulations, the value of the TRS securities may be established by a good-faith determination of our board of directors. We believe that the value of the securities of Potlatch TRS will be determined to be substantially less than 20% of the value of the REIT’s total assets. The board of directors will make a final determination with respect to compliance with this test prior to electing REIT status. If our board of directors concludes that we satisfy the REIT asset tests, the IRS may not agree with this determination and may assert that we fail to meet the REIT asset tests.

We believe the proposed composition of our assets will enable us to comply with the foregoing REIT asset requirements in 2006, and we intend to monitor compliance on an ongoing basis. We expect that our timberlands, including those timberlands that are subject to timber-cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests. We expect that, at all times after January 1, 2006, more than 75% of the assets we own will consist of fee ownership of timberland. Accordingly, we believe that we will be able to meet the 75% test described above on a going forward basis beginning January 1, 2006.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or otherwise qualifying for the relief provisions described above.

Annual Distribution Requirements

REITs generally are required to distribute 90% of their ordinary taxable income and not their net capital gains income. The IRS has ruled that payments on timber cutting contracts that qualify under section 631(b) of the Code are to be treated as capital gains. Because we anticipate that payments on such timber cutting contracts will be our principal source of income, we expect that, for the foreseeable future, our income will consist primarily of net capital gains. We expect that dividends from our taxable REIT subsidiaries will be our only substantial source of ordinary income. Under the limits imposed by the REIT income tests, such dividends, together with other non-qualifying types of income, must not constitute more than 25% of our gross income. We may elect to retain rather than distribute all or a portion of our net capital gains. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate tax rates;

•	our stockholders, although required to include their proportionate share of the undistributed capital gain in income, would receive a credit or refund for their share of the tax paid by us; and

•	the basis of a stockholder’s stock would be increased by the amount of the undistributed capital gains minus the amount of the tax on capital gains paid by us which was included in income by the stockholder.

To the extent that we have ordinary taxable income, we are required to make distributions to our stockholders in an amount at least equal to:

(1) the sum of

(a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

(b) 90% of the net income after tax, if any, from foreclosure property, minus

(2) the sum of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, such dividends must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class.

To the extent that we do not distribute or we are not treated as having distributed all of our capital gain or we distribute or we are treated as having distributed at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed income at regular corporate tax rates. If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year other than capital gain income that we elect to retain and pay tax on as provided for above and (3) any undistributed taxable income from prior periods other than capital gains from such years which we elected to retain and pay tax on, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions or estimated tax payments to the extent we decide to retain our net capital gains so that we are not subject to the 4% excise tax.

As a REIT, our distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification during our 2006 or subsequent taxable years, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated E&P, all distributions to stockholders that are individuals would generally be taxable at a rate of 15% through 2008 pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003, or the 2003 Act, and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset owned by us or any pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Recently enacted legislation is generally expected to reduce the risk that we would be subject to the prohibited transaction tax with respect to some of our sales of timberlands. Under this legislation, sales of timberlands that satisfy certain requirements specified in the Code would not constitute prohibited transactions. The principal requirements that we would have to satisfy are that (i) the timberlands sold during a tax year cannot have an aggregate tax basis that exceeds 10% of the aggregate tax bases of all of our assets as of the beginning of the relevant tax year and (ii) our development expenses with respect to such timberlands for the four years prior to the sale and our marketing expenses with respect to such sales cannot exceed certain specified limits. We intend to conduct our activities so that our sales of timberlands, other than those undertaken by the TRS, qualify for this safe harbor.

Hedging Transactions

We and any subsidiaries may from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options.

The 2004 Act exempts from the 95% REIT income test, income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes or currency fluctuations with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets. In general, for a hedging transaction to be “clearly identified,” (a) it must be identified as a hedging transaction before the end of the day on which it is acquired or entered into, and (b) the items or risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction, which is generally not more than 35 days after entering into the hedging transaction.

We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. We may conduct some or all of our hedging activities, including hedging activities relating to currency risk, through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.    Provided that we qualify as a REIT, distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to net capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat our stockholders as having received, for federal income tax purposes, our undistributed capital gains while passing through to our stockholders a corresponding refundable credit for taxes we paid on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% through 2008 in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, such dividends received from REITs are not eligible for taxation at the preferential income tax rates, or a 15% maximum federal rate through 2008, for qualified dividends received by individuals from taxable C corporations pursuant to the 2003 Act. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax, less the amount of tax, (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions, less the amount of corporate tax on such income.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November or December of any year that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Potlatch Holdings Stock.    In general, a domestic stockholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the stockholder, less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of our stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% through 2008 if our stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 35% through 2010 if our stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, the 2004 Act imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us, including their advisors, might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of our stock. A “non-U.S. holder” is any person other than:

(a)	a citizen or resident of the United States;

(b)	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

(c)	an estate, the income of which is includable in gross income for federal income tax purposes regardless of its source; or

(d)	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If the partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Capital Gain Dividends.    A capital gain dividend by us that is attributable to gain from the disposition of our standing timber or a United States Real Property Interest, or USRPI, held by us will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty, so long as the recipient non-U.S. holder does not own more than 5% of our stock at any time during the taxable year in which the capital gain dividend is received.

For all other non-U.S. holders, such a distribution will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of such dividends. These distributions may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. Capital gain dividends received by a non-U.S. holder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains. Gain from the sale of our stock will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Ordinary Dividends.    The special E&P distribution and the portion of other dividends received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.    Unless our stock constitutes a USRPI, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type, for example, an individual or a corporation, as the case may be, and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Dispositions of Potlatch Holdings Stock.    Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of our assets during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We expect to be a domestically controlled REIT beginning in

2006. The sale of our stock that was acquired, held and sold when we are a domestically controlled REIT by a non-U.S. holder should not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we will be a domestically controlled REIT.

Moreover, a non-U.S. holder’s sale of stock will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. Federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the Untied Sates, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.    Potlatch Holdings stock owned or treated as owned by an individual who is not a citizen or resident, as specially defined for U.S. federal estate tax purposes, of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder, and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our securities.

State, Local and Foreign Taxes

We and any subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or other securities.

LEGAL MATTERS

The validity of the Potlatch Holdings common stock to be issued to Potlatch stockholders pursuant to the merger and the special E&P distribution will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain tax matters will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of Potlatch Corporation and consolidated subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

Proposals submitted for inclusion in Potlatch’s proxy statement for the 2006 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act must be received on or before November 30, 2005. Under Potlatch’s bylaws, stockholder proposals for consideration at the 2006 annual meeting, but not for inclusion in the proxy statement, must be received by the Corporate Secretary, 601 West Riverside Avenue, Suite 1100, Spokane, Washington 99201, no later than January 7, 2006. If the date of the 2006 annual meeting is changed by more than 30 days from the date of the previous year’s annual meeting, May 2, then the deadline for submitting such proposals shall be the later of 90 days before the meeting date or the seventh day following the day on which public announcement of the meeting date is first made. Notice of such proposals must also comply with the provisions of Section 4 of Article III of Potlatch’s bylaws.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 19, 2005, among Potlatch Corporation, a Delaware corporation (“Potlatch”), Potlatch Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Potlatch (“Potlatch Holdings”), and Potlatch Operating Company, a Delaware corporation and wholly owned subsidiary of Potlatch Holdings (the “Operating Subsidiary”).

RECITALS

WHEREAS, Potlatch has adopted an overall plan (the “REIT Conversion”) to restructure its business operations so that it will qualify as a real estate investment trust (“REIT”) for federal income tax purposes; and

WHEREAS, the REIT Conversion contemplates, among other things, the merger of Potlatch with and into the Operating Subsidiary pursuant to this Agreement; and

WHEREAS, following the Merger (as hereinafter defined) Potlatch Holdings will be renamed “Potlatch Corporation” and will succeed to and continue to operate the existing business of Potlatch directly or indirectly through the Operating Subsidiary; and

WHEREAS, for federal income tax purposes it is intended that the Merger (as hereinafter defined) qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of Potlatch, the Board of Directors of Potlatch Holdings and the Board of Directors of the Operating Subsidiary each has determined that the REIT Conversion, including the Merger (as hereinafter defined), is advisable and in the best interests of their respective entities and stockholders, as applicable, and have approved the Merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

1.1 The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Section 263 of the Delaware General Corporation Law (the “DGCL”), Potlatch shall be merged with and into the Operating Subsidiary and the separate corporate existence of Potlatch shall thereupon cease (the “Merger”) and the Operating Subsidiary shall be the surviving entity of the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and the separate existence of the Operating Subsidiary will continue unaffected by the Merger.

1.2 The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time.    Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause (i) a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such other time as Potlatch and the Operating Subsidiary shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4 Effects of Merger.    The Merger shall have the effects specified in the DGCL and this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any further action on the part of Potlatch, Potlatch Holdings and the Operating Subsidiary or the stockholders, as applicable, of such entities:

(a) Each share of common stock, par value $1.00 per share, of Potlatch (“Potlatch Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of Potlatch Holdings (“Potlatch Holdings Common Stock”).

(b) All shares of Potlatch Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist. At the Effective Time, each certificate representing shares of Potlatch Common Stock will be deemed for all purposes to evidence the same number of shares of Potlatch Holdings Common Stock until such certificate is exchanged for a certificate representing shares of Potlatch Holdings Common Stock in accordance with Section 2.4 hereof.

(c) Each share of Potlatch Common Stock held in Potlatch’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(d) Each share of Potlatch Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Potlatch Holdings or the holder of such shares, be canceled and retired without payment of any consideration therefor.

2.2 Dividends.    Potlatch’s obligations with respect to any dividends or other distributions to the stockholders of Potlatch that have been declared by Potlatch but not paid prior to the Effective Time will be assumed by Potlatch Holdings in accordance with the terms thereof.

2.3 Potlatch Stock Incentive Plans.    At the Effective Time, each option granted by Potlatch to purchase shares of Potlatch Common Stock (each, a “Potlatch Option”) pursuant to any stock option plan, program or arrangement of Potlatch, including each of Potlatch’s 1989, 1995, 2000 and 2005 Stock Incentive Plans (collectively, the “Potlatch Option Plans”), which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Potlatch Common Stock and shall be converted automatically into options to purchase shares of Potlatch Holdings Common Stock, and Potlatch Holdings shall assume each such Potlatch Option (hereinafter, “Assumed Option”) subject to the terms of the applicable Company Option Plan and the agreement evidencing the grant thereunder of such Assumed Option; provided, however, that (i) the number of shares of Potlatch Holdings Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Potlatch Common Stock that were purchasable under such Company Option immediately prior to the Effective Time and (ii) the per share exercise price under such Assumed Option shall be the per share exercise price under the Potlatch Option to which the Assumed Option relates.

2.4 Exchange of Certificates.

(a) As of the Effective Time, Potlatch Holdings shall deposit, or shall cause to be deposited, with Computershare Investor Services, LLC, the transfer agent and registrar for the shares of Potlatch Holdings Common Stock and the exchange agent for purposes of the Merger (the “Exchange Agent”), for exchange in accordance with this Article II, certificates evidencing shares of Potlatch Holdings Common Stock (the “Exchange Fund”) to be issued pursuant to Section 2.1 and delivered pursuant to this Section 2.4 in exchange for outstanding shares of Potlatch Common Stock.

(b) As soon as reasonably practicable after the Effective Time, Potlatch Holdings shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Potlatch Common Stock (“Certificates”), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Potlatch Holdings may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Potlatch Holdings Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Potlatch Holdings Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and in respect of dividends and other distributions pursuant to Section 2.4(c), and (B) a check in the amount equal to the cash, if any, that such holder has the right to receive in lieu of any fractional shares of Potlatch Holdings Common Stock pursuant to Section 2.4(e) and in respect of the cash portion, if any, of dividends and other distributions pursuant to Section 2.4(c). No interest shall be paid or accrued on any Merger consideration, cash in lieu of fractional shares or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of Potlatch Common Stock in exchange for a certificate evidencing shares of Potlatch Holdings Common Stock in the name of a person other than the person in whose name such shares of Potlatch Common Stock are registered, a certificate evidencing the proper number of shares of Potlatch Holdings Common Stock may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Potlatch Holdings to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c) All shares of Potlatch Holdings Common Stock issued upon the surrender for exchange of shares of Potlatch Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Potlatch Common Stock, subject, however, to (A) Potlatch Holdings’ obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Potlatch on such Potlatch Common Stock and which remain unpaid at the Effective Time (B) any dividends or make any other distributions with a record date after the Effective Time with respect to such shares of Potlatch Holdings Common Stock that are payable on or before such surrender, and (C) cash in lieu of fractional shares of Potlatch Holdings Common Stock pursuant to Section 2.4(e). No dividends or other distributions declared or made with respect to shares of Potlatch Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Potlatch Holdings Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate. Any such dividends or distributions that would have entitled stockholders of Potlatch to receive shares of Potlatch Common Stock shall be deemed, after the Effective Time, to entitle stockholders of Potlatch Holdings to receive the same number of shares of Potlatch Holdings Common Stock. Any dividends or distributions payable under this section 2.4(c) shall be held by the Exchange Agent for the benefit of any holder of any unsurrendered Certificate.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Potlatch of shares of Potlatch Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Potlatch Holdings, they shall be canceled and exchanged for certificates representing shares of Potlatch Holdings Common Stock in accordance with the procedures set forth in this Article II.

(e) No fractional shares of Potlatch Holdings Common Stock shall be issued pursuant hereto.

(f) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Potlatch one year after the Effective Time shall be delivered to Potlatch Holdings. Any former stockholders of Potlatch who have not theretofore complied with this Article II shall thereafter look only to Potlatch Holdings for payment of their shares of Potlatch Holdings Common Stock deliverable in respect of each share of Potlatch Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Potlatch Holdings, the posting by such person of a bond in such reasonable amount as Potlatch Holdings may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Potlatch Holdings will issue in exchange for such lost, stolen or destroyed Certificate the shares of Potlatch Holdings Common Stock deliverable in respect thereof pursuant to this Agreement.

(h) None of Potlatch, Potlatch Holdings, the Operating Subsidiary, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of Potlatch for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

3.1 Conditions as to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, with respect to Sections 3.1(k), waiver, of the following conditions at or prior to the Closing Date:

(a) This Agreement shall have been duly adopted by the requisite vote of the stockholders of Potlatch, Potlatch Holdings and the Operating Subsidiary.

(b) Potlatch’s Board of Directors shall have determined that the transactions constituting the REIT Conversion that have an impact on Potlatch Holdings’ qualification as a REIT for federal income tax purposes have occurred or are reasonably likely to occur.

(c) Potlatch Holdings shall have amended its Certificate of Incorporation to read substantially in the form attached hereto as Exhibit B, which amendment will include changing the name of Potlatch Holdings to “Potlatch Corporation” following the Merger.

(d) Potlatch Holdings shall have amended its bylaws to read substantially in the form attached hereto as Exhibit C.

(e) Potlatch shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, substantially in the form attached hereto as Exhibit D.

(g) The directors and officers of Potlatch Holdings shall be the individuals listed on Schedule 1 hereto, except for such officers who leave Potlatch prior to the Closing.

(h) The shares of Potlatch Holdings Common Stock issuable to stockholders of Potlatch pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(i) The Form S-4 to be filed with the Securities and Exchange Commission by Potlatch Holdings in connection with the REIT Conversion shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(j) Potlatch’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of Potlatch Holdings to qualify as a REIT, (ii) increasing the federal tax liabilities of Potlatch Holdings resulting from the REIT Conversion, or (iii) reducing the expected benefits to Potlatch Holdings resulting from the REIT Conversion.

(k) Potlatch shall have received all governmental approvals and third party consents required to be obtained by Potlatch or its subsidiaries in connection with the Merger and the transactions constituting the REIT conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Potlatch Holdings, the Operating Subsidiary and their subsidiaries taken as a whole.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Potlatch, by either (i) the mutual written consent of the Board of Directors of Potlatch, and the Board of Directors of Potlatch Holdings, on behalf of Potlatch Holdings and the Operating Subsidiary, or (ii) the Board of Directors of Potlatch in its sole discretion.

4.2 Effect of Termination and Abandonment.    In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors, partners or officers) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1 Further Assurances.    Each of Potlatch, Potlatch Holdings, and the Operating Subsidiary shall use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Entity or Potlatch, Potlatch Holdings, its officers or other authorized persons of the Surviving Entity are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Entity or Potlatch, of all such deeds, bills of sale, assignments and assurances.

5.2 No Appraisal Rights.    The holders of shares of Potlatch Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger and REIT Conversion.

5.3 Entire Agreement.    This Agreement, the Exhibits, the Schedules and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.4 Amendment.    This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of Potlatch, but after such stockholder approval, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.5 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the States of Delaware.

5.6 Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.7 Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.8 Incorporation.    All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9 Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Waiver of Conditions.    The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.11 No Third-Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

POTLATCH CORPORATION,
a Delaware corporation

By:	/s/ L. PENDLETON SIEGEL
L. Pendleton Siegel
Its:	Chairman of the Board and Chief Executive Officer

POTLATCH OPERATING COMPANY,
a Delaware corporation

By:	/s/ L. PENDLETON SIEGEL
L. Pendleton Siegel
Its:	Chairman of the Board and Chief Executive Officer

POTLATCH HOLDINGS, INC.,
a Delaware corporation

By:	/s/ L. PENDLETON SIEGEL
L. Pendleton Siegel
Its:	Chairman of the Board and Chief Executive Officer

ANNEX B

FORM OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

POTLATCH HOLDINGS, INC.

Potlatch Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The date of the filing of the original Certificate of Incorporation of Potlatch Holdings, Inc. with the Secretary of State of the State of Delaware was September 9, 2005 (the “Original Certificate of Incorporation”).

2. This Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), amends, restates and integrates the provisions of the Original Certificate of Incorporation and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “GCL”), was duly adopted by the sole stockholder and the Board of Directors by written consent in accordance with Sections 228 and 141(f), respectively of the GCL.

3. The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

First:    The name of the corporation is Potlatch Corporation.

Second:    The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

Third:    The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To engage in, do and transact a lumber, plywood, building materials, pulp, paper and forest products business in any and all its branches; to buy, or otherwise acquire and sell or otherwise dispose of, and in any manner deal in, with, and process trees, logs, lumber, timber, wood, wood fibers, pulps, paper, bark and products of the forests, of any and all kinds, and the chemical components thereof in any and all states, in any form or condition, whether felled, standing or growing, and in any and all worked, built, manufactured or made shapes, articles or structures, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:    The total number of shares of stock which the corporation shall have authority to issue is one hundred four million (104,000,000). Of said shares, one hundred million (100,000,000) shall be common stock with a par value of one dollar ($1) per share and four million (4,000,000) shares shall be preferred stock without par value.

I. AUTHORIZATION OF BOARD OF DIRECTORS TO ESTABLISH SERIES OF PREFERRED STOCK AND FIX CONSIDERATION THEREFOR.

The Board of Directors is hereby expressly authorized, within the limitations and restrictions stated herein from time to time, by resolution:

a.	to divide the preferred stock into series;

b.	to fix the consideration for which such preferred stock shall be issued;

c.	to determine the voting powers of each such series;

d.	to determine and fix the number of shares which will constitute any such series and the distinctive designation of each series;

e.	to make any such series of stock subject to redemption at such time or times and at such price or prices as shall be stated and expressed in such resolution;

f.	to determine whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of such series, and the terms and provisions relative to the operation thereof;

g.	to fix the rights of the holders of stock of each series of preferred stock to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution and whether payable in preference to, or in relation to, the dividends payable on any other class or classes of stock or other series of the same class and whether cumulative or noncumulative as shall be so stated and expressed;

h.	to fix the rights of the holders of the stock of each series upon the dissolution of, or upon any distribution of the assets of, the corporation;

i.	to make any series of preferred stock convertible or automatically converted into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of the stock of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in such resolution;

j.	to determine whether or not the shares of any series shall be subject or entitled to any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions which shall be stated and expressed in such resolution and which shall not be inconsistent with the terms and provisions of this Section Fourth.

II. RANK.

Each series of preferred stock shall have such preferences as to dividends and assets and amounts distributable on liquidation, dissolution or winding up or otherwise as shall be declared by such resolution or resolutions establishing such series.

III. DIVIDENDS.

a.	The holders of preferred stock shall be entitled to receive cash dividends when and as declared by the Board of Directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the Board of Directors, and not more, before any dividends shall be declared or paid upon or set apart for, the common stock or any other class of stock ranking junior thereto and such dividends on each series of preferred stock shall cumulate, if at all, from and after the dates fixed by the Board of Directors with respect to such cumulation. Unpaid cumulated dividends shall bear no interest.

b.	If dividends on any shares of preferred stock are not declared in full, then such dividends as are declared shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be made with respect to any series until cumulative dividends in full have been declared and paid on any series standing senior in preference.

c.	Unless dividends on all outstanding shares of preferred stock having cumulative dividend rights shall have been fully paid for all past quarterly dividend periods, and the full dividends thereon for the quarterly dividend period current at the time shall have been paid or declared and funds set apart therefor, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in common stock) shall be paid upon or declared or set apart for the common stock.

d.	Subject to the foregoing provisions, the Board of Directors may declare and pay dividends on the common stock, to the extent permitted by law.

IV. LIQUIDATION OR DISSOLUTION.

a.	In the event of any liquidation or dissolution or winding up of the corporation (hereafter referred to as “liquidation”) the holders of preferred stock shall be entitled to receive in cash, out of the assets of the corporation, full payment of the applicable liquidation preference fixed for each series pursuant to Section I above, together with unpaid cumulative dividends thereon to the date of liquidation, and no more.

b.	If upon liquidation the assets of the corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the preferential amounts payable to the holders of preferred stock, then all such assets shall be distributed ratably among the holders of all shares of stock of each series of equal preference in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. No ratable distribution shall be made with respect to any series until distributions in full have been paid to the holders of all series standing senior in preference.

c.	After satisfaction of the preferential requirements of the preferred stock upon any liquidation of the corporation, the holders of common stock shall be entitled to share ratably in the distribution of all remaining assets of the corporation available for distribution.

d.	A consolidation or merger of the corporation with or into any other corporation or corporations or the sale or conveyance (whether for cash, securities or other property) of all or substantially all of the assets of the corporation as an entirety, shall not be deemed or construed to be a liquidation of the corporation for the purpose of the foregoing provisions of this Section IV.

V. VOTING RIGHTS.

a.	A holder of the common stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting.

b.	The holders of each series of preferred stock shall have such voting rights, if any, as shall be provided for in the resolution or resolutions of the Board of Directors establishing such class or series.

VI. RESTRICTIONS ON OWNERSHIP AND TRANSFER OF EQUITY STOCK

1. DEFINITIONS.    For the purpose of this Section VI and Article Thirteenth, the following terms shall have the following meanings (references to sections shall be to sections of this Section VI):

“Aggregate Stock Ownership Limit” means not more than nine and eight-tenths percent (9.80%) of the aggregate value of the outstanding shares of any class or series of Capital Stock, with such percentage being subject to adjustment pursuant to Sections 2.7(c) and (d). In applying this Section VI, any questions as to value shall be resolved by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), including, without limitation, interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, including, without limitation, interests that are issuable by the corporation pursuant to options, warrants or conversion rights. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the corporation, including, without limitation, common stock and preferred stock.

“Charitable Beneficiary” means one or more beneficiaries of a Trust as determined pursuant to Section 3, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References herein to particular sections of the Code shall be deemed to include applicable successor provisions to such sections.

“Constructive Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), including, without limitation, interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Event” shall have the meaning set forth in Section 2.1(b)(1).

“Excepted Holder” means any Beneficial Owner or Constructive Owner of Capital Stock for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 2.7.

“Excepted Holder Limit” means the limit established by the Board of Directors pursuant to Section 2.7, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors and subject to adjustment pursuant to Section 2.7. An Excepted Holder Limit may be expressed, in the discretion of the Board of Directors, as one or more percentages or numbers of shares of Capital Stock of the corporation, and may apply with respect to one or more classes or series of Capital Stock, or to all classes or series of Capital Stock in the aggregate.

“Initial Date” shall mean the effective time of the merger of Potlatch Corporation with and into Potlatch Operating Company pursuant to that certain Agreement and Plan of Merger, dated as of September 19, 2005, by and among Potlatch Corporation, Potlatch Holdings, Inc. and Potlatch Operating Company.

“Market Price” on any date means, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” means the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted or trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” means, with respect to any purported Transfer or Event, any Person who, but for the provisions of Section 2.1, would Beneficially or Constructively Own, additional shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” means the first day after the Initial Date on which the Board of Directors determines pursuant to Article Thirteenth that it is no longer in the best interests of the corporation to attempt to, or continue to, qualify as a REIT, or that compliance with each of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock as set forth herein is no longer required.

“Transfer” means any direct or indirect sale, transfer, conveyance, gift, assignment, devise or other disposition by a Person, other than the corporation, that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock including, without limitation (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. For avoidance of doubt, the term Transfer shall not include the grant of an option by the corporation or the issuance of Capital Stock by the corporation and shall not include any Transfer which does not involve a transfer of securities within the meaning of the General Corporation Law of Delaware as in effect from time to time (“Delaware Law”). The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Treasury Regulations” means the regulations promulgated by the Secretary of the Treasury under the Code.

“Trust” means any charitable trust to which Sections 2.1(b) and 3 refer.

“Trustee” means a Person unaffiliated with the corporation and a Prohibited Owner, that is appointed by the corporation to serve as trustee of a Trust.

“Widely Held Investment Company” means a corporation (1) that is a “publicly offered regulated investment company” within the definition of section 67(c)(2)(B)(i)(I) or (II) of the Code, and (2) that is not a “personal holding company” within the definition of section 542 of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

“Widely Held Investment Company Ownership Limit” means not more than twenty percent (20%) of the aggregate value of the outstanding shares of any class or series of Capital Stock, with such percentage being subject to adjustment pursuant to Sections 2.7(c) and (d).

2. RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK.

2.1 Ownership Limitations.    During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a) Basic Restrictions.

(1) No Person other than an Excepted Holder or a Widely Held Investment Company shall Beneficially Own shares of Capital Stock equal to or in excess of the Aggregate Stock Ownership Limit.

(2) No Widely Held Investment Company that is not an Excepted Holder shall Beneficially Own shares of Capital Stock equal to or in excess of the Widely Held Investment Company Ownership Limit.

(3) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(4) No Person shall Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would result in the corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the corporation from such tenant would cause the corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(5) No Person shall Transfer any Beneficial Ownership or Constructive Ownership of Capital Stock, if, as a result of such Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(6) No Person shall Constructively Own shares of Capital Stock to the extent such Constructive Ownership of Capital Stock would result in the corporation not being a “domestically held REIT” within the meaning of Section 897(h) of the Code.

(7) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the corporation being “pension-held” within the meaning of Section 856(h)(3)(D) of the Code.

(b) Transfer in Trust.

(1) If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or other event not constituting a Transfer (an “Event”) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of any provision of Section 2.1(a): (i) then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which would otherwise cause such violation (rounded to the nearest whole share) shall be automatically transferred to one or more Trusts for the benefit of a Charitable Beneficiary, as described in Section 3, effective as of the close of business on the Business Day prior to the date of such Transfer or Event, and such Person shall acquire no rights in such shares; or (ii) if the transfer to the Trust or Trusts described in clause (i) above would not be effective for any reason to prevent the violation of Section 2.1(a), then the Transfer of that number of shares of Capital Stock that otherwise would cause a violation of any provision of Section 2.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(2) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 2.1(b) and Section 3, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(3) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 2.1(b), a violation of any provision of Section 2.1(a) would nonetheless be continuing, then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 2.1(a).

2.2 Remedies for Breach.    If the Board of Directors shall at any time determine in good faith that a Transfer or Event has taken place that results in a violation of Section 2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 2.1(a) (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Event, including, without limitation, causing the corporation to redeem shares, refusing to give effect to such Transfer on the books of the corporation, or instituting proceedings to enjoin such Transfer or Event; provided, however, that any Transfer or attempted Transfer or Event in violation of Section 2.1(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer or Event shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

2.3 Notice of Restricted Transfer.    Any Person who, by way of either a Transfer or an Event, acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock that will or may violate Section 2.1(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 2.1(b), shall in each such case immediately give written notice to the corporation of such event, or in the case of such a proposed or attempted transaction or Event, give at least 15 days’ prior written notice, and shall provide to the corporation such other information as the corporation may request in order to determine the effect, if any, of such Transfer on the corporation’s status as a REIT.

2.4 Owners Required to Provide Information.    From the Initial Date and prior to the Restriction Termination Date:

(a) every Beneficial Owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the corporation such additional information as the corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit or the Widely Held Investment Company Ownership Limit, as applicable; and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the corporation such information as the corporation may request, in good faith, in order to determine the corporation’s status as a REIT or for other tax or compliance reasons.

2.5 Remedies Not Limited.    Subject to Article Thirteenth and except as provided in Section 2.7(d), nothing contained in this Section 2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the corporation and the interests of its stockholders in preserving the corporation’s status as a REIT, including lowering the Aggregate Stock Ownership Limit.

2.6 Ambiguity.    In the case of an ambiguity in the interpretation of any of the provisions of this Section VI, the Board of Directors shall have the power to determine the application of the provisions of this Section VI with respect to any situation based on the facts known to it. In the event that this Section VI requires an action by the Board of Directors and this Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken. Any references contained in this Section VI to the Board of Directors shall include any duly authorized committee thereof.

2.7 Exceptions.

(a) The Board of Directors may, subject to such terms, conditions, representations and undertakings as it shall determine in its sole discretion, except a Person (prospectively or retroactively) from the application of any one or more of the provisions of Section 2.1(a); or (ii) establish an Excepted Holder Limit applicable to such Person; in each case, provided that such exception does not (A) result in the corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), or otherwise cause the corporation to fail to qualify as a REIT or (B) cause the Capital Stock to be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code). Any violation or deemed violation of any such terms, conditions, representations or undertakings (or other action which is contrary the restrictions contained in Sections 2.1 through 2.6) will result in such Person, and any Capital Stock that such Person may Beneficially or Constructively Own, or in which it may otherwise hold any direct or indirect interest, being subject to the provisions of Section 2.1(b).

(b) Prior to granting any exception pursuant to Section 2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable.

(c) Except as otherwise provided in Section 2.7(d), the Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (1) with the written consent of such Excepted Holder, or (2) pursuant to the terms and conditions of any agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to a class or series of Capital Stock shall be reduced to a percentage less than the Aggregate Stock Ownership Limit or Widely Held Investment Company Ownership Limit, as the case may be, that is then applicable.

(d) The Board of Directors may, in its sole discretion, (i) establish an Excepted Holder Limit applicable to one or more particular Excepted Holders in accordance with this Section 2.7, or (ii) increase (A) the Excepted Holder Limit then applicable to one or more particular Excepted Holders, (B) the Aggregate Stock Ownership Limit, or (C) the Widely Held Investment Company Ownership Limit. The Board of Directors also may reduce the Excepted Holder Limit then applicable to one or more particular Excepted Holders, the Aggregate Stock Ownership Limit, or the Widely Held Investment Company Ownership Limit if such reduction is, in the judgment of the Board of Directors, necessary or desirable in enabling the corporation to qualify as a REIT; provided, however, that an appropriate exception is granted pursuant to this Section 2.7 in respect of the pre-existing Beneficial or Constructive Ownership of Capital Stock by any Person that would otherwise exceed the Aggregate Stock Ownership Limit, Widely Held Investment Company Ownership Limit, or applicable Excepted Holder Limit as so reduced, if such Person has complied with the terms of all previously applicable ownership limitations and information requirements prescribed herein.

2.8 Legend.    Except as provided below, each certificate issued after the Initial Date for shares of Capital Stock shall bear substantially the following legend, or such other form of legend as determined by the Board of Directors:

The shares represented by this certificate are subject to certain ownership limitations and restrictions on transfer, as provided in the Certificate of Incorporation of the Corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Certificate of Incorporation of the Corporation may be obtained from the Corporation without charge. A violation of these provisions could result in the shares represented hereby being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.

Instead of the foregoing legend, the certificate may state that the corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

3. TRANSFER OF CAPITAL STOCK IN TRUST.

3.1 Ownership in Trust.    Upon any purported Transfer or Event described in Section 2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Event that results in the transfer to the Trust pursuant to Section 2.1(b). The Trustee shall be appointed by the Board of Directors and shall be a Person unaffiliated with the corporation and the applicable Prohibited Owner. Each Charitable Beneficiary shall be designated by the Board of Directors as provided in Section 3.6.

3.2 Status of Shares Held by the Trustee.    Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. Except to the extent expressly provided herein, the Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

3.3 Dividend and Voting Rights.    The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the trustee for the benefit of the Charitable Beneficiary; provided, however, that if the corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section VI, until the corporation has received notification that shares of Capital Stock have been transferred into a Trust, the corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

3.4 Sale of Shares by Trustee.    Within 90 days of receiving notice from the corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate any of the ownership restrictions set forth in Section 2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the Transfer or Event causing the shares to be held in a Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the Transfer or Event that caused the shares to be held in the Trust and (2) the price per share received by the Trustee (net any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.4, such excess shall be paid to the Trustee upon demand.

3.5 Purchase Right in Stock Transferred to the Trustee.    Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of an Event or if the Prohibited Owner did not give value for the shares in connection with the Transfer causing the shares to be held in trust, the Market Price at the time of such Event or Transfer) and (ii) the Market Price on the date that the corporation, or its designee, accepts such offer. The corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 3.4. Upon such a sale to the corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary in the manner provided in Section 3.4.

3.6 Designation of Charitable Beneficiaries.    By written notice to the Trustee, the corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in any Trust created pursuant to this Section 3 such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 2.1(a) in the hands of such Charitable Beneficiary.

4. NYSE TRANSACTIONS.    Nothing in this Section VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Section VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section VI.

5. ENFORCEMENT.    The corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section VI.

6. NON-WAIVER.    No delay or failure on the part of the corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Fifth:    Election of Directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

Sixth:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the corporation, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the entire Board of Directors, which shall include the affirmative vote of at least one director from each class of the Board of Directors if the Board shall then be divided into classes. The By-Laws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders of shares representing only a majority of the shares of the corporation entitled to vote in the election of directors, voting as one class, shall be required if such alteration, amendment or repeal of the By-Laws has been previously approved by the affirmative vote of at least two thirds (2/3) of the entire Board of Directors of the corporation.

Seventh:

A. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware Law, cannot be eliminated.

B.

i.	The corporation shall, to the fullest extent permitted by Delaware Law, indemnify any person (the “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that Indemnitee is or was a director, officer or employee of the corporation, or is or was serving another entity in such capacity at the request of the corporation, against all expenses and liabilities actually and reasonably incurred by Indemnitee in connection with such Proceeding.

ii.	The right to indemnification conferred by this Article Seventh shall be presumed to have been relied upon by Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by Delaware Law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article Seventh or in any such contract.

iii.	Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Article Seventh and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with any Proceeding, consistent with the provisions of Delaware Law.

C. Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of any director or any Indemnitee existing at the time of such repeal or modification.

D. The amendment or repeal of this Article Seventh shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

Eighth:

A. The affirmative vote of not less than eighty percent (80%) of the outstanding shares of the corporation entitled to vote shall be required, except as otherwise expressly provided in paragraph B of this Article Eighth, in order for any of the following actions or transactions to be effected by the corporation, or approved by the corporation as stockholder of any subsidiary of the corporation, if, as of the record date for the determination of the stockholders entitled to vote thereon or consent thereto, any Prior Holder (as hereinafter defined) beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote:

i.	any merger or consolidation of the corporation or any of its subsidiaries with or into such Prior Holder, or

ii.	any sale, lease, exchange or other disposition of all or any substantial part of the assets of the corporation or any of its subsidiaries to or with such Prior Holder, or

iii.	the issuance or delivery of any voting securities of the corporation or any of its subsidiaries to such Prior Holder in exchange for cash, other assets or securities, or a combination thereof, or

iv.	any dissolution or liquidation of the corporation.

B. The vote of stockholders specified in paragraph A of this Article Eighth shall not apply to any action or transaction described in such paragraph, if the Board of Directors of the corporation shall have approved the action or transaction before direct or indirect beneficial ownership or control of five percent (5%) or more of the outstanding shares of stock of the corporation entitled to vote is acquired by the Prior Holder.

C. For the purpose of this Article Eighth and guidance to the Board of Directors for the purpose of paragraph D hereof, (a) “Prior Holder” shall mean any corporation, person or entity other than the corporation or any of its subsidiaries; (b) a Prior Holder shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of this corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity (x) with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation or (y) which is its “affiliate” or “associate” as those terms were defined on September 16, 2005 in the General Rules and Regulations under the Securities Exchange Act of 1934; (c) “outstanding shares of the corporation entitled to vote” and “voting securities” shall mean such shares as are entitled to vote in the election of directors, considered as one class; and (d) “subsidiary” or “subsidiaries” shall mean any corporation of which the corporation owns, directly or indirectly, fifty percent (50%) or more of the voting stock.

D. The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information then known to the Board of Directors, (i) who shall constitute a Prior Holder, (ii) whether any Prior Holder beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the corporation entitled to vote, or is an “affiliate” or an “associate” (as defined above) of another, and (iii) whether any proposed sale, lease, exchange or other disposition involves a substantial part of the assets of the corporation or any of its subsidiaries. Any such determination by the Board shall be conclusive and binding for all purposes.

Ninth:

A. The business and affairs of the corporation shall be managed by a Board of Directors consisting of not less than seven (7) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors, other than those directors elected by the holders of any series of preferred stock as provided for or fixed pursuant to the provisions of Article Fourth of this Restated Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008. At each succeeding annual meeting of stockholders, a number of directors equal to the number of directors whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

B. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal. Additional directorships resulting from an increase in the number of directors pursuant to paragraph A of this Article Ninth shall be apportioned among the three classes as equally as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Any director or the entire Board of Directors may be removed only for cause.

Tenth:    No action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Eleventh:    The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the corporation and its subsidiaries operate or are located and on any of the businesses and properties of the corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the corporation’s outstanding shares of capital stock, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the corporation (including the unrealized value of its properties and assets) as an independent going concern.

Twelfth:    The amendment or repeal of Articles Sixth, Eighth, Ninth, Tenth and Eleventh of this Restated Certificate of Incorporation shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

Thirteenth:    The corporation shall seek to elect and maintain status as a REIT under Sections 856-860 of the Code (as defined in Section VI of Article Fourth). The Board of Directors shall use its reasonable best efforts to cause the corporation to satisfy the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders; however, if the Board of Directors determines that it is no longer in the best interests of the corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Section VI of Article Fourth is no longer required for REIT qualification.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by L. Pendleton Siegel, its Chief Executive Officer, and attested by Malcolm A. Ryerse, its Corporate Secretary, this [•] day of [•], 2006.

By:
L. Pendleton Siegel,
Chief Executive Officer

ATTEST:

Malcolm A. Ryerse
Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Corporate Law.    Under Delaware Corporate Law, directors may be indemnified for liabilities incurred in connection with specified actions, other than any action brought by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases Delaware Corporate Law authorizes indemnification only for expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such cases. Moreover, Delaware Corporate Law requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. To the extent that a present or former director or officer has been successful in defense of any action, suit or proceeding, Delaware Corporate Law provides for indemnification of such person for expenses, including attorneys’ fees. Delaware Corporate Law states expressly that the indemnification provided by or granted pursuant to Delaware Corporate Law is not deemed exclusive of any non-statutory indemnification rights existing under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Potlatch Holdings Charter.    The provisions of the Potlatch Holdings Charter described below are identical in all material respects to the provisions of the Potlatch Charter. The Potlatch Holdings Charter will provide that no director shall be liable to Potlatch Holdings or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under section 174 of Delaware Corporate Law, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) for any transaction from which the directors derived an improper personal benefit. No amendment of the Potlatch Holdings Charter or repeal of its provisions will limit the benefits provided to directors under this provision with respect to any act or omission which occurred prior to such amendment or repeal. Under the Potlatch Holdings Charter, the corporation shall indemnify any person who is or was involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the corporation against all expenses and liabilities actually and reasonably incurred by the person being indemnified in connection with such proceeding. Upon making a request for indemnification, the director, officer or employee shall be presumed to be entitled to indemnification and the corporation shall have the burden of proof to overcome that presumption. Such indemnification includes the right to receive payment in advance of any expenses incurred in connection with any proceeding.

Indemnification Agreements.    If the merger occurs, Potlatch Holdings will assume Potlatch’s obligations under the existing indemnification agreements between Potlatch and Potlatch’s officers and directors. These indemnification agreements are intended to complement the indemnity protection available under Delaware Corporate Law, the Potlatch Holdings Charter and the Potlatch Holdings Bylaws and to provide for indemnification of directors to the fullest extent permitted by applicable law. Unlike an indemnification bylaw or charter provision, each indemnification agreement is not subject to unilateral revision in the event of a sudden change in the composition or philosophy of the board of directors. The indemnification agreements with the directors and officers guarantee that they will be indemnified to the fullest extent permitted by law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of Potlatch Holdings or any affiliate, on account of their service as a director or officer of Potlatch Holdings or any affiliate.

Potlatch Holdings will maintain directors and officers liability insurance coverage for its directors and officers providing coverage for judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors or officers of Potlatch Holdings.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit Number	Description
(2)	Agreement and Plan of Merger dated as of September 19, 2005, by and among Potlatch, Registrant and Potlatch Operating Company (“Merger Agreement”) is included as Annex A to this proxy statement/prospectus that is part of this Registration Statement.

(3)(a)[4]	Certificate of Incorporation of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion) dated September 9, 2005.

(3)(b)	Form of Restated Certificate of Incorporation of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion) is included as Annex B to this proxy statement/prospectus that is part of this Registration Statement.

(3)(c)[4]	Bylaws of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion).

(3)(d)[1]	Form of Amended and Restated Bylaws of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion).

(4)[4]	Form of Common Stock Certificate of Registrant.

(4)(a)*	Form of Indenture, dated as of November 27, 1990, filed as Exhibit (4)(a) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (“2000 Form 10-K”).

4(a)(i)*	Officers’ Certificate, dated January 24, 1991, filed as Exhibit (4)(a)(i) to the 2000 Form 10-K.

(4)(a)(ii)*	Officers’ Certificate, dated December 12, 1991, filed as Exhibit (4)(a)(ii) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (“2001 Form 10-K”).

(4)(b)*	Form of Indenture, dated as of June 29, 2001, for the 10% Senior Subordinated Notes due 2011, filed as Exhibit (10)(o) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(4)(b)(i)*	First Supplemental Indenture, dated as of October 21, 2004, amending Exhibit (4)(b), filed as Exhibit 4.1 to the Current Report on Form 8-K dated October 21, 2004.

(5)[1]	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of the securities being registered.

(8)(a)[1]	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

(8)(b)[1]	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

(10)(a)[2]*	Potlatch Corporation Management Performance Award Plan, as amended effective December 2, 2004.

(10)(b)[2]*	Potlatch Corporation Severance Program for Executive Employees, as amended and restated as of December 1, 1999, filed as Exhibit (10)(b) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(10)(c)[2]*	Potlatch Corporation 2000 Stock Incentive Plan, adopted December 2, 1999.

(10)(c)(i)[2]*	Amendment No. 1 to Exhibit (10)(c).

(10)(c)(ii)[2]*	Form of employee Stock Option agreement for the Potlatch Corporation 2000 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 2000, 2001, 2002, 2003 and 2004, filed as Exhibit (10)(c)(i) to the 2001 Form 10-K.

Exhibit Number	Description
(10)(c)(iii)[2]*	Form of outside director Stock Option agreement for the Potlatch Corporation 2000 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 2000, 2001, 2002 and 2003, filed as Exhibit (10)(c)(ii) to the 2001 Form 10-K.

(10)(d)[2]*	Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan (As Amended and Restated Effective January 1, 1989), filed as Exhibit (10)(d) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (“2003 Form 10-K”).

(10)(d)(i)[2]*	Amendment, effective as of January 1, 1998, to Plan described in Exhibit (10)(d), filed as Exhibit (10)(d)(i) to the 2003 Form 10-K.

(10)(g)[2]*	Potlatch Corporation Deferred Compensation Plan for Directors, as amended through May 18, 2000, filed as Exhibit (10)(g) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(10)(h)[2]*	Potlatch Corporation Benefits Protection Trust Agreement, as amended and restated effective September 20, 2002, filed as Exhibit (10)(h) to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(10)(i)[2]*	Compensation of Directors, dated May 20, 2004, filed as Exhibit (10)(i) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(10)(j)[3]*	Form of Indemnification Agreement with each director of Potlatch Corporation as set forth on Schedule A, filed as Exhibit (10)(j) to the 2001 Form 10-K.

(10)(j)(i)[3]*	Amendment No. 2 to Schedule A to Exhibit (10)(j), filed as Exhibit (10)(j)(i) to the 2003 Form 10-K.

(10)(k)[3]*	Form of Indemnification Agreement with certain officers of Potlatch Corporation as set forth on Schedule A, filed as Exhibit (10)(k) to the 2001 Form 10-K.

(10)(k)(i)[3]*	Amendment No. 5 to Schedule A to Exhibit (10)(k).

(10)(l)[2]*	Potlatch Corporation 1989 Stock Incentive Plan adopted December 8, 1988, and as amended and restated December 2, 1999.

(10)(l)(ii)[2]*	Form of Stock Option Agreement for the Potlatch Corporation 1989 Stock Incentive Plan together with the Addendum thereto as used for options granted in each December of 1990-1997, filed as Exhibit (10)(l)(ii) to the 2000 Form 10-K.

(10)(l)(iii)[2]*	Form of Stock Option Agreement for the Potlatch Corporation 1989 Stock Incentive Plan together with the Addendum thereto as used for options granted in December, 1998 filed as Exhibit (10)(l)(iii) to the 2003 Form 10-K.

(10)(m)(i)[2]*	Form of Amendments, dated January 12, 1999, to outstanding employee Stock Option Agreements, filed as Exhibit (10)(m)(i) to the 2003 Form 10-K.

(10)(m)(ii)[2]*	Form of Amendment, dated December 29, 1998, to outstanding outside director Stock Option Agreements, filed as Exhibit (10)(m)(ii) to the 2003 Form 10-K.

(10)(n)[2]*	Potlatch Corporation 1995 Stock Incentive Plan adopted December 7, 1995, as amended and restated December 2, 1999.

(10)(n)(i)[2]*	Form of Stock Option Agreement used for employees for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December, 1995 filed as Exhibit (10)(n)(i) to the 2000 Form 10-K.

(10)(n)(ii)[2]*	Form of Addendum used in connection with the Stock Option Agreement set forth in Exhibit (10)(n)(i) for options granted in each December, 1996 and 1997, filed as Exhibit (10)(n)(ii) to the 2001 Form 10-K.

(10)(n)(iii)[2]*	Form of Stock Option Agreement used for outside directors for the Potlatch Corporation 1995 Stock Incentive Plan together with the form of Addendum used for options granted in December 1995 and the Form of Addendum used for options granted in each December 1996 and 1997, filed as Exhibit (10)(n)(iii) to the 2001 Form 10-K.

Exhibit Number	Description
(10)(n)(iv)[2]*	Form of employee Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1998, filed as Exhibit (10)(n)(iv) to the 2003 Form 10-K.

(10)(n)(v)[2]*	Form of outside director Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1998, filed as Exhibit (10)(n)(v) to the 2003 Form 10-K.

(10)(n)(vi)[2]*	Form of employee Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1999, 2000, 2001 and 2002.

(10)(n)(vii)[2]*	Form of outside director Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1999 and 2000.

(10)(o)*	Credit Agreement, dated as of June 29, 2004, filed as Exhibit 1, to the Current Report on Form 8-K filed July 7, 2004.

(10)(o)(i)*	Consent, dated October 15, 2004, whereby the banks participating in the Credit Agreement filed as Exhibit (10)(o) consented to a special cash dividend and a stock repurchase plan.

(10)(p)[2]*	Form of Performance Share Agreement for the Potlatch Corporation 2000 Stock Incentive Plan, together with the Addendum thereto as used for performance share awards granted in December, 2003 and 2004, filed as Exhibit (10)(q) to the 2003 Form 10-K.

(21)*	Schedule of Subsidiaries of the Registrant, filed as Exhibit (21) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(23)(a)[1]	Consent of Pillsbury Winthrop Shaw Pittman LLP is included in Exhibit (5) above.

(23)(b)[1]	Consent of Skadden, Arps, Slate, Meagher & Flom LLP is included in Exhibit (8) above.

(23)(c)	Consent of Independent Registered Public Accounting Firm for Audited 2004 Consolidated Financial Statements.

(23)(d)	Consent of Independent Registered Public Accounting Firm for Audited Balance Sheet of Potlatch Holdings, Inc. as of September 16, 2005.

(24)[4]	Power of Attorney.

(99)(a)[1]	Consent of Boh A. Dickey.

(99)(b)[1]	Consent of William L. Driscoll.

(99)(c)[1]	Consent of Ruth Ann M. Gillis.

(99)(d)[1]	Consent of Jerome C. Knoll.

(99)(e)[1]	Consent of Lawrence S. Peiros.

(99)(f)[1]	Consent of Gregory L. Quesnel.

(99)(g)[1]	Consent of Michael T. Riordan.

(99)(h)[1]	Consent of Judith M. Runstad.

(99)(i)[1]	Consent of Dr. William T. Weyerhaeuser.

(99)(j)	Form of Election Form relating to Special Earnings and Profits Distribution.

*	Incorporated by reference.
[1]	To be filed by amendment.
[2]	Management compensatory plan or arrangement.
[3]	Management contract.
[4]	Previously filed.

(b)	Financial Statement Schedules

Financial statement schedules are incorporated herein by reference to page 70 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on October 31, 2005.

POTLATCH HOLDINGS, INC.

By:	/s/ L. PENDLETON SIEGEL
L. Pendleton Siegel Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of Potlatch Holdings, Inc. and in the capacities on October 31, 2005.

Signature	Title

/s/ L. PENDLETON SIEGEL L. Pendleton Siegel	Director and Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

* Gerald L. Zuehlke	Director and Vice President, Finance, Chief Financial Officer (Principal Financial and Accounting Officer)

* Ralph M. Davisson	Director, Vice President and General Counsel

*By	/s/ MALCOLM A. RYERSE
Malcolm A. Ryerse
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Description
(2)	Agreement and Plan of Merger, dated as of September 19, 2005, by and among Potlatch, Registrant and Potlatch Operating Company (“Merger Agreement”) is included as Annex A to this proxy statement/prospectus that is part of this Registration Statement.

(3)(a)[4]	Certificate of Incorporation of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion) dated September 9, 2005.

(3)(b)	Form of Restated Certificate of Incorporation of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion) is included as Annex B to this proxy statement/prospectus that is part of this Registration Statement.

(3)(c)[4]	Bylaws of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion).

(3)(d)[1]	Form of Amended and Restated Bylaws of Registrant (to be renamed Potlatch Corporation in connection with the REIT conversion).

(4)[4]	Form of Common Stock Certificate of Registrant.

(4)(a)*	Form of Indenture, dated as of November 27, 1990, filed as Exhibit (4)(a) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (“2000 Form 10-K”).

4(a)(i)*	Officers’ Certificate, dated January 24, 1991, filed as Exhibit (4)(a)(i) to the 2000 Form 10-K.

(4)(a)(ii)*	Officers’ Certificate, dated December 12, 1991, filed as Exhibit (4)(a)(ii) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (“2001 Form 10-K”).

(4)(b)*	Form of Indenture, dated as of June 29, 2001, for the 10% Senior Subordinated Notes due 2011, filed as Exhibit (10)(o) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(4)(b)(i)*	First Supplemental Indenture, dated as of October 21, 2004, amending Exhibit (4)(b), filed as Exhibit 4.1 to the Current Report on Form 8-K dated October 21, 2004.

(5)[1]	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of the securities being registered.

(8)(a)[1]	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

(8)(b)[1]	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

(10)(a)[2]*	Potlatch Corporation Management Performance Award Plan, as amended effective December 2, 2004.

(10)(b)[2]*	Potlatch Corporation Severance Program for Executive Employees, as amended and restated as of December 1, 1999, filed as Exhibit (10)(b) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(10)(c)[2]*	Potlatch Corporation 2000 Stock Incentive Plan, adopted December 2, 1999.

(10)(c)(i)[2]*	Amendment No. 1 to Exhibit (10)(c).

(10)(c)(ii)[2]*	Form of employee Stock Option agreement for the Potlatch Corporation 2000 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 2000, 2001, 2002, 2003 and 2004, filed as Exhibit (10)(c)(i) to the 2001 Form 10-K.

(10)(c)(iii)[2]*	Form of outside director Stock Option agreement for the Potlatch Corporation 2000 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 2000, 2001, 2002 and 2003, filed as Exhibit (10)(c)(ii) to the 2001 Form 10-K.

Exhibit Number	Description
(10)(d)[2]*	Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan (As Amended and Restated Effective January 1, 1989), filed as Exhibit (10)(d) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (“2003 Form 10-K”).

(10)(d)(i)[2]*	Amendment, effective as of January 1, 1998, to Plan described in Exhibit (10)(d), filed as Exhibit (10)(d)(i) to the 2003 Form 10-K.

(10)(g)[2]*	Potlatch Corporation Deferred Compensation Plan for Directors, as amended through May 18, 2000, filed as Exhibit (10)(g) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(10)(h)[2]*	Potlatch Corporation Benefits Protection Trust Agreement, as amended and restated effective September 20, 2002, filed as Exhibit (10)(h) to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(10)(i)[2]*	Compensation of Directors, dated May 20, 2004, filed as Exhibit (10)(i) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(10)(j)[3]*	Form of Indemnification Agreement with each director of Potlatch Corporation as set forth on Schedule A, filed as Exhibit (10)(j) to the 2001 Form 10-K.

(10)(j)(i)[3]*	Amendment No. 2 to Schedule A to Exhibit (10)(j), filed as Exhibit (10)(j)(i) to the 2003 Form 10-K.

(10)(k)[3]*	Form of Indemnification Agreement with certain officers of Potlatch Corporation as set forth on Schedule A, filed as Exhibit (10)(k) to the 2001 Form 10-K.

(10)(k)(i)[3]*	Amendment No. 5 to Schedule A to Exhibit (10)(k).

(10)(l)[2]*	Potlatch Corporation 1989 Stock Incentive Plan adopted December 8, 1988, and as amended and restated December 2, 1999.

(10)(l)(ii)[2]*	Form of Stock Option Agreement for the Potlatch Corporation 1989 Stock Incentive Plan together with the Addendum thereto as used for options granted in each December of 1990-1997, filed as Exhibit (10)(l)(ii) to the 2000 Form 10-K.

(10)(l)(iii)[2]*	Form of Stock Option Agreement for the Potlatch Corporation 1989 Stock Incentive Plan together with the Addendum thereto as used for options granted in December, 1998 filed as Exhibit (10)(l)(iii) to the 2003 Form 10-K.

(10)(m)(i)[2]*	Form of Amendments, dated January 12, 1999, to outstanding employee Stock Option Agreements, filed as Exhibit (10)(m)(i) to the 2003 Form 10-K.

(10)(m)(ii)[2]*	Form of Amendment, dated December 29, 1998, to outstanding outside director Stock Option Agreements, filed as Exhibit (10)(m)(ii) to the 2003 Form 10-K.

(10)(n)[2]*	Potlatch Corporation 1995 Stock Incentive Plan adopted December 7, 1995, as amended and restated December 2, 1999.

(10)(n)(i)[2]*	Form of Stock Option Agreement used for employees for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December, 1995 filed as Exhibit (10)(n)(i) to the 2000 Form 10-K.

(10)(n)(ii)[2]*	Form of Addendum used in connection with the Stock Option Agreement set forth in Exhibit (10)(n)(i) for options granted in each December, 1996 and 1997, filed as Exhibit (10)(n)(ii) to the 2001 Form 10-K.

(10)(n)(iii)[2]*	Form of Stock Option Agreement used for outside directors for the Potlatch Corporation 1995 Stock Incentive Plan together with the form of Addendum used for options granted in December 1995 and the Form of Addendum used for options granted in each December 1996 and 1997, filed as Exhibit (10)(n)(iii) to the 2001 Form 10-K.

(10)(n)(iv)[2]*	Form of employee Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1998, filed as Exhibit (10)(n)(iv) to the 2003 Form 10-K.

Exhibit Number	Description
(10)(n)(v)[2]*	Form of outside director Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1998, filed as Exhibit (10)(n)(v) to the 2003 Form 10-K.

(10)(n)(vi)[2]*	Form of employee Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1999, 2000, 2001 and 2002.

(10)(n)(vii)[2]*	Form of outside director Stock Option Agreement for the Potlatch Corporation 1995 Stock Incentive Plan together with the Addendum thereto as used for options granted in December 1999 and 2000.

(10)(o)*	Credit Agreement, dated as of June 29, 2004, filed as Exhibit 1, to the Current Report on Form 8-K filed July 7, 2004.

(10)(o)(i)*	Consent, dated October 15, 2004, whereby the banks participating in the Credit Agreement filed as Exhibit (10)(o) consented to a special cash dividend and a stock repurchase plan.

(10)(p)[2]*	Form of Performance Share Agreement for the Potlatch Corporation 2000 Stock Incentive Plan, together with the Addendum thereto as used for performance share awards granted in December, 2003 and 2004, filed as Exhibit (10)(q) to the 2003 Form 10-K.

(21)*	Schedule of Subsidiaries of the Registrant, filed as Exhibit (21) to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(23)(a)[1]	Consent of Pillsbury Winthrop Shaw Pittman LLP is included in Exhibit (5) above.

(23)(b)[1]	Consent of Skadden, Arps, Slate, Meagher & Flom LLP is included in Exhibit (8) above.

(23)(c)	Consent of Independent Registered Public Accounting Firm for Audited 2004 Consolidated Financial Statements.

(23)(d)	Consent of Independent Registered Public Accounting Firm for Audited Balance Sheet of Potlatch Holdings, Inc. as of September 16, 2005.

(24)[4]	Power of Attorney.

(99)(a)[1]	Consent of Boh A. Dickey.

(99)(b)[1]	Consent of William L. Driscoll.

(99)(c)[1]	Consent of Ruth Ann M. Gillis.

(99)(d)[1]	Consent of Jerome C. Knoll.

(99)(e)[1]	Consent of Lawrence S. Peiros.

(99)(f)[1]	Consent of Gregory L. Quesnel.

(99)(g)[1]	Consent of Michael T. Riordan.

(99)(h)[1]	Consent of Judith M. Runstad.

(99)(i)[1]	Consent of Dr. William T. Weyerhaeuser.

(99)(j)	Form of Election Form relating to Special Earnings and Profits Distribution.

*	Incorporated by reference.
[1]	To be filed by amendment.
[2]	Management compensatory plan or arrangement.
[3]	Management contract.
[4]	Previously filed.